Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
OPTINOSE, INC.
a Delaware corporation,
PARATEK PHARMACEUTICALS, INC.
a Delaware corporation, and
ORCA MERGER SUB, INC.,
a Delaware corporation,
Dated as of March 19, 2025

Table of Contents
1.1    The Closing    2
1.2    The Merger    2
1.3    Conversion of Shares    2
1.4    Surrender of Certificates; Stock Transfer Books    3
1.5    Dissenters’ Rights    6
1.6    Treatment of Company Warrants    6
1.7    Treatment of Company Equity Compensation    7
1.8    Further Action    9
Section 2

THE SURVIVING CORPORATION
2.1    Certificate of Incorporation and Bylaws; Directors and Officers    9
Section 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.1    Due Organization; Subsidiaries, Etc.    10
3.2    Certificate of Incorporation and Bylaws    11
3.3    Capitalization, Etc.    11
3.4    SEC Filings; Financial Statements    13
3.5    Absence of Changes; No Material Adverse Effect    15
3.6    Title to Assets    15
3.7    Real Property    15
3.8    Intellectual Property    16
3.9    Contracts    18
3.10    Liabilities    21
3.11    Compliance with Legal Requirements    21
3.12    Regulatory Matters    22
3.13    Certain Business Practices    25
3.14    Governmental Authorizations    26
3.15    Tax Matters    26
3.16    Employee Matters; Benefit Plans    28
3.17    Environmental Matters    31
3.18    Insurance    32
3.19    Legal Proceedings; Orders    32
3.20    Authority; Binding Nature of Agreement    33
3.21    Non-Contravention; Consents    33
3.22    Takeover Laws    34
i

3.23    Opinion of Financial Advisors    34
3.24    Brokers and Other Advisors    34
3.25    No Additional Representations or Warranties    34
Section 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
4.1    Due Organization    35
4.2    Merger Sub    35
4.3    Authority; Binding Nature of Agreement    36
4.4    Non-Contravention; Consents    36
4.5    Disclosure    37
4.6    Absence of Litigation    37
4.7    Financing    37
4.8    Solvency    39
4.9    Ownership of Shares    40
4.10    Company Arrangements    40
4.11    No Additional Representations or Warranties    40
Section 5

CERTAIN COVENANTS OF THE COMPANY
5.1    Access and Investigation    41
5.2    Operation of the Acquired Corporations’ Business    42
5.3    Stockholder Meeting; Proxy Statement    47
5.4    No Solicitation    49
Section 6

ADDITIONAL COVENANTS OF THE PARTIES
6.1    Company Board Recommendation    51
6.2    Notices, Filings, Consents and Approvals    54
6.3    Company 401(k)    55
6.4    ESPP    56
6.5    Financing    56
6.6    Indemnification of Officers and Directors    63
6.7    Stockholder Litigation    65
6.8    Additional Agreements    65
6.9    Disclosure    65
6.10    Takeover Laws    66
6.11    Section 16 Matters    66
6.12    Stock Exchange Delisting; Deregistration    66
6.13    Notification of Certain Events    66

6.14    CVR Agreement    66
6.15    Notice of Certain Regulatory Events    67
6.16    Employment and Employee Benefits Matters    67
Section 7

CONDITIONS PRECEDENT TO THE MERGER
7.1    Condition to the Obligations of Each Party    68
7.2    Conditions to the Obligations of Parent and Merger Sub    68
7.3    Conditions to the Obligations of the Company    69
7.4    Waiver of Conditions    70
Section 8

TERMINATION
8.1    Termination    70
8.2    Effect of Termination    72
8.3    Expenses; Termination Fees    72
Section 9

MISCELLANEOUS PROVISIONS
9.1    Amendment    75
9.2    Waiver    75
9.3    Survival of Representations, Warranties and Covenants    75
9.4    Entire Agreement; Counterparts    76
9.5    Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies    76
9.6    Assignability    78
9.7    No Third Party Beneficiaries    78
9.8    Notices    79
9.9    Severability    79
9.10    Obligation of Parent    80
9.11    Debt Financing Source Matters    80
9.12    Construction    81
Exhibits
Exhibit A    Certain Definitions
Annexes
Annex I    Form of CVR Agreement

Annex II    Form of Certificate of Incorporation of the Surviving Corporation
Annex III    Form of Bylaws of the Surviving Corporation
Annex IV    Equity Commitment Letters
Annex V    Debt Commitment Letter

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 19, 2025, by and among Paratek Pharmaceuticals, Inc. a Delaware corporation (“Parent”); Orca Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”); and OptiNose, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
(A)    The Board of Directors has unanimously (i) determined that this Agreement and the Transactions, including the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, are fair to, and in the best interests of, the Company and its stockholders, (ii) declared this Agreement advisable, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (iv) resolved to recommend that the stockholders of the Company adopt this Agreement.
(B)    The board of directors of each of Parent and Merger Sub has approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.
(C)    Immediately following the execution of this Agreement, Parent, as the sole stockholder of Merger Sub, will adopt this Agreement and the Transactions, including the Merger (the “Merger Sub Sole Stockholder Approval”).
(D)    Prior to the execution and delivery of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, certain stockholders of the Company are, simultaneously herewith, entering into a voting and support agreement (the “Voting Agreements”) in connection with the Transactions, pursuant to which and subject to the terms and conditions set forth therein, each such holder shall agree to vote in favor of the Transactions.
(E)    At or prior to the Effective Time, Parent and a rights agent mutually agreeable to Parent and the Company (the “Rights Agent”) will enter into a Contingent Value Rights Agreement in substantially the form attached hereto as Annex I (subject to changes permitted by Section 6.14) (the “CVR Agreement”).
(F)    Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each Equity Investor (as defined below) has entered into an Equity Commitment Letter (as defined below) and Parent has received and accepted a Debt Commitment Letter (as defined below).

(G)    Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each Equity Investor has delivered to the Company a guaranty (each, a “Guaranty”), pursuant to which such Equity Investor has agreed to guarantee certain of the obligations of Parent and Merger Sub hereunder.
AGREEMENT
In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement (each a “Party” and collectively the “Parties”), intending to be legally bound, hereby agree as follows:
SECTION 1

THE MERGER
1.1    The Closing. Unless this Agreement shall have been terminated pursuant to Section 8, and unless otherwise mutually agreed in writing among the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place remotely via the electronic exchange of signatures at 9:00 a.m. Eastern Time on the date that is three (3) Business Days following the Condition Satisfaction Date (but subject to the satisfaction of those conditions which, by their terms or nature, are to be satisfied at the Closing). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
1.2    The Merger.
(a)    Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and the Parties shall take all such further actions as may be required by applicable Legal Requirements to make the Merger effective.
(b)    The Merger shall become effective upon the date and time of the filing of that certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “Effective Time”).
(c)    The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease with the Company continuing as the Surviving Corporation, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the obligations, debts, liabilities and duties of the Company and Merger Sub shall become the obligations, debts, liabilities and duties of the Surviving Corporation.

1.3    Conversion of Shares.
(a)    At the Effective Time, by virtue of the Merger automatically and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company, the following will occur:
(i)    any shares of Company Common Stock (the “Shares”) held immediately prior to the Effective Time by the Company (or held in the Company’s treasury) shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(ii)    any Shares held immediately prior to the Effective Time by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent or the Company shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(iii)    except as provided in clauses (i) and (ii) above and subject to Section 1.3(b), each Share issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares, which shall have only those rights set forth in Section 1.5) shall be converted into and become the right to receive (A) $9.00 per Share in cash (the “Cash Consideration”) and (B) one (1) contractual contingent value right per Share (a “CVR”) representing the right to receive the CVR Payment Amount in cash, subject to the terms of the CVR Agreement (together with the Cash Consideration, the “Merger Consideration”), in each case, without interest and subject to any withholding of Taxes in accordance with Section 1.4(e); and
(iv)    each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock of the Surviving Corporation.
From and after the Effective Time, subject to this Section 1.3(a) and Section 1.5, all Shares held immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each applicable holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without any interest thereon and subject to any withholding of Taxes therefor, upon the surrender of such Shares in accordance with Section 1.4.
(b)    If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted; provided that nothing in this Section 1.3(b) shall be construed to permit the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.
1.4    Surrender of Certificates; Stock Transfer Books.

(a)    Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the purposes of exchanging Shares represented by a certificate evidencing such Shares (the “Certificates”) and Book-Entry Shares for the Merger Consideration to which holders of such Shares shall become entitled pursuant to Section 1.3. On or prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent cash sufficient to pay the aggregate Cash Consideration payable pursuant to Section 1.3(a)(iii) (the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Cash Consideration in the Merger. The Payment Fund shall be invested by the Exchange Agent as directed by the Surviving Corporation; provided that such investments shall be (w) in obligations of or guaranteed by the United States of America, (x) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or S&P Global Inc., respectively, (y) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (z) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. No investment losses resulting from investment of the funds deposited with the Exchange Agent in accordance with this Section 1.4(a) shall diminish the rights of any holder of Shares to receive the Merger Consideration as provided herein. Neither Parent nor Merger Sub shall be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement and no such deposit will be deemed part of the Payment Fund. Notwithstanding anything to the contrary herein, the consideration payable to holders of Company Options and Company RSUs pursuant to Section 1.7 will not be deposited with the Exchange Agent and will be paid in accordance with Section 1.6. In the event the Payment Fund shall be insufficient to pay the aggregate Cash Consideration in accordance with Section 1.3(a)(iii), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount that is equal to the shortfall that is required to make such payment.
(b)    Promptly after the Effective Time (but in no event more than three (3) Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of the Certificates or Book-Entry Shares, who, in each case was entitled to receive the Merger Consideration pursuant to Section 1.3, (A) a form of letter of transmittal, which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 1.4(f), if applicable) to the Exchange Agent, or a customary agent’s message with respect to Book-Entry Shares, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as applicable, in exchange for the Merger Consideration issuable and payable in respect of such Shares pursuant to Section 1.3. Upon surrender to the Exchange Agent of Certificates (or affidavits of loss in lieu thereof in accordance with Section 1.4(f), if applicable) or Book-Entry Shares, together with such letter of transmittal in the case of Certificates, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to the instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive, in exchange therefor, the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. None of Parent, Merger Sub or the Surviving Corporation shall have any liability for the transfer and other similar Taxes described in this Section 1.4(b) under any circumstance. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 1.4, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by Section 1.3.
(c)    At any time following the 12-month anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (with respect to the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 1.3) which had been made available to the Exchange Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Exchange Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of Certificates or Book-Entry Shares for Merger Consideration properly delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.
(d)    At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements. If, after the Effective Time, Certificates or Book-

Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Agreement.
(e)    Each of the Company, the Surviving Corporation, Parent and Merger Sub, and their Affiliates, shall be entitled to deduct and withhold (or cause the Exchange Agent to deduct and withhold) from any amount payable to any Person pursuant to this Agreement or the CVR Agreement such amounts as it is required by any Legal Requirement to deduct and withhold with respect to Taxes. To the extent that amounts are so deducted or withheld and timely and properly remitted to the appropriate Governmental Body in accordance with applicable Legal Requirement, such withheld amounts shall be treated for all purposes of this Agreement and the CVR Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Other than with respect to any amounts treated as compensatory payments, the Company, the Surviving Corporation and Parent shall use commercially reasonable efforts to cooperate to reduce or eliminate any amounts that would otherwise be deducted or withheld.
(f)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Shares formerly represented by that Certificate, or by a representative of that holder, claiming that Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by that holder of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Exchange Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 1.4(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 1.
1.5    Dissenters’ Rights. Notwithstanding anything to the contrary contained in this Agreement, Shares outstanding immediately prior to the Effective Time, and held by holders of record or beneficially owned by a “beneficial owner” (as defined in Section 262(a) of the DGCL) who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be automatically canceled and no longer outstanding, shall cease to exist and any holders or “beneficial owners” thereof shall cease to have any rights with respect thereto other than the right to receive the appraised value of such Dissenting Shares to the extent provided under Section 262 of the DGCL; provided that if any such Person shall have failed to perfect or shall have effectively withdrawn or lost such Person’s right to appraisal and payment under the DGCL, or if a court of competent jurisdiction shall otherwise determine that such Person is not entitled to the relief provided under Section 262 of the DGCL, then such Person’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive only the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 1.4(e)), without interest, and such Shares shall not be deemed to be Dissenting Shares.

The Company shall give prompt notice to Parent and Merger Sub of any demands received by the Company for appraisal of any Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL, in each case prior to the Effective Time. Parent shall have the right to direct and participate in all negotiations and proceedings with respect to such demands, and the Company shall not, without the prior written consent of Parent, settle or offer to settle, or make any payment with respect to, any such demands, or agree or commit to do any of the foregoing.
1.6    Treatment of Company Warrants.
(a)    At the Effective Time, each outstanding Pharmakon Warrant shall be canceled for no consideration. As of the Effective Time, all holders of Pharmakon Warrants will cease to have any rights with respect thereto.
(b)    At the Effective Time, each outstanding 2022 Warrant shall, in accordance with its terms, automatically and without any required action on the part of the holder thereof or any other Person, cease to represent a 2022 Warrant exercisable for Company Common Stock and shall become a 2022 Warrant exercisable (in accordance with the terms of such 2022 Warrant, including Section 1(a) (Mechanics of Exercise) and Section 3 (Fundamental Transactions) thereof) for the Merger Consideration that such holder would have received if such 2022 Warrant had been exercised in full into shares of Company Common Stock by paying the exercise price in respect thereof in cash immediately prior to the Effective Time; provided that, each Holder (as defined in such 2022 Warrant) may elect, in accordance with the terms of such 2022 Warrant, in lieu of the Merger Consideration for any 2022 Warrant, for the Surviving Corporation to purchase such 2022 Warrant for the Black Scholes Value (as defined in such 2022 Warrant) of such 2022 Warrant (in accordance with the terms of such 2022 Warrant). Prior to the Closing, the Company shall comply with all terms of such 2022 Warrant applicable to the Transaction, including any applicable notice provisions; provided that Parent shall be given the opportunity to review and comment on any such communication in advance.
(c)    At the Effective Time, each outstanding Pre-Funded Warrant shall, in accordance with its terms, automatically and without any required action on the part of the holder thereof or any other Person, cease to represent a Pre-Funded Warrant exercisable for Company Common Stock and shall become a Pre-Funded Warrant exercisable (in accordance with the terms of such Pre-Funded Warrant including Section 9(c) (Fundamental Transactions) and Section 12 (No Fractional Shares) thereof) for the Merger Consideration that such holder would have received if such Pre-Funded Warrant had been exercised in full into shares of Company Common Stock by paying the exercise price in respect thereof in cash immediately prior to the Effective Time. Prior to the Closing, the Company shall comply with all terms of the Pre-Funded Warrant applicable to the Transaction, including any applicable notice provisions; provided that Parent shall be given the opportunity to review and comment on any such communication in advance.
(d)    Prior to the Effective Time, the Board of Directors or the appropriate committee of the Board of Directors, or the Company and its Subsidiaries, as applicable, shall, in each case, in consultation with Parent, adopt all resolutions and shall take all actions that (i) the

Board of Directors or the Company determines to be appropriate or necessary or (ii) as reasonably requested by Parent, in each case, to effect the transactions described in this Section 1.6.
1.7    Treatment of Company Equity Compensation.
(a)    Company Options. At the Effective Time, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time shall vest, if unvested, and be canceled and converted into (i) the right to receive a cash payment, without interest, equal to (A) the excess, if any, of (1) the Cash Consideration over (2) the per-Share exercise price for such Company Option, multiplied by (B) the total number of Shares subject to such Company Option as of immediately prior to the Effective Time, and (ii) one CVR, subject to and in accordance with the terms and conditions of the CVR Agreement, for each Share underlying such Company Option; provided that if the exercise price per Share of such Company Option is equal to or greater than sum of the Cash Consideration and the maximum CVR Payment Amount payable pursuant to the CVR, such Company Option shall be canceled without any cash payment or other consideration being made in respect thereof, and if the exercise price per Share of such Company Option is equal to or greater than the Cash Consideration but less than the sum of the Cash Consideration and the maximum CVR Payment Amount payable pursuant to the CVR (the “Company Participating Out-of-the-Money Options”), such Company Participating Out-of-the-Money Option shall be canceled and converted into the right to receive one CVR, subject to and in accordance with the terms and conditions of the CVR Agreement, for each Share underlying such Company Participating Out-of-the-Money Option; provided, however, that any CVR Payment Amount payable to a holder of a Company Participating Out-of-the-Money Option pursuant to the CVR shall be reduced by the amount by which the exercise price per Share of such Company Participating Out-of-the-Money Option exceeded the Cash Consideration (all such consideration payable to holders of Company Options, the “Company Option Consideration”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (to the extent applicable) to each holder of a Company Option (i) the non-CVR portion of the Company Option Consideration (if any), less any required withholding Taxes, within five (5) Business Days following the Effective Time, and (ii) the CVR portion of the Company Option Consideration (if any), less any required withholding Taxes, in accordance with the terms of the CVR Agreement.
(b)    Vested Company RSU. At the Effective Time, each Company RSU that is outstanding and vested as of immediately prior to the Effective Time (after giving effect to any vesting acceleration in connection with the Effective Time) (each, a “Vested Company RSU”) shall be canceled and converted into (i) the right to receive an amount in cash, without interest, equal to the product of (A) the total number of Shares underlying such Vested Company RSU, multiplied by (B) the Cash Consideration, and (ii) one CVR, subject to and in accordance with the terms and conditions of the CVR Agreement, for each Share underlying such Vested Company RSU (the “Vested Company RSU Consideration”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (to the extent applicable) to each holder of a Vested Company RSU (i) the non-CVR portion of the Vested Company RSU Consideration, less any required withholding Taxes, within five (5) Business Days following the Effective Time and (ii) the CVR portion of the Vested Company RSU Consideration, less any required withholding Taxes, in accordance with the terms of the CVR Agreement; provided that with respect to any Vested Company RSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable governing terms that shall not trigger a Tax or penalty under Section 409A of the Code.
(c)    Unvested Company RSU. At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time and that is not a Vested Company RSU (each, an “Unvested Company RSU”) shall be canceled and converted into (i) the contingent right to receive an amount in cash, without interest, equal to the product of (A) the total number of Shares underlying such Unvested Company RSU, multiplied by (B) the Cash Consideration, and (ii) one CVR, subject to and in accordance with the terms and conditions of the CVR Agreement, for each Share underlying such Unvested Company RSU (the “Unvested Company RSU Consideration”). The Unvested Company RSU Consideration will vest and become payable at the same time as the Unvested Company RSU from which such portion of the Unvested Company RSU Consideration was converted would have vested and been payable pursuant to its terms and shall otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company RSU immediately prior to the Effective Time (including all vesting acceleration provisions applicable to such Unvested Company RSUs as of immediately prior to the Effective Time but excluding administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Unvested Company RSU Consideration amounts, provided in each case that such changes are not adverse to the holder of such Unvested Company RSUs) with respect to their receipt of such portion of the Unvested Company RSU Consideration. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (to the extent applicable) to each holder of an Unvested Company RSU (i) the non-CVR portion of the Unvested Company RSU Consideration (if any), less any required withholding Taxes, within thirty (30) days following each applicable vesting date (including any applicable accelerated vesting date), and (ii) the CVR portion of the Unvested Company RSU Consideration (if any), less any required withholding Taxes, by the later of (A) five (5) Business Days following each applicable vesting date (including any applicable accelerated vesting date) and (B) the date determined in accordance with the terms of the CVR Agreement, in each case of clause (i) and (ii), to the extent the Unvested Company RSU Consideration becomes vested in accordance with the terms of the underlying Unvested Company RSU, regardless of whether such holder is still employed or providing services to the Surviving Corporation, Parent, or any of its Affiliates as of the applicable payment date.
(d)    Prior to the Effective Time, the Board of Directors or the appropriate committee of the Board of Directors, as applicable, shall, in consultation with Parent, adopt all resolutions and shall take all actions that it determines to be reasonably appropriate or necessary (under any Company Equity Plans and award agreements pursuant to which Company Options or Company RSUs are outstanding) to effect the transactions described in this Section 1.7.

1.8    Further Action. If, at any time after the Effective Time, any further action is reasonably determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
SECTION 2

THE SURVIVING CORPORATION
2.1    Certificate of Incorporation and Bylaws; Directors and Officers.
(a)    As of the Effective Time, the certificate of incorporation of the Company shall, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Annex II and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements.
(b)    As of the Effective Time, the bylaws of the Company shall, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Annex III and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements.
(c)    As of the Effective Time, the directors and officers of the Surviving Corporation shall be the respective individuals who served as the directors and officers of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 3 is subject to (a) (x) exceptions and disclosures set forth in the section or subsection of the Company Disclosure Schedule corresponding to the particular section or subsection in this Section 3, and (y) any exception or disclosure set forth in any other section or subsection of the Company Disclosure Schedule to the extent that it is reasonably apparent on the face of such exception or disclosure (when read in conjunction with the section or subsection of this Agreement to which such exception or disclosure relates) that such exception or disclosure is applicable to qualify such representation and warranty; and (b) disclosures set forth in any Company SEC Document filed on or after January 1, 2022 and publicly available at least one (1) Business Day prior to the date of this Agreement (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements”)):

3.1    Due Organization; Subsidiaries, Etc.
(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Legal Requirements) under the Legal Requirements of the jurisdiction of its organization, and is set forth on Section 3.1 of the Company Disclosure Schedule (the Company and each such Subsidiary, an “Acquired Corporation” and collectively, the “Acquired Corporations”). Each Acquired Corporation has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. Each Acquired Corporation is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    The Company owns beneficially and of record all of the outstanding shares of capital stock or ordinary shares of the other Acquired Corporations, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances and transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws. Except for the shares of capital stock or ordinary shares of the other Acquired Corporations held by the Company, no Acquired Corporation owns, directly or indirectly, any capital stock or equity interests in, or subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire, or other securities convertible into or exchangeable or exercisable for, any capital stock or equity interests of any Entity. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.
3.2    Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent true, correct and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of each Acquired Corporation, including all amendments thereto, as in effect on the date of this Agreement. Each Acquired Corporation is in compliance, other than in de minimis respects, with the provisions of its certificate of incorporation, bylaws and other charter and organizational documents.
3.3    Capitalization, Etc.
(a)    The authorized capital stock of the Company consists of 350,000,000 shares of Company Common Stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, no par value. As of the close of business on March 18, 2025 (the “Capitalization Date”), there were (i) 10,124,281 shares of Company Common Stock issued and outstanding and (ii) no shares of preferred stock issued and outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued in accordance with applicable Legal Requirements and are fully paid and nonassessable. Since the Capitalization Date through the date of this Agreement, the Company has not issued any new Shares or other securities, except pursuant to the exercise of purchase rights under the Company ESPP, the vesting of Company RSUs outstanding as of the Capitalization Date in accordance with their terms or the exercise of Company Options or Company Warrants outstanding as of the Capitalization Date in accordance with their terms and, since the Capitalization Date, the Company has not issued any Company Options, Company Warrants or other equity based awards, in each case, other than pursuant to any offer of employment or Contract executed on or prior to the date of the Capitalization Date.
(b)    All of the outstanding shares of the capital stock or ordinary shares of the Company’s Subsidiaries have been duly authorized and validly issued, in accordance with applicable Legal Requirements, and are fully paid and nonassessable. None of the Company’s Subsidiaries own any issued and outstanding capital stock or other equity interests of the Company.
(c)    (i) None of the outstanding shares of capital stock of the Acquired Corporations are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of capital stock of the Acquired Corporations are subject to any right of first refusal in favor of any Acquired Corporation; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of any Acquired Corporation having a right to vote (or that are convertible into or exercisable for securities having the right to vote) on any matters on which the stockholders of the Acquired Corporations have a right to vote; and (iv) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of the Acquired Corporations. No Acquired Corporation is under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Acquired Corporations. The Shares constitute the only outstanding class of securities of the Company registered under the Securities Act.
(d)    As of the close of business on the Capitalization Date, (i) 679,044 Shares were subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans, (ii) 874,980 Shares were subject to issuance pursuant to outstanding Company RSUs granted under the Company Equity Plans, (iii) 256,414 Shares were reserved for future issuance under the Company Equity Plans, (iv) 162,322 Shares were reserved for future issuance under the Company ESPP and (v) 3,764,533 Shares were subject to outstanding Company Warrants. Other than as set forth in this Section 3.3(d), there are no issued, reserved for issuance, outstanding or authorized restricted stock, restricted stock unit, stock option, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any Acquired Corporation.
(e)    Except as set forth in this Section 3.3 and except for purchase rights under the Company ESPP, Company Options, Company RSUs and Company Warrants (and Shares issuable on the exercise, vesting or conversion thereof, as applicable) as of the close of business on the Capitalization Date, there are no: (i) outstanding shares of capital stock of or other securities of any Acquired Corporation; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of any Acquired Corporation, in each case other than derivative securities not issued by an Acquired Corporation; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of any Acquired Corporation; or (iv) stockholder rights plans (or similar plans commonly referred to as a “poison pill”) or Contracts under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.
(f)    Section 3.3(f)(i) of the Company Disclosure Schedule sets forth a true and complete list as of the Capitalization Date of each Company Option and Company RSU, that includes (i) the name (or employee identification number) of the holder thereof, (ii) the Company Equity Plan under which such Company Option or Company RSU was granted, (iii) the number of Shares subject to such Company Option or Company RSU (and, if applicable, assuming achievement of the applicable performance metrics), (iv) the grant date, (v) the expiration date (if any), (vi) the exercise price (if any), (vii) with respect to a Company Option, whether such Company Option is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code and (viii) the vesting schedule. Section 3.3(f)(ii) of the Company Disclosure Schedule sets forth a true and complete list as of the measurement date of each Company Warrant that includes (A) the name of the holder thereof, (B) the number of Shares issued or issuable thereunder, (C) the expiration date, and (D) the exercise price.
(g)    Each award of a Company Option and Company RSU was granted (i) in compliance with all applicable securities laws or exemptions therefrom and (ii) under a Company Equity Plan. Each Company Option has an exercise or strike price that is no less than the fair market value of the Shares underlying such Company Option on the grant date.
3.4    SEC Filings; Financial Statements.
(a)    Since January 1, 2022, the Company has timely filed with or otherwise furnished to (as applicable) the SEC all reports, documents and forms (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (as supplemented, modified or amended since the time of filing, the “Company SEC Documents”). As of their respective filing dates, or, if amended, prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder applicable to those Company SEC Documents, and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (or, in the case of a Company SEC Document that is a registration statement, as amended or supplemented (prior to the date of this Agreement), if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein not misleading); provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.
(b)    The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated therein or in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly presented, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of notes, to normal and recurring year-end adjustments and to any other adjustments described therein, including in any notes thereto).
(c)    The Company maintains, and at all times since January 1, 2022, has maintained, a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and (ii) provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors and (B) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2023, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective. Since December 31, 2023, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Company, which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (2) any fraud, whether or not material, that involves the management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.
(d)    The Company maintains, and at all times since January 1, 2022, has maintained, disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.
(e)    The Company is not a party to, nor does the Company have any obligation or other commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).
(f)    As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.
(g)    The proxy statement of the Company to be filed with the SEC in connection with the Merger and any amendments or supplements thereto (the “Proxy Statement”), at the date mailed, distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement, at the time first mailed, distributed or otherwise disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to (i) statements included or incorporated by reference therein relating to Parent and its Subsidiaries, including Merger Sub, based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein or (ii) any financial projections or forward-looking statements.
3.5    Absence of Changes; No Material Adverse Effect.
(a)    From September 30, 2024 through the date of this Agreement, (i) except for the execution and performance of this Agreement and the discussions, negotiations and activities related thereto and to the Transactions, the Acquired Corporations have operated in all material respects in the ordinary course of business and (ii) no Acquired Corporation has taken any action that would have constituted a breach of Section 5.2(b) (other than Section 5.2(b)(iv) and Section 5.2(b)(v)) had such action been taken after the execution of this Agreement without the prior consent of Parent.
(b)    From December 31, 2023 through the date of this Agreement, there has not occurred any event, occurrence, circumstance, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.
3.6    Title to Assets. Each Acquired Corporation has good and valid title to all material assets (excluding Intellectual Property Rights) owned by it, and such assets are owned by the Acquired Corporations free and clear of any Encumbrances (other than Permitted Encumbrances), except where the failure to do so would not reasonably be expected to be material to the Acquired Corporations, taken as a whole.
3.7    Real Property.
(a)    None of the Acquired Corporations owns or has ever owned any real property. None of the Acquired Corporations is obligated under any agreement to purchase or otherwise acquire any interest in real property (whether ownership, leasehold, subleasehold or otherwise).
(b)    Section 3.7(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all leases, subleases and licenses (or similar use or occupancy agreements) to which any Acquired Corporation is a party or by which it is bound, including any amendments, renewals, guarantees or other modifications or supplements thereto (collectively, the “Leases,” and all real property subject thereto, collectively, the “Leased Real Property”) and sets forth the common address of the Leased Real Property pertaining thereto. The Company has delivered or made available to Parent complete and correct copies of each Lease.
(c)    With respect to each Lease: (A) one or more of the Acquired Corporations, as applicable, holds a good and valid leasehold or subleasehold interest in, or if such Lease is a license (or similar use or occupancy agreement), a good a valid right to use or occupy, the Leased Real Property demised thereunder or otherwise pertaining thereto, in each case, free and clear of all Encumbrances other than Permitted Encumbrances; (B) such Lease is in full force and effect, and is the valid and binding obligation of each applicable Acquired Corporation party thereto (or otherwise bound thereby), enforceable against such Acquired Corporation and, to the knowledge of the Company, each other party thereto, in accordance with its terms (except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Legal Requirements of general applicability relating to or affecting creditors’ rights, and by general equitable principles, collectively, the “Enforceability Exceptions”); (C) none of the Acquired Corporations nor, to the knowledge of the Company, any other party to such Lease is in material default thereunder or material breach thereof, and no event has occurred or exists which with the passage of time or notice, or both, would constitute a material default or material breach thereunder; and (D) neither the Company nor any other Acquired Corporation has received written notice of any (1) default or breach in respect of such

Lease that has not since been cured (or waived by the Person alleging such default or breach) in writing or (2) termination (or intent to terminate) such Lease by any counterparty thereto.
(d)    With respect to each Leased Real Property: (A) except for the Transactions, none of the Acquired Corporations has granted or entered into (and to the knowledge of the Company there does not exist) any outstanding options, rights of first offer or first refusal or any other agreements granting any rights (whether present or future) in favor of any Person to acquire any interest in any Leased Real Property, or portion thereof; (B) neither the Company nor any other Acquired Corporation has granted to any Person the right to use or occupy all or any portion of any Leased Real Property, whether pursuant to an assignment, sublease, license or other agreement; (C) none of the Acquired Corporations has received written notice that the Leased Real Property and the current use and operation thereof by the Acquired Corporations in the ordinary course violate any applicable zoning, land use, building or other Legal Requirements (or any other restrictions to which such Leased Real Property is subject, whether pursuant to a deed, the applicable Lease, easement, covenant, condition and restriction or otherwise) and, in each case, to the knowledge of the Company, no such violations exist; and (D) none of the Acquired Corporations has received written notice from a Governmental Body of any pending or threatened, zoning, condemnation, eminent domain or similar Legal Proceedings that relate to or affect any Leased Real Property, including any portion thereof, and, to the knowledge of the Company, no such pending or threatened Legal Proceedings exist.
(e)    Each Leased Real Property is (and immediately following the Effective Time, will continue to be) sufficient for the operation of the business of the Acquired Corporations, as presently operated in the ordinary course, and, to the knowledge of the Company, is in reasonably good condition and repair, subject to reasonable wear and tear.
(f)    The Acquired Corporations maintain (and will continue to maintain through the Effective Time or earlier termination of this Agreement) insurance policies for the Leased Real Property as are customarily maintained with respect to similar properties, and all premiums due on such policies have been paid.
3.8    Intellectual Property.
(a)    Section 3.8(a) of the Company Disclosure Schedule sets forth a true, correct and complete list (in all material respects) of all Registered IP included in the Company Owned IP as of the date of this Agreement. One or more Acquired Corporations are the sole and exclusive owners of all such Registered IP and all other Company Owned IP that is material to the conduct of the business of the Acquired Corporations as presently conducted. All Registered IP included in the Company Owned IP is subsisting and to the knowledge of the Company, valid and enforceable. To the knowledge of the Company, the Acquired Corporations own or have a valid and enforceable license or other right to use all material Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Acquired Corporations as presently conducted. The Company Owned IP is free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)    No Legal Proceeding (other than routine office examination proceedings with respect to pending applications) is pending or threatened in writing in which the scope, validity, enforceability or ownership of any material Company Owned IP that constitutes Registered IP or, to the knowledge of the Company, Company Licensed IP licensed to any Acquired Corporation, is being contested or challenged.
(c)    The Company takes commercially reasonable measures to protect the confidentiality of all trade secrets and other confidential information that are material to the conduct of the business of the Acquired Corporations as presently conducted and included in the Company Owned IP (except to the extent any of the Acquired Corporations has elected prior to the date hereof, in the ordinary course of business consistent with past practice, not to maintain them as trade secrets) or otherwise disclosed in confidence to any Acquired Corporation, and, to the knowledge of the Company, there has not been any material unauthorized disclosure of or unauthorized access to any such trade secret or confidential information to any Person.
(d)    To the knowledge of the Company, the consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, any Acquired Corporation’s right to own, or use any Intellectual Property Rights as owned or used in the conduct of the business of the Acquired Corporations as currently conducted.
(e)    To the knowledge of the Company, the conduct of each Acquired Corporation’s business as currently conducted does not infringe, misappropriate or otherwise violate, and since January 1, 2022 has not infringed, misappropriated or otherwise violated, in any material respect, any Intellectual Property Rights owned by any other Person. Since January 1, 2022, no Legal Proceeding has been asserted or has been threatened in writing against any Acquired Corporation alleging that the conduct of any Acquired Corporation’s business infringes, misappropriates or otherwise violates any Intellectual Property Rights of another Person.
(f)    To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, in any material respect, any Company Owned IP. No Legal Proceeding is pending or has been threatened in writing since January 1, 2022, by any Acquired Corporation against any other Person alleging any such infringement, misappropriation or other violation of any such material Company Owned IP.
(g)    Section 3.8(g) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of any and all material Company Owned IP and Company Licensed IP exclusively licensed to any Acquired Corporation that was created, developed or reduced to practice, or is being created, developed or reduced to practice, (i) pursuant to or under any Contract between any Acquired Corporation or any of its licensors in respect of such Company Licensed IP, on the one hand, and any Governmental Body or university, college or other educational institution, on the other hand, or (ii) using any funding or facilities of any Governmental Body or university, college or other educational institution (collectively, “Government Funded IP”). Each Acquired Corporation has taken all actions reasonably necessary to obtain, secure, maintain, enforce and protect such Acquired Corporation’s right, title and interest in, to and under all material Government Funded IP, and each Acquired Corporation has complied in all material respects with any and all Intellectual Property Right disclosure or licensing obligations under any applicable Contract referenced in clause (i) above.
(h)    The Company IT Systems operate in accordance with their specifications and related documentation and perform in a manner that permits the Acquired Corporations to conduct their respective businesses as currently conducted in all material respects. The Acquired Corporations take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the Company IT Systems against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures in all material respects. To the knowledge of the Company, since January 1, 2022, there has been no unauthorized use or access or security breaches, or interruption, modification, loss or corruption of any of the Company IT Systems.
(i)    Each Acquired Corporation and, to the knowledge of the Company, each of the Acquired Corporations’ third-party data suppliers, vendors, customers and clients (“Processing Entities”) that have access to, collect, store, analyze, transfer or receive or otherwise Process Personal Information on behalf of any Acquired Corporation, have complied and currently comply, in all material respects, with all applicable Privacy Requirements. Without limiting the foregoing, the Acquired Corporations and, to the knowledge of the Company, each of the Processing Entities have obtained all Consents, have entered into data processing agreements and data transfer agreements, as applicable, and have provided all notices, in each case, as required under Privacy Requirements to Process Personal Information by or on behalf of the Acquired Corporations. No Legal Proceeding has been asserted or threatened in writing (including through receipt of any notice from any data subject) and, to the knowledge of the Company, no investigation by any Governmental Body has been initiated, against any Acquired Corporation by any Person regarding any collection, use, storage, transfer, dissemination or other Processing of Personal Information in connection with any Acquired Corporation’s business. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the Transactions, will violate in any material respect any Privacy Requirements in respect of which any Acquired Corporation is obligated to comply.
3.9    Contracts.
(a)    Section 3.9(a) of the Company Disclosure Schedule identifies, as of the date of this Agreement, each Contract (other than an Employee Plan) to which any Acquired Corporation is a party, or by which it is bound, that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following to which any Acquired Corporation is a party or by which it is bound constitutes a “Material Contract”:
(i)    any Contract that is a settlement, conciliation or similar Contract with or approved by any Governmental Body (A) pursuant to which an Acquired Corporation will be required after the date of this Agreement to pay any monetary obligations or (B) that contains continuing material obligations or limitations on such Acquired Corporation’s conduct;
(ii)    any Contract (A) materially limiting the right of any Acquired Corporation (or, following the Closing, Parent or any of its Affiliates) to engage in any line of business or to compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by any Acquired Corporation or (C) containing exclusivity obligations or otherwise limiting the right of any Acquired Corporation (or, following the Closing, Parent or any of its Affiliates) to solicit, sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person;
(iii)    any Contract that requires, or is reasonably expected to require, by its terms, the payment or delivery of cash or other consideration to or by any Acquired Corporation in an amount in excess of $500,000 in any fiscal year commencing with fiscal year 2025, and in each case that cannot be canceled by any Acquired Corporation without penalty or further payment at no more than ninety (90) days’ notice;
(iv)    any Contract relating to Indebtedness in excess of $500,000 (whether incurred, assumed, guaranteed or secured by any asset) of any Acquired Corporation, other than loans to direct or indirect wholly owned Subsidiaries, in each case in the ordinary course of business;
(v)    any Contract between an Acquired Corporation and a third Person relating to the disposition or acquisition of assets (other than raw materials, components or finished products acquired in the ordinary course of business or finished products disposed of in the ordinary course of business) with a fair market value in excess of $500,000, whether by merger, sale of stock or assets or otherwise, and that contains continuing indemnities or other material obligations or any continuing “earn-out” or other contingent payment obligation on the part of an Acquired Corporation;
(vi)    any Contract between any Acquired Corporation and any third Person constituting or relating to the formation, creation, operation, management or control of a joint venture, collaboration, partnership or similar revenue sharing arrangement;
(vii)    any Contract that by its express terms requires an Acquired Corporation, or any successor to, or acquirer of, an Acquired Corporation, to make any payment to another Person as a result of a change of control of such Acquired Corporation (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;
(viii)    any Contract that prohibits the declaration or payment of dividends or distributions in respect of the capital stock of an Acquired Corporation, the pledging of the capital stock or other equity interests of an Acquired Corporation or the issuance of any guaranty by an Acquired Corporation;

(ix)    any Contract pursuant to which any Acquired Corporation (A) is granted any license or other right or immunity (whether present or contingent, including any sublicense, option, co-existence right, right of first refusal or other preferential right, non-assert or covenant not to be sued) under any Intellectual Property Right that is material to the Acquired Corporations, taken as a whole, other than to generally commercially available software or technology available on nondiscriminatory pricing terms or (B) grants any license or other right or immunity (whether present or contingent, including any sublicense, option, co-existence right, right of first refusal or other preferential right, non-assert or covenant not to sue) under any Intellectual Property Right that is material to the Acquired Corporations, taken as a whole, other than non-exclusive licenses (1) pursuant to clinical trial agreements or supply agreements in which clinical trials or supply services are being performed for an Acquired Corporation (where such license is granted to enable the performance of such services), and other similar agreements, in each case, that are entered into by an Acquired Corporation in the ordinary course of business and (2) where the grant of rights to use any Intellectual Property Rights are incidental, and not material to, any performance under each such agreement;
(x)    any Contract that is a distribution or manufacturing Contract;
(xi)    any Collective Bargaining Agreement or other Contract with a labor union, works council, labor organization, or other employee representative;
(xii)    any Contract that contains a put, call, right of first refusal or similar right pursuant to which any Acquired Corporation could be required to purchase or sell, or offer for purchase or sale, as applicable, any (A) equity interests of any Person or (B) assets (excluding commitments to purchase goods and products and commercially available off-the-shelf software licenses and Software-as-a-Service offerings, in each case, entered into in the ordinary course of business) or businesses for an amount in excess, in the aggregate, of $500,000;
(xiii)    any Contract that is a Lease;
(xiv)    any Contract with (A) a sole-source supplier or (B) any supplier not covered by clause (A) that involved the payment of more than $500,000 in the Company’s last fiscal year;
(xv)    any Contract with any Governmental Body, other than any sponsored research agreements or clinical trial site agreements entered into in the ordinary course of business;
(xvi)    any Contract (other than an Employee Plan) with any Affiliate (other than a Subsidiary of the Company), director or executive officer of the Company (as such term is defined in the Exchange Act), Person holding 5% or more of the Shares, or, to the knowledge of the Company, any Affiliate (other than the Company) or, to the knowledge of the Company, immediate family member of any of the foregoing;

(xvii)    any Contract that indemnifies any director or executive officer of the Company or any Acquired Corporation (other than any indemnification provisions set forth in the certificate of incorporation or bylaws or comparable governing documents of the Company or any Acquired Corporation);
(xviii)    any Contract that requires any capital commitment or capital expenditure (or series of capital expenditures) by the Company or any Acquired Corporation after the date of this Agreement in an amount in excess of $500,000 in the aggregate; and
(xix)    any other Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
(b)    As of the date of this Agreement, the Company has delivered to Parent true, correct and complete copies of each Material Contract (together with all legally binding amendments, modifications, schedules or supplements thereto). No Acquired Corporation nor, to the knowledge of the Company, any other party is in material breach of, or material default under, any Material Contract; (ii) there exists no event or circumstances with respect to any Acquired Corporation or, to the knowledge of the Company, any other party to a Material Contract that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract or result in a termination right thereof or would cause or permit the acceleration of or other changes of or to any material right or obligation or the loss of any material benefit thereunder; and (iii) each Material Contract is a valid and binding agreement in full force and effect, enforceable in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions. Since January 1, 2022, the Acquired Corporations have not received any written or, to the knowledge of the Company, oral notice regarding any violation or breach or default under any Material Contract that has not since been cured. As of the date of this Agreement, no Acquired Corporation has received any written or, to the knowledge of the Company, oral notice from any third party to any Material Contract that such party intends to terminate, not renew, repudiate, modify, or accelerate any material obligation under any Material Contract.
3.10    Liabilities. The Acquired Corporations do not have any liabilities (whether accrued, absolute, contingent or otherwise) of a type required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or disclosed in the notes thereto, except for: (a) liabilities specifically reflected, disclosed and reserved for in the most recent financial statements or notes thereto included in the Company SEC Documents filed prior to the date of this Agreement; (b) liabilities or obligations incurred in connection with this Agreement or the Transactions; (c) liabilities for performance of obligations under Contracts binding upon any of the Acquired Corporations (other than resulting from any breach, default or acceleration thereof) made available to Parent prior to the date of this Agreement; (d) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2024 (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Legal Requirements, or that relates to any cause of action, claim or lawsuit); and

(e) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
3.11    Compliance with Legal Requirements. The Acquired Corporations operate, and since January 1, 2022, have operated, in compliance in all material respects with all applicable Legal Requirements and, since January 1, 2022, no Acquired Corporation has (a) received any written notice from any Governmental Body alleging that such Acquired Corporation is in material violation of any applicable Legal Requirement, (b) been charged by any Governmental Body with any material violation of any applicable Legal Requirement or (c) received any subpoena, civil investigative demand or other written demand for information from a Governmental Body where such subpoena or demand seeks information relevant to ascertain whether such Acquired Corporation is in violation of any applicable Legal Requirement in any material respect.
3.12    Regulatory Matters.
(a)    The Acquired Corporations and, to the knowledge of the Company, any third parties that conduct research, development, manufacturing, testing, or commercialization on behalf of the Acquired Corporations, or otherwise collaborate with the Acquired Corporations, with respect to any products or product candidates of the Acquired Corporations, while acting in such capacity (the “Collaboration Partners” and for clarity, any representation or warranty with respect to Collaboration Partners contained in this Agreement shall be limited to the activities of such Collaboration Partners on behalf of the Acquired Corporations) have filed with the FDA and any other applicable Governmental Body all required material filings, declarations, listings, registrations, reports or submissions, including adverse event reports, Annual Reports on Form 2252, and promotional labeling on Form 2253. All such filings, declarations, listings, registrations, reports or submissions were in material compliance with all applicable Legal Requirements when filed, and no deficiencies have been asserted in writing or orally by any applicable Governmental Body with respect to any such filings, declarations, listings, registrations, reports or submissions.
(b)    The Acquired Corporations and, to the knowledge of the Company, all Collaboration Partners hold all material Regulatory Permits required under applicable Legal Requirements for their business as currently conducted. Each such Regulatory Permit held by an Acquired Corporation is valid and in full force and effect and will be available for use by the respective Acquired Corporation immediately after the Closing, subject to notice of ownership change and other informational requirements which may be required thereunder. The Acquired Corporations are and have been in compliance in all material respects with the terms and requirements of such Regulatory Permits. No deficiencies or violations have been asserted in writing or, to the knowledge of the Company, orally by any applicable Governmental Body with respect to any Regulatory Permits of the Acquired Corporations. The Company has made available to Parent true, correct and complete copies of all such material Regulatory Permits, which are set forth on Schedule 3.12(b).
(c)    The Acquired Corporations have not received any written notice from a Governmental Body that any of their products are misbranded as defined in 21 U.S.C. § 352 or adulterated as defined in 21 U.S.C. § 351. The products manufactured or marketed by or on behalf of the Acquired Corporations have complied in all material respects with all applicable Legal Requirements, including cGMPs, and the promotional materials and claims made by the Acquired Corporations for the products manufactured or marketed by or on behalf of the Acquired Corporations have complied in all material respects with all applicable Legal Requirements.
(d)    No Acquired Corporation has been notified in writing or, to the knowledge of the Company, orally by any Governmental Body of any material failure (or any investigation with respect thereto) by it or any Collaboration Partner to comply with, or maintain systems and programs to ensure compliance with, any Legal Requirement, including those pertaining to programs or systems regarding the conduct of clinical studies, product quality, registration and listing of facilities and products, corporate integrity, pharmacovigilance and conflict of interest in each case with respect to any product or product candidates of any Acquired Corporation.
(e)    All preclinical and clinical investigations sponsored by the Acquired Corporations or, to the knowledge of the Company, any Collaboration Partner (each a “Clinical Study”) have been and are being conducted in material compliance with all applicable Legal Requirements, including Good Clinical Practices, requirements relating to clinicaltrials.gov, and federal and state laws, rules, regulations, and guidances restricting the use and disclosure of individually identifiable health information. No Acquired Corporation nor, to the knowledge of the Company, any Collaboration Partner, has received any written or, to the knowledge of the Company, oral notice or other communication from the FDA requiring or recommending the termination, suspension or material modification of a Clinical Study.
(f)    No Acquired Corporation nor, to the knowledge of the Company, any Collaboration Partner has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or (iii) committed any other act, made any statement or failed to make any statement, that, with respect to clauses (i) through (iii), establishes a reasonable basis for the FDA or any other Governmental Body to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or any similar policy. No Acquired Corporation is the subject of any pending or, to the knowledge of the Company, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, or by any Governmental Body pursuant to any similar Legal Requirement. No Acquired Corporation nor any officers, employees, agents, clinical investigators, or, to the knowledge of the Company, Collaboration Partner of any Acquired Corporation has been suspended, disqualified, debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. § 335a or any similar Legal Requirement or (B) exclusion under 42 U.S.C. § 1320a-7 or any similar Legal Requirement.
(g)    Each Acquired Corporation and, to the knowledge of the Company, each Collaboration Partner is and has been in material compliance with all pharmaceutical- and healthcare-related Legal Requirements applicable to the operation of its business, including

(together with their implementing regulations) (i) the FDCA; (ii) Section 5(a) of the FTC Act; (iii) the federal Medicare and Medicaid statutes; (iv) government program and price reporting Legal Requirements under the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), the Medicare program (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b(a)(4)), and the United States Department of Veterans Affairs Federal Supply Schedule (38 U.S.C. § 8126) including requirements under related contracts and agreements; (v) the Physician Payments Sunshine Act; (vi) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)); (vii) the Stark Law (42 U.S.C. § 1395nn); (viii) the federal False Claims Act (42 U.S.C. § 1320a-7b(a)); (ix) the Civil Monetary Penalty provisions of the Social Security Act; (x) Legal Requirements the violation of which is cause for exclusion from any federal health care program; and (xi) all state laws relevant to pharmaceutical and healthcare products, companies, and services. No Acquired Corporation nor, to the knowledge of the Company, any Collaboration Partner is subject to any enforcement, regulatory or administrative proceedings, audit, or investigation against or affecting such Acquired Corporation relating to or arising under the FDCA or the other pharmaceutical- and healthcare-related Legal Requirements described in this Section 3.12(g) or similar Legal Requirements, and no such enforcement, regulatory or administrative proceeding, or audit or investigation has been threatened in writing.
(h)    Each Acquired Corporation has operated its business in compliance in all material respects with all applicable Legal Requirements, clinical trial protocols, and contractual or other requirements that regulate or limit the maintenance, use, disclosure or transmission of medical records, clinical trial data, patient information or other Personal Information made available to or collected by or on behalf of any of the Acquired Corporations in connection with the operation of the Acquired Corporations’ businesses, including the U.S. Health Insurance Portability and Accountability Act of 1996, as amended by the U.S. Health Information Technology for Economic and Clinical Health Act of 2009 (collectively “HIPAA”), the U.S. Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5) (“HITECH”) and HITECH implementing regulations, Directive 95/46/EC and all comparable Legal Requirements relating to any of the foregoing, as well as applicable similar requirements in any applicable regime (the “Health Care Data Requirements”). In conducting the Acquired Corporations’ businesses, each Acquired Corporation has been in compliance in all material respects with all applicable confidentiality, security and other measures required by the Health Care Data Requirements and all applicable privacy and security requirements of HIPAA and HITECH. To the knowledge of the Company, no Acquired Corporation has suffered any accidental, unauthorized, or unlawful destruction, loss, alteration, or disclosure of, or access to, Personal Information. To the knowledge of the Company, no breach has occurred with respect to any unsecured Protected Health Information, as that term is defined in 45 C.F.R. §160.103, maintained by or for any Acquired Corporation that is subject to the notification requirements of 45 C.F.R. Part 164, Subpart D, and, no information security or privacy breach event has occurred that would require notification under any Health Care Data Requirement.
(i)    There have been no product recalls conducted by the Acquired Corporations or any Collaboration Partner, no product recalls of product manufactured by or on behalf of the Acquired Corporations, and no written requests from any Governmental Body requiring any Acquired Corporation or any Collaboration Partner to cease manufacturing, marketing, distributing or selling any products of the Acquired Corporations. No Governmental Body (including the FDA or similar entities) has initiated an injunction, seizure, or import or export prohibition against any Acquired Corporation, any product manufactured or marketed by or on behalf of any Acquired Corporation, or Collaboration Partner with respect to any product manufactured or marketed by or on behalf of any Acquired Corporation. Neither the Acquired Corporations nor any Collaboration Partner has received a “warning letter” or “untitled letter” or similar correspondence or written notice from any Governmental Body (including the FDA or similar entities), nor has any Acquired Corporation been directed in writing or, to the knowledge of the Company, orally by any Governmental Body (including the FDA or similar entities) to make material changes to any of its products or product candidates. No Acquired Corporation or, to the knowledge of the Company, Collaboration Partner has received an FDA Form 483 or similar list of regulatory observations from any Governmental Body specifically related to the pharmaceutical product marketed by the Acquired Corporations under the name XHANCE (fluticasone propionate) for intranasal use (“XHANCE”), which have not been addressed to the satisfaction of the issuing authorities; and, since January 1, 2022, no Acquired Corporation or, to the knowledge of the Company, Collaboration Partner has received an FDA Form 483 or similar list of regulatory observations from any Governmental Body specifically related to XHANCE.
(j)    The Acquired Corporations have implemented and have in place a compliance program that is designed to be consistent in all material respects with the fundamental requirements of the Federal Sentencing Guidelines and the principles established by the Department of Health and Human Services, Office of Inspector General (HHS-OIG). There are no material outstanding compliance-related complaints or reports, ongoing internal compliance investigations, or compliance-related corrective actions.
(k)    To the knowledge of the Company, no Person has filed against the Company a Legal Proceeding relating to the Company under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).
(l)    The Acquired Corporations do not (i) produce, design, test, manufacture, fabricate or develop any “critical technologies” as that term is defined as of the date of the Agreement in 31 C.F.R. § 800.215; (ii) perform the functions as set forth in column 2 of appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure,” as that term is defined as of the date of this Agreement in 31 C.F.R. § 800.212; or (iii) maintain or collect “sensitive personal data,” as described as of the date of this Agreement in 31 C.F.R. § 800.241, and have no demonstrated business objective to do so in the future. “As that term is defined as of the date of this Agreement” or “as described as of the date of this Agreement” each include, for purposes of the representations in the preceding sentence, the version in effect as of the date of this Agreement of any other statutes, regulations, and other legal authorities cited by the authorities referenced in the preceding sentence.
3.13    Certain Business Practices.
(a)    Since April 24, 2019, no Acquired Corporation nor any of its officers or employees nor, to the knowledge of the Company, any of its other Representatives (in each case, acting in the capacity of a Representative of such Acquired Corporation) (i) has (A) used any funds (whether of an Acquired Corporation or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) unlawfully provided anything of value to any Government Official or (C) violated any provision of any Anti-Corruption Laws, anti-money laundering Legal Requirements or any applicable Legal Requirement of similar effect, or (ii) has been (A) a Sanctioned Person, (B) organized, resident or located in a Sanctioned Country, (C) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, (D) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws, or (E) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Legal Requirements administered by the U.S. Department of Commerce and the IRS (collectively, “Trade Control Laws”).
(b)    Since April 24, 2019, no Acquired Corporation has received any written notice, communication, inquiry or internal or external allegation from a Governmental Body or any other Person, made any voluntary or involuntary disclosure to a Governmental Body, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws or Trade Control Laws.
3.14    Governmental Authorizations. The Acquired Corporations hold all Governmental Authorizations, including Regulatory Permits, necessary to enable the Acquired Corporations to conduct their business in the manner in which such business is currently being conducted, except where the failure to hold the same would not, individually or in the aggregate, have a Material Adverse Effect. Such Governmental Authorizations held by the Acquired Corporations are valid and in full force and effect in all material respects and the Acquired Corporations are in compliance in all material respects with the terms and requirements of such Governmental Authorizations.
3.15    Tax Matters.
(a)    Each income and other material Tax Return required to be filed by or on behalf of an Acquired Corporation with any Governmental Body have been filed on or before the applicable due date (taking into account any validly obtained extensions of such due date), and have been prepared in accordance with all applicable Legal Requirements and are accurate and complete, in each case, in all material respects.  All income and other material Taxes due and payable (taking into account any validly obtained extensions of time in which to pay) by an Acquired Corporation (whether or not shown on any such Tax Return) have been timely paid in full.
(b)    No Acquired Corporation is currently the beneficiary of any modification, waiver or extension of time within which to file any income or other material Tax Return other than pursuant to automatic extensions of time to file Tax Returns not requiring the consent of the applicable Governmental Body applied for and granted in the ordinary course of business, and no request for any such modification, waiver or extension is currently pending. No Acquired Corporation has granted any extension, modification or waiver of the limitation period applicable to any Tax or Tax Return (including with respect to the payment, assessment or collection of any

Tax) that remains in effect and no request for any such extension, modification or waiver is currently pending.
(c)    Each of the Acquired Corporations has complied in all material respects with all applicable Legal Requirement relating to the withholding, collection, and remittance of Taxes (including information reporting requirements).
(d)    There are no Legal Proceedings ongoing, pending or threatened in writing against or with respect to any Acquired Corporation in respect of any income or other material Tax Return or material amount Tax. No material adjustment with respect to any Tax Return, material claim for any additional Tax or material deficiency for Taxes has been received in writing by any Acquired Corporation that has not been resolved and paid in full.
(e)    No written claim has been received by any Acquired Corporation from any Governmental Body in any jurisdiction where an Acquired Corporation does not file a particular type of Tax Return or pay a particular type of Tax that such Acquired Corporation is or may be required to file such type of Tax Return of pay such Tax. Each Acquired Corporation has at all times been exclusively a resident for all Tax purposes in its jurisdiction of incorporation.
(f)    No Acquired Corporation (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group in which the common parent is or was an Acquired Corporation), or (ii) has any material liability for the Taxes of any other Person (other than the Acquired Corporations) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Legal Requirement), or as a transferee or successor or otherwise by operation of law.
(g)    During the preceding two (2)-year period, none of the Acquired Corporations has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(h)    No Acquired Corporation has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(i)    No Acquired Corporations will be required to include any material item of income in, or exclude any material item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in (or use of an improper) method of accounting for a taxable period ending on or prior to the Closing Date as a result of transactions or events occurring, or accounting methods employed, prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Legal Requirement) executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid amount received or accrued deferred revenue accrued on or prior to the Closing Date, (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Legal Requirement), (vi) election pursuant to Section 965 of the Code or (vii) the recapture of any Tax credit that arose prior to the Closing.
(j)    No Acquired Corporation is party to or bound by any Tax allocation or Tax sharing agreement with any Person, other than any agreements (i) exclusively between or among the Acquired Corporations or (ii) not primarily related to Taxes and entered into in the ordinary course of business.
(k)    There are no material Encumbrances with respect to Taxes upon any of the assets or properties of any Acquired Corporation, other than Permitted Encumbrances.
(l)    No Acquired Corporation is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(m)    All transactions entered into by or among the Acquired Corporations are in compliance in all material respects with any applicable Legal Requirements regarding transfer pricing, including Section 482 of the Code and the Treasury Regulations thereunder. Each of the Acquired Corporations has properly and in a timely manner documented its transfer pricing methodologies in material compliance with the Code, the Treasury Regulations, and any other applicable Legal Requirements.
(n)    No Acquired Corporation has requested, applied for, sought or received any relief, assistance or benefit, including any deferral of Taxes, from any Governmental Body under any COVID-19 Relief Legislation.
(o)    The Acquired Corporations have filed all material unclaimed property reports as required under applicable Legal Requirements and are otherwise in compliance in all material respects with applicable Legal Requirements relating to unclaimed property or escheat obligations.
3.16    Employee Matters; Benefit Plans.
(a)    None of the Acquired Corporations is a party to, or is currently negotiating to enter into, any Collective Bargaining Agreement and no employees of any of the Acquired Corporations are represented by a labor union or labor organization with respect to their employment with such Acquired Corporation. No labor union, labor organization, or group of employees of any Acquired Corporation has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board (“NLRB”) or any other Governmental Body. Since January 1, 2022, there has not been any strike, lockout, material work slowdowns, picketing or other union organizing activity, or any threat thereof, by any employees of any Acquired Corporation with respect to their employment with such Acquired Corporation. There are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened against any of the Acquired Corporations before the NLRB or any other Governmental Body. Neither the Company nor any of the Acquired Corporations are required under applicable Legal Requirements or Contract to provide notice to, or enter into any consultation procedure with, any union or labor organization.
(b)    Section 3.16(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of each material Employee Plan as of the date of this Agreement. To the extent applicable, the Company has either delivered or made available to Parent prior to the execution of this Agreement with respect to each such material Employee Plan true, correct and complete copies of: (i) all current plan documents and all amendments thereto, and all current related trust or other funding documents, and in the case of unwritten Employee Plans, written descriptions of the material terms thereof, (ii) all current determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or the United States Department of Labor, (iii) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto, (iv) the most recently prepared actuarial report and financial statements, (v) the most recent summary plan descriptions and any material modifications thereto, and (vi) the most recently performed nondiscrimination and compliance testing reports.
(c)    As of the date of this Agreement, there is no notice given and are no proposals to terminate the employment of any Key Employee and no Key Employee indicated to any of the Acquired Corporations’ directors or executive officers that he or she intends to resign or retire as a result of the Transactions or otherwise within one (1) year after the Closing Date.
(d)    All individuals who are performing, and for the three (3)-year period preceding the date of this Agreement have performed, services for any Acquired Corporation while classified as independent contractors have been properly so classified for all purposes. In the past two (2) years, no Acquired Corporation has received written notice from any Person challenging the classification of these individuals as independent contractors.
(e)    Each individual who is currently providing services to any Acquired Corporation through a third-party service provider, or who provided services to any Acquired Corporation through a third-party service provider, is not or was not an employee of any Acquired Corporation. No Acquired Corporation has a single employer, joint employer, alter ego or similar relationship with any other entity.
(f)    Neither the Company nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Section 414 of the Code (each such Person, an “ERISA Affiliate”) has, within the last six (6) years, sponsored, maintained, administered, contributed to, been required to contribute to or has any direct or indirect liability with respect to, any plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan,” each as defined in Section 4001 of ERISA. No Employee Plan is (i) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or (ii) a multiple employer plan that is subject to Section 413 of the Code or Sections 4062 or 4063 of ERISA. Neither the Company nor any ERISA Affiliate has incurred any Control Group Liability that has not been paid in full, nor, to the knowledge of the Company, do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that could be a liability of Parent or its Affiliates (including any Acquired Corporation) following the Closing.
(g)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its tax-qualified status under the Code. Except as would not, individually or in the aggregate, be reasonably expected to result in material liability to the Company, each Employee Plan that is intended to be qualified under Section 401(a) of the Code has timely adopted all currently effective amendments to the Code and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to affect adversely the qualified status of any such Employee Plan., Each trust created under any Employee Plan that is intended to be qualified under Section 401(a) of the Code is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.
(h)    Except as would not, individually or in the aggregate, be reasonably expected to result in material liability to the Company, (i) each Employee Plan has been operated in compliance in all respects with its terms and all applicable Legal Requirements, including ERISA and the Code, (ii) all contributions required to be made with respect to any Employee Plan on or prior to the date of this Agreement have been timely made and deposited, and (iii) all material reports, returns, notices and similar documents required to be filed with any Governmental Body or distributed to any Employee Plan participant have been timely filed or distributed.
(i)    Except as would not, individually or in the aggregate be reasonably expected to result in material liability to the Company, (i) no events have occurred with respect to any Employee Plan that would reasonably be expected to result in payment or assessment by or against any Acquired Corporation of any material excise Tax under ERISA or the Code, (ii) the Acquired Corporations are not and could not reasonably be expected to be subject to either a material liability pursuant to Section 502 of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code, and (iii) none of the Acquired Corporations or, to the knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Plan.
(j)    Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement), none of the Acquired Corporations nor any Employee Plan has any present or future obligation to provide post-employment or post-retirement welfare benefits to any present or former employee, officer or director of any Acquired Corporation pursuant to any Employee Plan.
(k)    Except as provided in Section 1.7, the consummation of the Transactions (including in combination with other events or circumstances) will not (i) entitle any current or former employee, director, officer, independent contractor or other individual service provider of any of the Acquired Corporations to any severance pay, bonus, retention, or any other similar payment or benefit, (ii) enhance any benefits or accelerate the time of payment or vesting or trigger any payment, or increase the amount of compensation or benefits due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause any Acquired Corporation to transfer or set aside any material assets to fund any benefits under any Employee Plan, (iv) except as set forth in the plan documents delivered or made available to Parent, after Closing, limit or restrict the right of Parent to merge, amend or terminate any Employee Plan or (v) result in any payments or benefits pursuant to an Employee Plan as of the date of this Agreement that, individually or in combination with any other payment or benefit, could constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code. No individual service provider of the Acquired Corporations has any right (whether fixed or contingent) to receive any Tax gross-up or other Tax reimbursement payment with respect to Taxes imposed by Sections 409A or 4999 of the Code from any of the Acquired Corporations.
(l)    Except as would not, individually or in the aggregate be reasonably expected to result in material liability to the Company, each Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A or 457A of the Code has been operated in compliance with, and the Acquired Corporations have complied in practice and operation with, all applicable requirements of Sections 409A and 457A of the Code.
(m)    As of the date of this Agreement, other than routine claims for benefits, there are no pending, or to the knowledge of the Company, threatened in writing material Legal Proceedings, examinations, investigations, or audits against or involving any Employee Plan before any arbitrator or any Governmental Body.
(n)    As of the date of this Agreement, the Acquired Corporations are, and have been since January 1, 2022, in material compliance with all applicable Legal Requirements with respect to employment and labor matters, including those relating to labor relations, wages, vacation, hours of work, holiday pay calculation, overtime, employee classification, discrimination, harassment, sexual harassment, child labor, civil rights, pay equity, disability rights and benefits, employee leave issues, affirmative action, equal opportunity, work authorization, immigration, safety and health, information privacy and security, workers’ compensation, unemployment insurance, plant closures and layoffs, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.
(o)    None of the Company or the Acquired Corporations is party to a settlement with a current or former officer, employee or independent contractor of the Acquired Corporations that involves allegations relating to harassment or discrimination or any kind by either (i) an executive officer of the Acquired Corporations or (ii) a Key Employee. To the knowledge of the Company, no allegations of harassment or discrimination of any kind have been made against (i) an executive officer of the Acquired Corporations, or (ii) a Key Employee.
(p)    The Acquired Corporations are, and have been since January 1, 2022, in material compliance with the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local Legal Requirement (“WARN”). None of the Acquired Corporations has taken any action that would reasonably be expected to cause Parent or any of its Affiliates to have any material liability or other material obligation following the Closing Date under WARN.
(q)    To the knowledge of the Company, no employee of any Acquired Corporation is in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation to any Acquired Corporation or a third party relating (i) to the right of any such employee to be employed by the Acquired Corporations, or (ii) to the knowledge or use of trade secrets or proprietary information.
3.17    Environmental Matters.
(a)    Except for matters that would not reasonably be expected to be material to the Acquired Corporations, taken as a whole, the Acquired Corporations (i) are and, except for matters which have been fully resolved, have been in compliance in all respects with all applicable Environmental Laws and (ii) possess, and at all times since January 1, 2022, have possessed, all Permits required under Environmental Laws for the operation of their business.
(b)    Except for matters that are resolved with no remaining liability or obligation on any Acquired Corporation, no Acquired Corporation has received any written notice, report or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved material violations, liabilities or requirements on the part of any Acquired Corporation relating to or arising under Environmental Laws.
(c)    (i) To the knowledge of the Company, there are and have been no Hazardous Materials present or Releases on, at, under or from any property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any material claim against or liability of an Acquired Corporation under any Environmental Law and (ii) no written notice under any Environmental Law has been received by any Acquired Corporation from any Governmental Body or other third party that is currently outstanding concerning any violation of, or liability under, Environmental Law or otherwise concerning the Release or possible Release of Hazardous Materials, or requiring an investigation for Hazardous Materials, at any location owned, operated or leased, now or in the past, by the Acquired Corporations.
(d)    No Acquired Corporation has assumed, undertaken, or otherwise become subject to any material liability of another Person relating to Environmental Laws.
(e)    The Company has made available to Parent all material environmental reports, assessments and audits and any other material documents produced or received by the Acquired Corporations since January 1, 2022, and possessed by or under the reasonable control of the Acquired Corporations pertaining to Environmental Law, any Leased Real Property, or any real property formerly owned, leased, or operated by any Acquired Corporation or any of their predecessors; and, to the knowledge of the Company, there are no other environmental reports, assessments, audits or documents that identify matters that would reasonably be expected, individually or in the aggregate, to be material to the Acquired Corporations, taken as a whole.
3.18    Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a true, correct and complete list of all insurance policies and all self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations as of the date of this Agreement, including, for each insurance policy, program and arrangement, the type of insurance, carrier, coverage amount and policy period expiration. To the knowledge of the Company, the Acquired Corporations maintain insurance coverage in such amounts and covering such risks as are consistent in all material respects with normal industry practice for companies in similar lines of business and industry of similar size and stage of development as the Acquired Corporations. As of the date of this Agreement, all such insurance policies are in full force and effect and (i) all premiums due thereunder have been paid in full, (ii) no written, or to the knowledge of the Company, oral notice of cancellation, termination, non-renewal, or material modification has been received (other than a notice in connection with ordinary renewals), and (iii) to the knowledge of the Company, there is no existing material default or event which, with the giving of notice or lapse of time or both, would constitute a material default or breach, by any insured thereunder. As of the date of this Agreement, (i) there is no material claim made against the Company and, to the knowledge of the Company, no event has occurred that could reasonably give rise to an insurance claim, (ii) there is no material claim pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and (iii) the limits of all such policies remain fully available without any erosion or exhaustion.
3.19    Legal Proceedings; Orders.
(a)    As of the date of this Agreement, there are no Legal Proceedings pending (or, to the knowledge of the Company, threatened) against any Acquired Corporation or, to the knowledge of the Company, against any present or former officer, director or employee of an Acquired Corporation in such individual’s capacity as such.
(b)    There is no outstanding material order, writ, injunction or judgment to which an Acquired Corporation is subject.
(c)    As of the date of this Agreement, no material investigation or review by any Governmental Body with respect to an Acquired Corporation is pending or, to the knowledge of the Company, being threatened.
3.20    Authority; Binding Nature of Agreement. The Company has the corporate power and authority to execute and deliver and to perform its obligations under this Agreement and, subject to obtaining the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock voting to approve and adopt this Agreement and the Merger at the Stockholder Meeting (the “Company Stockholder Approval”) and assuming the representations and warranties Parent and Merger Sub set forth in Section 4.9 are true and correct, to consummate the Transactions. The Company Stockholder Approval is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Transactions and the Merger. The Board of Directors has (i) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interest of, the Company and its stockholders, (ii) declared this Agreement advisable, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger and (iv) as of the date of this Agreement, resolved to recommend that the stockholders of the Company adopt this Agreement (the preceding clauses (i) through (iv), the “Company Board Recommendation”), which resolutions, subject to Section 6.1, have not been subsequently withdrawn or modified in a manner adverse to Parent as of the date of this Agreement. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.
3.21    Non-Contravention; Consents.
(a)    Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9 and compliance with the applicable provisions of the DGCL, the HSR Act and other Antitrust Laws, and the rules and regulations of the SEC and Nasdaq, the execution and delivery of this Agreement by the Company and the consummation of the Transactions will not: (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of any Acquired Corporation; (ii) assuming all approvals and other actions described in Section 3.21(b) have been obtained, and all filings and obligations described in Section 3.21(b) have been made, cause a violation by any Acquired Corporation of any Legal Requirement applicable to an Acquired Corporation, or to which an Acquired Corporation is subject; (iii) require any consent or notice under, conflict with, result in breach or violation of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of payment, purchase, termination, amendment, modification, cancellation, acceleration or other adverse change of any right or obligation or the forfeiture or loss of any benefit to which an Acquired Corporation is entitled under any provision of any Material Contract; or (iv) result in an Encumbrance (other than a Permitted Encumbrance) on any of the property or assets of any Acquired Corporation, and in the case of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    Except for the (i) filing of the certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) compliance with the applicable requirements of the Exchange Act (including the filing with the SEC of the Proxy Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions) and the DGCL, (iii) filings required or advisable under, and compliance with other applicable requirements of, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, and (iv) compliance with the applicable rules and regulations of the SEC and Nasdaq, the Acquired Corporations are not required to give notice to, make any filing with, or obtain any Consent from any Governmental Body at, or any time prior to, the Closing in connection with the execution and delivery of this Agreement by the

Company, or the consummation by the Company of the Merger or the other Transactions, except those that the failure to make or obtain as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.22    Takeover Laws. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, the Board of Directors has taken and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the CVR Agreement, and to the consummation of the Merger and the other Transactions.
3.23    Opinion of Financial Advisors. The Board of Directors has received the oral opinion of Evercore Group L.L.C. (to be confirmed in writing) that, as of the date of such opinion and based upon and subject to the various assumptions made, matters considered, and qualifications and limitations set forth in such opinion, the Merger Consideration to be received by the holders of Shares in the Merger is fair, from a financial point of view, to such holders. The Company shall provide a copy of such written opinion to Parent solely for informational purposes promptly after receipt thereof by the Company.
3.24    Brokers and Other Advisors. Except for Evercore Group L.L.C., no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. On or prior to the date of this Agreement, the Company has made available to Parent a true, correct and complete copy of the engagement letter between the Company and Evercore Group L.L.C. relating to the Transactions.
3.25    No Additional Representations or Warranties.
(a)    Except as provided in this Section 3 (as modified by the Company Disclosure Schedule), neither the Company nor any other Person on behalf of the Company or its Subsidiaries makes, or has made, any express or implied representation or warranty with respect to the Company, any of the other Acquired Corporations, or with respect to any other information provided to Parent, Merger Sub or their respective Affiliates or other Representatives, in connection with entering into this Agreement and proceeding with the Transactions or otherwise, including the accuracy, completeness or timeliness thereof.
(b)    The Company acknowledges that neither Parent nor Merger Sub nor any other Person on behalf of Parent or Merger Sub makes, or has made, and the Company has not relied upon, any express or implied representations or warranties with respect to Parent or Merger Sub or with respect to any other information provided to the Company, any of its Subsidiaries or any of its or their respective Representatives in connection with entering into this Agreement and proceeding with the Transactions or otherwise, including the accuracy, completeness or timeliness thereof, other than the representations and warranties contained in Section 4. The Company acknowledges and agrees that, to the fullest extent permitted by applicable Legal Requirements, Parent and Merger Sub and their respective Affiliates, stockholders, controlling Persons or other Representatives shall not have any liability or responsibility whatsoever to the Company, its Subsidiaries or their respective Affiliates, stockholders, controlling Persons or other Representatives or any other Person on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon, related to, resulting from or arising out of (i) any information, including any information, documents, projections, estimates, forecasts or other material, made available to the Company, any of its Subsidiaries or any of its or their respective Affiliates or other Representatives in connection with entering into this Agreement and proceeding with the Transactions, including the Merger, or (ii) any statements made (or any omissions therefrom) to the Company, any of its Subsidiaries or any of its or their respective Affiliates or other Representatives, except as and only to the extent expressly set forth in Section 4.
SECTION 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company as follows:
4.1    Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (where such concept is recognized under any applicable Legal Requirements) under the Legal Requirements of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. Each of Parent and Merger Sub is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction (to the extent such concept exists in such jurisdiction) where the nature of its business requires such qualification or licensing, except where the failure to be so qualified or licensed and in good standing does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
4.2    Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Transactions and has not engaged, and prior to the Effective Time will not engage, in any business activities or conduct any operations other than in connection with the Transactions and those incident to Merger Sub’s formation. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws.
4.3    Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate power and authority to execute and deliver and perform their obligations under this Agreement and the CVR Agreement, and to consummate the Transactions, subject to the Merger Sub Sole Stockholder Approval, which will be effectuated by written consent immediately following the execution of this Agreement. The board of directors of each of Parent and Merger Sub have approved the execution, delivery and performance by Parent and Merger Sub of this Agreement and the CVR Agreement, and the consummation of the Transactions, including the Merger, subject to the Merger Sub Sole Stockholder Approval. This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions. The CVR Agreement, when executed and delivered by Parent, will constitute the legal, valid and binding obligation of Parent and will be enforceable against Parent in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions. No vote of Parent’s stockholders is necessary to approve this Agreement, the CVR Agreement or any of the Transactions.
4.4    Non-Contravention; Consents.
(a)    Assuming compliance with the applicable provisions of the DGCL, the HSR Act and other Antitrust Laws, and, if applicable, the rules and regulations of the SEC and any national securities exchange, the execution and delivery of this Agreement and the CVR Agreement by Parent or Merger Sub, and the consummation of the Transactions, will not: (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of Parent or Merger Sub; (ii) assuming all approvals and other actions described in Section 4.4(b) have been obtained, and all filings and obligations described in Section 4.4(b) have been made, cause a violation by Parent or Merger Sub of any Legal Requirement applicable to Parent or Merger Sub, or to which Parent or Merger Sub are subject; or (iii) require any consent or notice under, conflict with, result in breach or violation of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, modification, cancellation, acceleration or other adverse change of any right or obligation or the forfeiture or loss of any benefit to which Parent or Merger Sub is entitled under any provision of any Contract, and in the case of clauses (ii) and (iii) above, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)    Except for the (i) filing of the certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) compliance with the applicable requirements of the Exchange Act, Takeover Laws and the DGCL, (iii) filings required or advisable under, and compliance with other applicable requirements of, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws and (iv) compliance with the applicable rules and regulations of the SEC and any national securities exchange, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to give notice to, make any filing with or obtain any Consent from any Governmental Body in connection with the execution and delivery of this Agreement and the CVR Agreement by Parent or Merger Sub, or the consummation by Parent or Merger Sub of the Merger or the other Transactions, except those that the failure to make or obtain as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
4.5    Disclosure. None of the written information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub or any of their Subsidiaries, specifically for inclusion or incorporation by reference in the Proxy Statement will, (i) at the time such document is filed with the SEC, (ii) at any time such document is amended or supplemented or (iii) at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
4.6    Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries (including Merger Sub), except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
4.7    Financing.
(a)    Parent has delivered to the Company true, correct and complete copies of executed equity commitment letters, each dated as of March 19, 2025, together with all attachments thereto, each of which is attached hereto as Annex IV (as may be amended, restated, supplemented or otherwise modified in accordance with the terms hereof, each, an “Equity Commitment Letter” and together the “Equity Commitment Letters”), from each of GPC WH Fund LP and Novo Holdings A/S (each, an “Equity Investor” and together the “Equity Investors”), pursuant to which each Equity Investor has agreed, subject to the terms and conditions thereof, to invest indirectly in Parent the cash amounts set forth therein. Each Equity Commitment Letter provides that the Company is a third-party beneficiary thereof. The cash equity committed pursuant to the Equity Commitment Letters is collectively referred to in this Agreement as the “Cash Equity.”
(b)    As of the date of this Agreement, Parent has delivered to the Company a true, correct and complete copy of an executed debt commitment letter, dated as of March 19, 2025, together with all attachments thereto, which is attached hereto as Annex V (as may be amended, restated, supplemented or otherwise modified in accordance with the terms hereof (provided that in no event shall any amendment, restatement, supplement or other modification include any Restricted Terms (as defined below)) the “Debt Commitment Letter” and together with the Equity Commitment Letters, the “Commitment Letters”), from the Debt Financing Sources party thereto pursuant to which the Debt Financing Sources have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth therein to Resistance Acquisition, Inc., a Delaware corporation (the “Borrower”), for the benefit of Parent. The debt financing contemplated by the Debt Commitment Letter or any Alternative Debt Financing is referred to in this Agreement as the “Debt Financing.” The Cash Equity and the Debt Financing are collectively referred to as the “Financing.” As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of the fee letters, dated as of March 19, 2025 (the “Fee Letters”), between the Borrower, on the one hand, and each Debt Financing

Source party thereto, on the other hand, which fee letters may be redacted in a customary manner with respect to the fee amounts, pricing terms, pricing caps, “market flex” provisions, “securities demand” provisions and other economic terms; provided that none of the redacted provisions would reasonably be expected to adversely affect the conditionality, availability or amount of the Debt Financing (any Fee Letter so redacted is referred to as “Customarily Redacted”).
(c)    Except as expressly set forth in the Commitment Letters, as of the date of this Agreement, there are no conditions precedent to the obligations of the Debt Financing Sources to provide the Debt Financing and the Equity Investors to provide the Cash Equity or any contingencies that would permit the Debt Financing Sources to reduce the total amount of the Debt Financing or the Equity Investors to reduce the total amount of the Cash Equity.
(d)    As of the date of this Agreement, there are no side letters or binding agreements to which Parent is a party relating to the Debt Financing which would impact Parent’s ability to satisfy the Financing Amount (after taking into account the Cash Equity and all other cash readily available to Parent) other than as expressly set forth in the Debt Commitment Letter delivered to the Company on or prior to the date of this Agreement.
(e)    As of the date of this Agreement, to the knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would (i) assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2, reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent under the terms and conditions of the Debt Commitment Letter or (ii) assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, otherwise result in any portion of the Debt Financing required to satisfy the Financing Amount (after taking into account the Cash Equity) being unavailable on the Closing Date. As of the date of this Agreement, assuming the accuracy of the representations and warranties set forth in Section 3, the performance by the Company of its obligations under Section 5 and Section 6 and the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all conditions to be satisfied by it in any of the Commitment Letters on or prior to the Closing, nor does Parent have knowledge that any of the Debt Financing Sources or Equity Investors will not perform its obligations thereunder.
(f)    The Financing, when funded in accordance with the Commitment Letters, shall provide Parent with funds at the Closing in an amount sufficient for (i) the payment of the aggregate Cash Consideration, (ii) the prepayment or repayment of any outstanding indebtedness of the Company or its Subsidiaries required by this Agreement to be prepaid or repaid and (iii) the payment of any other amounts required to be paid by Parent or Merger Sub hereunder on the Closing Date in connection with the consummation of the Transactions and the payment of any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation in connection with the foregoing, after taking into account any available cash of the Company and its Subsidiaries at the Closing, cash on hand at Parent and cash available from other funding sources (such amount, the “Financing Amount”).

(g)    As of the date of this Agreement, the Commitment Letters are in full force and effect and are valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto, subject, in each case, to the effect of the Enforceability Exceptions.
(h)    Concurrently with the execution of this Agreement, Parent has caused each Equity Investor to deliver to the Company a duly executed Guaranty. The execution, delivery and performance of each Guaranty by the applicable Equity Investor, and the consummation of the transactions contemplated thereby, have been duly and validly authorized by all requisite action by such Equity Investor, and no other proceedings on the part of such Equity Investor are necessary to authorize the execution, delivery or performance of either Guaranty by the applicable Equity Investor. Each Guaranty has been duly and validly executed and delivered by the applicable Equity Investor and is in full force and effect and constitutes a valid and binding obligation of such Equity Investor, duly executed by such Equity Investor and enforceable against such Equity Investor in accordance with its terms, and no event has occurred that, with or without notice, lapse of time or both, could constitute a default on the part of either Equity Investor under either Guaranty.
(i)    As of the date of this Agreement, Parent (or an Affiliate of Parent) has paid in full any and all commitment fees or other fees required to be paid by Parent (or an Affiliate of Parent) pursuant to the terms of the Commitment Letters on or before the date of this Agreement, and will, directly or indirectly, pay in full any such amounts due on or before the Closing Date pursuant to the terms of the Commitment Letters.
(j)    As of the date of this Agreement, (i) none of the Commitment Letters have been modified, amended or altered, (ii) no modification, amendment or alteration is contemplated by Parent or, to the knowledge of Parent, by the other parties thereto (other than to add lenders, lead arrangers, bookrunners, syndication agents or other similar roles that had not executed the Debt Commitment Letter as of the date of this Agreement) and (iii) none of the respective commitments under any of the Commitment Letters have been withdrawn or rescinded in any respect.
(k)    Parent and Merger Sub acknowledge and agree that it is not a condition to any of Parent’s or Merger Sub’s obligations hereunder that Parent and Merger Sub obtain any financing or refinancing (including the Financing), or that the Company or Parent hold a specific amount of cash balances at Closing, for or relating to the Transactions; provided, however, that foregoing shall not limit in any way the representations and warranties, covenants or obligations of each of the Company, Parent and Merger Sub hereunder, including as set forth in Section 3, Section 4, Section 5, Section 6 and Section 7.
4.8    Solvency. Neither Parent nor Merger Sub is entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming (a) the representations and warranties set forth in Section 3 are true and correct and (b) the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, Parent and its Subsidiaries, on a consolidated basis, at the Effective Time immediately after giving effect to all of the Transactions, including the Merger, the payment of the aggregate Cash Consideration, the consummation of the Financing, the payment of all other amounts required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions and the payment of all related fees and expenses, will be Solvent. As used in this Section 4.8, the term “Solvent” means with respect to any date of determination, (i) the fair value of the assets of such Parent and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its subsidiaries on a consolidated basis, (ii) Parent and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iii) Parent and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.
4.9    Ownership of Shares. Neither Parent nor any of Parent’s controlled Affiliates directly or indirectly owns, and at all times for the past three (3) years, neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any Shares or any securities, contracts or obligations convertible into or exercisable or exchangeable for Shares, excluding investments made in the ordinary course of business in connection with retirement plans, 401(k) plans, mutual funds, pension plans, or similar arrangements, in each case, not specifically targeted to an investment in Shares and not resulting in record or beneficial ownership of any Shares by Parent or any of its controlled Affiliates. Neither Parent nor Merger Sub has been an “interested stockholder” (as defined in Article 8 of the Company’s certificate of incorporation) of the Company, in each case at any time during the three (3)-year period prior to the date of this Agreement.
4.10    Company Arrangements. Other than this Agreement, the Voting Agreements and the Confidentiality Agreement, as of the date of this Agreement, none of Parent or Merger Sub, or their respective executive officers, directors or controlled Affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or Affiliates of the Company relating in any way to the Transactions.
4.11    No Additional Representations or Warranties.
(a)    Except as provided in this Section 4, neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes, or has made, any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company, any of its Subsidiaries or their respective Affiliates or other Representatives in connection with entering into this Agreement and proceeding with the Transactions or otherwise, including the accuracy, completeness or timeliness thereof.
(b)    Each of Parent and Merger Sub acknowledges that neither the Company, nor any of its Subsidiaries, nor any other Person on behalf of the Acquired Corporations makes, or has made, and neither Parent nor Merger Sub has relied upon, any express or implied, representations or warranties with respect to the Acquired Corporations or with respect to any other information provided to Parent, Merger Sub, their respective Affiliates or any of their respective Representatives in connection with entering into this Agreement and proceeding with the Transactions or otherwise, including the accuracy, completeness or timeliness thereof, other than the representations and warranties contained in Section 3 (as modified by the Company Disclosure Schedule). Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by applicable Legal Requirements, the Company, its Subsidiaries and their respective Affiliates, equityholders, controlling Persons or other Representatives shall not have any liability or responsibility whatsoever to Parent, Merger Sub or their respective Affiliates, equityholders, controlling Persons or other Representatives or any other Person on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon, related to, resulting from or arising out of (i) any information, including any information, documents, projections, estimates, forecasts or other material, made available to Parent, Merger Sub or any of its or their respective Affiliates or other Representatives in connection with entering into this Agreement and proceeding with the Transactions (including in any electronic data room maintained for purposes of the Transactions or in any management presentation made in connection with the Transactions), or (ii) any statements made (or any omissions therefrom) to Parent, Merger Sub, their respective Affiliates or any of their other respective Representatives, except as and only to the extent expressly set forth in Section 3 (as modified by the Company Disclosure Schedule).
(c)    In connection with the due diligence investigation of the Acquired Corporations by Parent and Merger Sub and their respective Affiliates, stockholders or Representatives, Parent and Merger Sub and their respective Affiliates, stockholders and Representatives have received and may continue to receive after the date of this Agreement from the Company, the other Acquired Corporations and their respective Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Corporations and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against the Acquired Corporation, or any of their respective Affiliates, stockholders or Representatives, or any other Person with respect thereto unless any such information is expressly included in a representation or warranty contained in this Agreement. Accordingly, Parent and Merger Sub hereby acknowledge and agree that neither the Acquired Corporations nor any of their respective Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly included in a representation or warranty contained in this Agreement.
SECTION 5

CERTAIN COVENANTS OF THE COMPANY
5.1    Access and Investigation. Except as prohibited by applicable Legal Requirements, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Acquired Corporations shall, and shall cause the respective Representatives of the Acquired Corporations to, provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Company’s designated Representatives, facilities, employees, and assets and to all existing books, records (including Tax records), documents (including work papers) and information relating to the Acquired Corporations, and promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Acquired Corporations and such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request, in each case for any reasonable business purpose related to the consummation of the Transactions; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Acquired Corporations and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Corporations. Nothing herein shall require any of the Acquired Corporations to provide access or disclose any information to Parent if such access or disclosure, in its reasonable discretion and after notice to Parent, (i) would jeopardize any attorney-client or other legal privilege (so long as the Acquired Corporations have reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) would contravene any applicable Legal Requirement (so long as the Acquired Corporations have reasonably cooperated with Parent to permit disclosure to the extent permitted by Legal Requirements), (iii) is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties, (iv) subject to, and without limiting, the requirements of Section 5.4 and Section 6.1, involves information related to the negotiation and execution of this Agreement or to transactions potentially competing with or alternative to the Transactions or proposals from other third parties relating to any competing or alternative transactions (including Acquisition Proposals) and the actions of the Board of Directors (or any committee thereof) with respect to any of the foregoing, whether prior to or after the execution of this Agreement, (v) subject to and without limiting, the requirements of Section 5.4 and Section 6.1, involves any information related to a Company Adverse Recommendation Change or the actions of the Board of Directors (or any committee thereof) with respect thereto, or (vi) involves any invasive sampling, testing or investigation of water, groundwater, soil, sediment, soil vapor, air or other environmental media at the Leased Real Property. With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall cause Parent’s Representatives to comply with, all obligations under the Confidentiality Agreement, dated as of July 26, 2023, between the Company and Parent (as amended on July 24, 2024, the “Confidentiality Agreement”).
5.2    Operation of the Acquired Corporations’ Business. During the Pre-Closing Period, except (x) as expressly permitted by this Agreement or as required by applicable Legal Requirements, (y) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) with respect to Section 5.2(a), as set forth in Section 5.2(a) of the Company Disclosure Schedule and with respect to Section 5.2(b), as set forth on Section 5.2(b) of the Company Disclosure Schedule:
(a)    the Company shall, and shall cause each Acquired Corporation to (i) use reasonable best efforts to conduct its business in the ordinary course in all material respects and

(ii) use commercially reasonable efforts to (1) maintain the assets and properties of the Acquired Corporations, (2) preserve the current relationships of the Acquired Corporations with customers, suppliers, distributors, contractors, Key Employees, Governmental Bodies and other business relations, (3) preserve the goodwill and ongoing operations of the Acquired Corporations and (4) comply in all material respects with all Legal Requirements; and
(b)    the Acquired Corporations shall not:
(i)    (A) establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares), or (B) repurchase, redeem or otherwise reacquire any of the Shares, or any rights, warrants or options to acquire any of the Shares, other than: (1) repurchases of Company Options or Company RSUs (or Shares issued upon the exercise, vesting or settlement thereof) outstanding on the date of this Agreement pursuant to the terms of any such Company Option or Company RSU (in effect as of the date of this Agreement); (2) in connection with withholding to satisfy the exercise price or Tax obligations with respect to Company Options or Company RSUs or (3) in connection with Shares issued upon the exercise of purchase rights under the Company ESPP in accordance with this Agreement;
(ii)    split, combine, subdivide or reclassify any Shares or other equity interests;
(iii)    sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security in any Acquired Corporation, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security in any Acquired Corporation, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security in any Acquired Corporation; provided, however, that the Company may issue Shares as required to be issued upon the exercise, vesting or settlement of Company Options, Company RSUs or Company Warrants that, in each case, are outstanding as of the date of this Agreement and as required pursuant to the terms of such awards as in effect on the date of this Agreement, and may, subject to Section 6.4, issue any Shares issuable to participants in the Company ESPP in accordance with the terms thereof;
(iv)    except as set forth in Section 1.7 or as required under any Employee Plan in effect on the date of this Agreement that is set forth on Section 3.16(b) of the Company Disclosure Schedules, (A) establish, adopt, enter into, terminate or materially amend any Employee Plan (or any plan, program, policy, contract, arrangement or agreement that would be an Employee Plan if it were in existence on the date of this Agreement), (B) materially amend or waive any of its rights under, or accelerate the vesting, funding or payment of any compensation or benefits under, any provision of any Employee Plan (or any plan, program, policy, contract, arrangement or agreement that would be an Employee Plan if it were in existence on the date of this Agreement), (C) grant or increase any severance, retention or termination pay to any current or former employee, officer, director or individual independent contractor of any of the Acquired Corporations, (D) grant any employee, officer, director or individual independent contractor of any of the Acquired Corporations any increase in compensation or benefits, (E) grant any equity or equity-based or other incentive awards to any current or former employee, officer, director or individual independent contractor of any of the Acquired Corporations, or (F) amend or modify any performance criteria, metrics or targets under any Employee Plan (or any plan, program, policy, contract, arrangement or agreement that would be an Employee Plan if it were in existence on the date of this Agreement) such that, as compared to those criteria, metrics or targets under any Employee Plan in effect as of the date of this Agreement, the performance criteria, metrics or targets would reasonably be expected to be more likely to be achieved than in the absence of such amendment or modification; provided that the foregoing shall not restrict any of the Acquired Corporations from providing those new employees who are permitted to be hired on or following the date hereof in accordance with Section 5.2(b)(v) with plans, agreements, benefits and compensation arrangements (which shall provide for “at-will” employment and shall exclude equity or equity-based awards and severance (other than pursuant to an existing broad based Employee Plan as set forth on Section 3.16(b) of the Company Disclosure Schedules), retention or termination pay) that have a value that is no greater than the value of such plans, agreements and compensation arrangements (excluding equity or equity-based awards and severance (other than pursuant to an existing broad-based Employee Plan as set forth on Section 3.16(b) of the Company Disclosure Schedules), retention or termination pay) previously provided to newly hired employees in similar positions;
(v)    hire or engage, or terminate (other than for cause), any employee or individual independent contractor with an annual base salary or annual base compensation (as applicable) in excess of $200,000;
(vi)    amend or permit the adoption of any amendment to its or its Subsidiaries’ certificate of incorporation or bylaws or other charter or organizational documents;
(vii)    (A) form any Subsidiary, (B) acquire any equity interest in any other Entity, (C) acquire a material portion of the assets of any other Person in excess of $250,000 individually or $500,000 in the aggregate (other than any acquisition of supplies, raw materials, inventory or products in the ordinary course of business) or (D) enter into any material joint venture, partnership or similar arrangement;
(viii)    make or authorize any capital expenditure (except that the Acquired Corporations may make capital expenditures that do not exceed $250,000 individually or $500,000 in the aggregate);
(ix)    except pursuant to an Acceptable Confidentiality Agreement, disclose any trade secrets or other confidential information relating to any of the Company’s products other than pursuant to a binding written confidentiality and non-disclosure agreement, and with respect to any trade secrets, with protections sufficient to protect and maintain the trade secret as a trade secret under applicable Legal Requirements;
(x)    acquire, lease, license, sublicense, pledge, sell, or otherwise dispose of, divest or spin-off, abandon, waive, create or incur any Encumbrance (other than a Permitted Encumbrance described in clauses (a) through clause (d) or clause (f) of the definition of Permitted Encumbrance) on, relinquish or permit to lapse (other than any Patent expiring at the end of its statutory term), grant any other right or immunity under (whether present or contingent, including any option, right of first refusal or other preferential right, non-assert or covenant not to sue), transfer or assign, or fail to take any action necessary to maintain, enforce or protect, any Intellectual Property Right, except (A) granting non-exclusive licenses (1) pursuant to clinical trial agreements or supply agreements in which clinical trials or supply services are being performed for an Acquired Corporation (where such license is granted to enable the performance of such services), or other similar agreements, in each case, that are entered into by an Acquired Corporation in the ordinary course of business, and (2) where the grant of rights to use any Intellectual Property Rights are incidental, and not material to, any performance under each such agreement or (B) transactions between the Company and a wholly owned Acquired Corporation or between wholly owned Acquired Corporations;
(xi)    lend money or make capital contributions or advances to or make investments in, any Person, or incur, issue or guarantee any Indebtedness (except for advances to employees and consultants for travel and other business related expenses in the ordinary course of business and in compliance with the Company’s policies related thereto), other than between the Company and a wholly owned Acquired Corporation or between wholly owned Acquired Corporations, or renew, extend, repurchase, prepay or refinance any existing credit or loan arrangements, or enter into “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of the foregoing;
(xii)    (A) amend or modify in any material respect, or waive any right under, terminate, replace or release, settle or compromise any right or claim under any Material Contract or (B) enter into any Contract that would constitute a Material Contract if it were in effect on the date of this Agreement;
(xiii)    enter into a new line of business or abandon or discontinue any existing lines of business within any Acquired Corporations;
(xiv)    except as required by applicable Legal Requirements or GAAP, (A) make any material change to any accounting method or accounting period used for Tax purposes, or change any annual Tax accounting period, fiscal year or any of its material financial, actuarial or working capital management policies or practices, or revalue any of its material assets; (B) make, rescind or change any material Tax election; (C) file a material amended Tax Return; (D) enter into a closing agreement with any Governmental Body regarding any material Tax liability or assessment or file a request for a material Tax ruling or other Tax relief with any Governmental Body; (E) settle, compromise or consent to any material Tax claim or assessment or surrender a right to a material Tax refund, offset or other reduction in Tax liability; or (F) waive or extend the statute of limitations with respect to any material Tax or material Tax Return outside the ordinary course of business;
(xv)    commence any Legal Proceeding, except in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a loss of a material right or the material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to any such Legal Proceeding prior to commencement thereof);
(xvi)    settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim) against any Acquired Corporation, other than any settlement, release, waiver or compromise that (A) results solely in monetary obligations involving only the payment of monies by the Acquired Corporations of not more than $250,000 in the aggregate or (B) results in no monetary or other material non-monetary obligation of any Acquired Corporation; provided that the settlement, release, waiver or compromise of any Legal Proceeding or claim brought by the stockholders of the Company against the Company or its directors relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 1.5 or Section 6.7; provided, further, that the settlement, release, waiver or compromise of any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim) against any Acquired Corporation containing any alleged challenges to intellectual property rights, including validity and enforceability, and any request for equitable relief, including specific performance or injunctive relief, shall be subject to the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed);
(xvii)    (A) modify, terminate, extend, or enter into any Collective Bargaining Agreement or (B) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Acquired Corporations;
(xviii)    take any actions that would reasonably be expected to trigger notice obligations under the WARN Act;
(xix)    waive or release any noncompetition, nonsolicitation, noninterference, nondisparagement, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of the Acquired Corporations;
(xx)    adopt or implement any stockholder rights plan or similar arrangement;
(xxi)    fail to maintain in full force and effect the existing insurance policies of the Acquired Corporations or to renew or replace such insurance policies with comparable insurance policies;
(xxii)    adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Corporations;
(xxiii)    abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any Permits in a manner which is materially adverse to the business of the Acquired Corporations, taken as a whole; or

(xxiv)    authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xxii) of this Section 5.2(b).
Notwithstanding the foregoing, nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Corporations prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its, if applicable, Subsidiaries’ respective operations.
(c)    Subject to Section 5.1, from the date of this Agreement until the Effective Time, the Company shall (i) to the extent permissible under applicable Legal Requirements, provide Parent with a reasonable opportunity to review the material portions of any applications or filings with the FDA or any other Governmental Body, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA or any other Governmental Body by the Company with respect to the Company’s products or clinical activities, (ii) to the extent reasonably practicable and permissible under applicable Legal Requirements, consult with Parent in connection with any proposed meeting with the FDA or any other Governmental Body relating to the Company’s products or clinical activities, and (iii) to the extent reasonably practicable and permissible under applicable Legal Requirements, keep Parent reasonably informed of any material communication (written or oral) with or from the FDA or any other Governmental Body regarding the Company’s products or clinical activities.
5.3    Stockholder Meeting; Proxy Statement.
(a)    The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as reasonably practicable after the earliest to occur of (i) the date on which the SEC confirms that it has no further comments on the Proxy Statement, (ii) the receipt of confirmation from the SEC that it will not be reviewing the Proxy Statement or (iii) if the SEC has failed to affirmatively notify the Company within ten (10) calendar days after the initial filing of the Proxy Statement with the SEC, the eleventh (11th) day after such filing, for the purpose of (A) voting on the matters requiring Company Stockholder Approval; and (B) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Company’s stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s executive officers in connection with the completion of the Merger. The Stockholder Meeting shall in no event be scheduled for later than the thirty fifth (35) day following the first mailing of the Proxy Statement to the Company’s stockholders without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). Within five (5) Business Days after the date of this Agreement (and thereafter, upon the reasonable request of Parent), the Company shall conduct “broker searches” in accordance with Rule 14a-13 of the Exchange Act in a manner to enable the Company Stockholder Meeting to be held by such date. The Company may postpone or adjourn to a later date the Stockholder Meeting (i) with the written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (ii) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders as required by applicable Legal Requirements in advance of the Stockholder Meeting, (iii) for the absence of a quorum necessary to conduct the business of the Stockholder Meeting, (iv) to allow reasonable additional time to solicit additional proxies if the Company has not received proxies representing a sufficient number of votes to adopt this Agreement, whether or not a quorum is present or (v) if required by applicable Legal Requirements; provided that the Company shall not postpone or adjourn the Stockholder Meeting more than a total of three (3) times, and no such postponement or adjournment pursuant to the immediately preceding sentence shall be, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), for a period exceeding ten (10) Business Days; provided, further, that, during such postponement or adjournment, the Company shall use its commercially reasonable efforts to resolve the reason of such postponement or adjournment as promptly as practicable. The Board of Directors shall make the Company Board Recommendation and use its reasonable best efforts to obtain the Company Stockholder Approval, and the Company shall otherwise comply with all Legal Requirements applicable to the Stockholder Meeting. Unless this Agreement is terminated in accordance with Section 8.1, the Company agrees that it shall not submit to the vote of the stockholders of the Company any Acquisition Proposal (whether or not a Superior Offer) prior to the vote of the Company’s stockholders with respect to the Merger at the Stockholder Meeting. The notice of such Stockholder Meeting shall state that a resolution to approve and adopt this Agreement and the Merger will be considered at the Stockholder Meeting, and no other matters shall be considered or voted upon at the Stockholder Meeting without Parent’s prior written consent (other than (i) a non-binding, advisory vote to approve or disapprove certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger and (ii) whether to adjourn the Stockholder Meeting in accordance with this Section 5.3(a)).
(b)    Except to the extent expressly permitted by Section 6.1, (i) the Board of Directors shall unanimously recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and approval of the Merger at the Stockholder Meeting and (ii) the Proxy Statement shall include the Company Board Recommendation.
(c)    As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form (but in no event later than ten (10) Business Days after the date of this Agreement). As soon as practicable thereafter, but in no event later than five (5) Business Days after the clearance of the Proxy Statement by the SEC or after receipt of confirmation from the SEC that it will not be reviewing the Proxy Statement, the Company shall file the definitive Proxy Statement and use its commercially reasonable efforts to mail to its stockholders the Proxy Statement and all other proxy materials for the Stockholder Meeting. If necessary in order to comply with applicable securities laws, after the Proxy Statement shall have been so mailed, the Company shall promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies. The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Parent and its legal counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and the Company shall consider in good faith any comments reasonably proposed by Parent and its legal counsel. The Company shall, as promptly as practicable after receipt thereof, provide Parent and its legal counsel with copies of any written comments, and advise Parent and its legal counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, provide Parent and its legal counsel a reasonable opportunity to review the Company’s proposed response to such comments, consider in good faith any comments reasonably proposed by Parent and its legal counsel, and provide Parent and its legal counsel a reasonable opportunity to participate in any discussions or meetings with the SEC. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement.
(d)    If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Legal Requirements, in disseminating the information contained in such amendment or supplement to stockholders of the Company. Nothing in this Section 5.3(d) shall limit the obligations of any Party under Section 5.3(c).
5.4    No Solicitation.
(a)    For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions that are not materially less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal) and (ii) does not prohibit the Company from providing any information to Parent in accordance with, and otherwise complying with, this Section 5.4 or otherwise prohibit the Company from complying with its obligations under this Section 5.4 and Section 6.1.
(b)    Except as expressly permitted by this Section 5.4, during the Pre-Closing Period the Acquired Corporations (i) shall, and shall cause each of their respective officers, directors and employees to, and shall instruct, and use reasonable best efforts to cause, their other respective Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with (or provision of any information to) any Persons (other than Parent or its Representatives) with respect to an Acquisition Proposal and (ii) shall not, and shall cause each of their respective officers, directors and employees not to, and shall instruct, and use reasonable best efforts to cause, their other respective Representatives not to, directly or indirectly, (A) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing as of the date of this Agreement with respect to an Acquisition Proposal; (B) (1) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing information other than in compliance with Section 5.4(c)) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (except to notify such Person that the provisions of this Section 5.4(b) prohibit any such discussions or negotiations) or (3) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement); or (C) waive, or release any Person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contracts or take any action to exempt any Person (other than Parent, Merger Sub or their Affiliates) from the restrictions on “business combinations” or any similar provision contained in applicable Takeover Laws or the organizational and other governing documents of an Acquired Corporation; provided that, solely in the case of this clause (C), if the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under Delaware Legal Requirements, the Company may, with prior written notice to Parent, waive any such standstill provision solely to the extent necessary to permit a third party (if it has not been solicited in breach of this Section 5.4(b)) to make an Acquisition Proposal to the Board of Directors, conditioned upon such third party agreeing to disclosure of such Acquisition Proposal to Parent, in each case, as contemplated by this Section 5.4. In furtherance of the foregoing, promptly, and in any event within two (2) Business Days of the date of this Agreement, following the execution and delivery of this Agreement, the Company shall (x) request that each Person and its representatives (other than Parent and its representatives) that has, prior to the execution and delivery of this Agreement, executed a confidentiality agreement or otherwise received non-public information about the Company or its Subsidiaries from, or on behalf of, the Company, in each case in connection with such Person’s consideration of an acquisition, business combination or other similar transaction, to promptly return or destroy all non-public information furnished to such Person by or on behalf of the Company or any of its Subsidiaries prior to the date of this Agreement and (y) promptly (and, in any event within one (1) Business Day of the date of this Agreement) terminate all physical and electronic data room access for such Persons and their representatives to diligence or other information regarding the Company or any of its Subsidiaries. The Company agrees that if it (x) affirmatively permits any of the other Acquired Corporations or any of its or their respective Representatives to take any action or (y) is made aware of any action by one of the other Acquired Corporations or one of its or their respective Representatives and does not use its reasonable best efforts to exercise its available remedies to prohibit or terminate such action and, in each case, such action would constitute a breach of this Section 5.4 if taken by the Company, then such action will be deemed to constitute a breach of this Section 5.4 by the Company.

(c)    Notwithstanding anything to the contrary contained in this Agreement, if at any time on or after the date of this Agreement and prior to the time that the Company Stockholder Approval is obtained, any Acquired Corporation or any of their Representatives receives a bona fide Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement and did not arise out of or result from a breach of this Section 5.4 or Section 6.1, (i) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof or inform such Person or group of Persons of the existence of the provisions of this Section 5.4 and (ii) if the Board of Directors determines in good faith, after consultation with financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer, then the Company and its Representatives may (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Corporations to the Person or group of Persons who has made such Acquisition Proposal; provided that the Company shall substantially concurrently with the delivery to such Person provide or make available to Parent any non-public information concerning the Acquired Corporations that is provided or made available to such Person to the extent access to such information was not previously provided to Parent or its Representatives and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal. If the Board of Directors makes the determination described in this Section 5.4(c) or takes any initial action set forth in the foregoing clauses (i) or (ii) of this Section 5.4(c), the Company shall notify Parent within twenty-four (24) hours thereof.
(d)    During the Pre-Closing Period, the Company shall (i) promptly (and in any event within twenty-four (24) hours after the receipt thereof) notify Parent if any inquiries, proposals or offers with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal are received by any Acquired Corporation and provide to Parent (A) a copy of any written Acquisition Proposal (including any proposed term sheet, letter of intent, acquisition agreement or similar agreement with respect thereto) and a summary of any material unwritten terms and conditions thereof and (B) the identity of the Person or group of Persons making such inquiry, proposal or offer and (ii) keep Parent reasonably informed of the status of, and any material developments, discussions or negotiations regarding, any such inquiry, proposal, offer or Acquisition Proposal on a reasonably prompt basis (and in any event within twenty-four (24) hours of such material development, discussion or negotiation). The Company will, promptly upon receipt or delivery thereof (and in any event within twenty-four (24) hours), provide Parent with copies of all drafts and final versions of definitive agreements, including schedules and exhibits thereto relating to such Acquisition Proposal, in each case, exchanged between the Company or any of its Representatives, on the one hand, and the Person making such Acquisition Proposal or any of its Representatives, on the other hand. The Company agrees that it and its controlled Affiliates will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.4. All information provided to Parent pursuant to this Section 5.4 will be subject to the terms of the Confidentiality Agreement.

(e)    Nothing in this Section 5.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (ii) making any disclosure to the stockholders of the Company that is required by applicable Legal Requirements; provided that, in each case, any such disclosure that constitutes a Company Adverse Recommendation Change shall be subject to the provisions of Section 6.1(b).
SECTION 6

ADDITIONAL COVENANTS OF THE PARTIES
6.1    Company Board Recommendation.
(a)    Subject to Section 6.1(b), during the Pre-Closing Period, neither the Board of Directors nor any committee thereof shall (i) (A) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the Company’s stockholders, (B) withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub) the Company Board Recommendation, (C) adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal, (D) if an Acquisition Proposal has been publicly disclosed (other than a tender offer or exchange offer), fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent’s written request that the Company do so (or, relating to any Acquisition Proposal or material amendments, revisions or changes to the terms of any such publicly disclosed Acquisition Proposal that are publicly disclosed within the last five (5) Business Days prior to the then-scheduled Stockholder Meeting, fail to take the actions referred to in this clause (D), with references to the applicable five (5) Business Day period being replaced with three (3) Business Days); provided that Parent may only make such request once with respect to any Acquisition Proposal (provided that each time a Determination Notice is given (or required to be given in accordance with the terms hereof) Parent shall, subject to the following provision, be entitled to make a new such request); and provided, further, that the Company shall not be required to provide any such reaffirmation (or reference to the prior Company Board Recommendation) during the two (2) or three (3) Business Day period, as applicable, following the giving of a Determination Notice, (ii) adopt, approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract, letter of intent, acquisition agreement, agreement in principle or similar document (whether written or oral, binding or nonbinding) with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (a “Company Acquisition Agreement”), or (iii) fail to recommend against acceptance of any tender offer or exchange offer for the Company Common Stock by a Person other than Parent or any of its Affiliates within ten (10) Business Days after Parent so requests in writing (which request may be made once per applicable Acquisition Proposal; provided that Parent shall be entitled to make a new request each time there is a publicly disclosed material change in such applicable Acquisition Proposal)

(any action described in the foregoing clauses (i) through (iii), a “Company Adverse Recommendation Change”); provided that any determination or action by the Board of Directors or any committee thereof to the extent expressly permitted by Section 5.4 or this Section 6.1 shall not be, and shall not be deemed to be, in and of itself a breach or violation of this Section 6.1 and shall not, unless a Company Adverse Recommendation Change has occurred, give Parent a right to terminate this Agreement pursuant to Section 8.1(d).
(b)    Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Company Stockholder Approval:
(i)    if any Acquired Corporation has received a bona fide written Acquisition Proposal that did not arise out of or result from a breach of Section 5.4 or Section 6.1 from any Person that has not been withdrawn and after consultation with outside legal counsel and financial advisors, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal constitutes a Superior Offer, (x) the Board of Directors may make a Company Adverse Recommendation Change, or (y) the Company may terminate this Agreement pursuant to Section 8.1(e) to enter into a Specified Agreement with respect to such Superior Offer, in each case, if and only if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under Delaware Legal Requirements; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Recommendation Change or terminating this Agreement pursuant to Section 8.1(e) at least three (3) Business Days prior to making any such Company Adverse Recommendation Change or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Recommendation Change or termination) and, if requested in writing by Parent, during such three (3) Business Day period shall have negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that such Acquisition Proposal would cease to constitute a Superior Offer; and (C) (1) the Company shall have provided to Parent, prior to the commencement of such three (3) Business Day period, the information with respect to such Acquisition Proposal in accordance with Section 5.4(d), (2) the Company shall have given Parent the three (3) Business Day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and (3) after considering in good faith any proposals made by Parent during such period, if any, after consultation with outside legal counsel and financial advisors, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal constitutes a Superior Offer and that the failure to make the Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(e) would be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) promulgated under Exchange Act shall not be considered a Company Adverse Recommendation Change and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 6.1. Nothing contained in this Agreement shall prohibit the Board of Directors from taking and disclosing a position or otherwise making any disclosure as is required under Rule 14e-2(a), Rule 14d-9 or

Item 1012(a) of Regulation M-A promulgated under the Exchange Act or otherwise complying with applicable Legal Requirements if the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors under applicable Legal Requirements. The provisions of this Section 6.1(b)(i) shall also apply to any material amendment to any Acquisition Proposal and require a new Determination Notice; provided that for such subsequent Determination Notice, the required three (3) Business Days shall be deemed to be two (2) Business Days; and
(ii)    other than in connection with an Acquisition Proposal, the Board of Directors may make a Company Adverse Recommendation Change in response to an Intervening Event if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors under Delaware Legal Requirements; (B) the Company shall have given Parent a Determination Notice specifying in reasonable detail the facts and circumstances describing such Intervening Event and the rationale for the Company Adverse Recommendation Change at least three (3) Business Days prior to making any such Company Adverse Recommendation Change and, if requested in writing by Parent, during such three (3) Business Day period shall have negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that a Company Adverse Recommendation Change would no longer be necessary; and (C) (1) the Company shall have specified in reasonable detail the facts and circumstances that render a Company Adverse Recommendation Change necessary, (2) the Company shall have given Parent the three (3) Business Day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that a Company Adverse Recommendation Change would no longer be necessary, and (3) considering in good faith the proposals made by Parent during such period, if any, after consultation with outside legal counsel and financial advisors, the Board of Directors shall have determined, in good faith, that failure to make the Company Adverse Recommendation Change would breach the fiduciary duties of the Board of Directors under Delaware Legal Requirements. The provisions of this Section 6.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Intervening Event, which shall require a new Determination Notice, except that the references to three (3) Business Days shall be deemed to be two (2) Business Days.
(c)    Notwithstanding anything to the contrary contained herein, no Acquired Corporation shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms.
6.2    Notices, Filings, Consents and Approvals.
(a)    Subject to the remainder of this Section 6.2, the Parties agree to cooperate with each other and use their commercially reasonable efforts to take or cause to be taken promptly any and all steps necessary to avoid or eliminate each and every impediment under the Antitrust Laws, that may be asserted by any Governmental Body or any other party, so as to enable the Closing to occur as promptly as practicable, but in no case later than the End Date, including, if applicable, providing as promptly as reasonably practicable all information required by any Governmental Body pursuant to its evaluation of the Transactions under the HSR Act, other applicable Antitrust Laws (including any Request for Additional Information pursuant to the HSR Act); provided, however, that notwithstanding anything to the contrary contained in this Agreement, neither Parent nor any of its Affiliates (including the Company and its Subsidiaries following the Closing) shall be required to take or agree to take or proffer to take any action or agree to or accept any measure, obligation, commitment or limitation that would reasonably be expected to constitute a Burdensome Condition (A) with respect to any assets, categories of assets or portions of any business of the Acquired Corporations if, in each case, any such Burdensome Condition would, individually or when taken together with all other actions undertaken with respect to the matters contemplated by this Section 6.2, reasonably be expected to (x) be material to the business, assets or financial condition of the Acquired Corporations, taken as a whole, or (y) be materially detrimental to the benefits that Parent or any of its Affiliates expects as a result of the Transactions or (B) with respect to any assets, categories of assets or portions of any business of Parent or any of its Affiliates. Neither the Company nor any of its Affiliates shall permit, take or agree to permit or take any Burdensome Condition without the prior written approval of, and direction by, Parent. Notwithstanding anything to the contrary contained in this Section 6.2 or any other provision of this Agreement, in no event shall Parent or any of its Affiliates (including the Company and its Subsidiaries following the Closing) be obligated to litigate, participate in litigation or otherwise contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, in connection with the Transactions.
(b)    Following the date hereof, the Parties shall cooperate in good faith and jointly to determine whether pre-merger filings are required under the HSR Act with respect to the Transactions (the “HSR Filing”), including with respect to the actions set forth on Section 6.2(b) of the Company Disclosure Schedules. If the Parties determine that such filings are required, the Parties shall make such filings as soon as reasonably practicable following the date of such determination. Subject to the terms and conditions of this Agreement, each of the Parties shall (and shall cause their respective Affiliates, if applicable, to) cooperate with each other in determining whether (and preparing and making as promptly as practicable) any other Antitrust Law or other filings, notifications or other consents are required or advisable to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.
(c)    Without limiting the generality of anything contained in this Section 6.2, during the Pre-Closing Period, each Party shall (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions under the Antitrust Laws, (ii) keep the other Parties reasonably informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iii) promptly inform the other Parties of, and give the other Parties reasonable advance notice of, and the opportunity to participate in, any communication to or from the FTC, DOJ, or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly furnish to the other Parties, subject to an appropriate confidentiality agreement to limit disclosure to legal counsel and outside consultants, with copies of documents provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding (other than highly sensitive or valuation information (which can be redacted)), (v) subject to an appropriate confidentiality agreement to limit disclosure to legal counsel and outside consultants, consult and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vi) except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, permit authorized Representatives of the other Parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any argument, opinion or proposal made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding. Without limiting the obligations of a Party under this Section 6.2(c), Parent shall determine the strategy to be pursued for obtaining all necessary actions or non-actions and consents or approvals from any Governmental Body, including any related litigation, pursuant to any Antitrust Laws in connection with the Transactions, and the Company shall take all reasonably requested actions to support Parent in connection therewith; provided, however, that Parent shall not “pull and refile” or take any similar action with respect to the HSR Filing without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).
(d)    The Company shall give prompt notice to Parent of any event, development, occurrence, circumstance, change or effect that has had or would reasonably be expected to have a Material Adverse Effect, or would reasonably be expected to make the satisfaction of any of the conditions set forth in Section 7.1 or Section 7.2 impossible or unlikely.
(e)    The Parties agree to cooperate with each other and to use their reasonable best efforts to give all notices to, make all filings with and obtain all authorizations, consents or approvals from any Person that are set forth on Section 6.2(e) of the Company Disclosure Schedules, and shall provide reasonable cooperation to the other party in connection therewith.
(f)    Prior to the Closing, the Parties shall take the specified actions set forth on Section 6.2(f) of the Company Disclosure Schedules.
6.3    Company 401(k). The Board of Directors (or the appropriate committee thereof) shall adopt resolutions (which resolutions shall be subject to Parent’s prior review and reasonable comment) and take such corporate action that it determines to be reasonably appropriate or necessary to terminate each tax-qualified defined contribution retirement plan of the Company with a qualified cash or deferred arrangement under Section 401(k) of the Code (each, a “Company 401(k) Plan”), effective as of the day immediately prior to the Closing Date, contingent upon the occurrence of the Closing, unless Parent notifies the Company in writing not less than five (5) Business Days before the Effective Time that it has determined not to terminate the Company 401(k) Plans. If the Company 401(k) Plans are terminated, as provided herein,

Parent shall, or shall cause one of its Affiliates to, have in effect a tax qualified defined contribution retirement plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Parent 401(k) Plan”) in which each Continuing Employee who is actively employed at the Closing and was a participant in any of the Company 401(k) Plans shall be eligible to participate as of, or as soon as administratively feasible following, the Closing Date, and as soon as practicable following the Closing (but in no event later than sixty (60) days following the Closing Date), the account balances under the Company 401(k) Plans shall be distributed to the participants, and Parent shall, to the extent permitted by the Parent 401(k) Plan, permit such Continuing Employees to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” within the meaning of Section 401(a)(31) of the Code (including promissory notes evidencing participant loans that are not in default as of the date such rollover is elected by the Continuing Employee), in an amount equal to the full account balance distributed to such Continuing Employee from the Company 401(k) Plans.
6.4    ESPP. The Board of Directors (or the appropriate committee thereof) shall adopt resolutions and take all actions that it deems to be reasonably necessary or appropriate pursuant to the terms of the Company ESPP or otherwise to (A) provide that (1) no new Offering Period (as defined in the Company ESPP) will be commenced following the date of this Agreement under the Company ESPP, (2) there will be no increase in the amount of participants’ payroll deduction elections under the Company ESPP or any contributions other than previously elected payroll deductions during the current Offering Period from those in effect as of the date of this Agreement, (3) no individuals shall commence participation in the Company ESPP during the period from the date of this Agreement through the Effective Time and (4) each purchase right issued pursuant to the Company ESPP shall be fully exercised on the earlier of (x) the scheduled purchase date for such Offering Period and (y) the date that is seven (7) Business Days prior to the Effective Time (with any participant payroll deductions not applied to the purchase of Shares returned to the participant), and (B) terminate the Company ESPP effective no later than immediately prior to the Effective Time.
6.5    Financing.
(a)    Parent shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to obtain, no later than the Closing Date, the proceeds of the Financing on the terms and conditions (including with respect to the conditionality thereof) described in the Commitment Letters (or on other terms that are not (1) less favorable to Parent than the terms and conditions (including any “market flex” provisions contained in the Fee Letters) set forth in the applicable Commitment Letter and (2) Restricted Terms (clauses (1) and (2), the “Acceptable Debt Financing Terms”)), including (i) maintaining in effect the Commitment Letters in accordance with and subject to the terms and conditions set forth therein (it being understood that the Commitment Letters may be replaced or amended as provided below), (ii) negotiating the Definitive Debt Financing Agreements that reflect the terms and conditions in the Debt Commitment Letter or such other terms that may be acceptable to Parent or the Debt Financing Sources; provided that, such other terms shall not be permitted to the extent they constitute Restricted Terms, (iii) complying with the covenants applicable to it in the Commitment Letters and in the Definitive Debt Financing Agreements for the Financing that are within its control to the extent the failure to comply with such covenants would be reasonably expected to adversely impact the amount or the availability of the Financing at the Closing and (iv) satisfying on a timely basis (or obtaining a waiver of) all conditions in the Debt Commitment Letter (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and the Definitive Debt Financing Agreements applicable to Parent or its Affiliates that are within their control. In the event that all conditions contained in the Commitment Letters have been satisfied (other than, with respect to the Debt Financing, the availability of the Cash Equity), Parent shall use its reasonable best efforts to cause the Debt Financing Sources and the Equity Investors to fund the Financing at Closing.
(b)    Parent shall not, and shall cause its Affiliates not to, permit or consent to or agree to any assignment, amendment, restatement, replacement, supplement, termination or other modification or waiver of any provision or remedy under, any Commitment Letter without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), if such assignment, amendment, restatement, supplement, termination, modification or waiver would (i) prevent or delay the availability at the Closing of all or a portion of the Debt Financing or Cash Equity necessary to satisfy the Financing Amount (after taking into account the portion of the Debt Financing or Cash Equity, as applicable, that remains available and all other sources of capital available to Parent) or the consummation of the Transactions, (ii) reduce the amount of the Debt Financing or Cash Equity below the amount necessary to satisfy the Financing Amount (after taking into account the portion of the Debt Financing or Cash Equity, as applicable, that remains available and all other sources of capital available to Parent), (iii) impose new or additional conditions or otherwise expand any of the conditions to the receipt of the Financing to the extent such new, additional or expanded condition would prevent or delay the Closing or (iv) otherwise adversely affect the ability of Parent to enforce its rights under any Commitment Letter (clause (i) through clause (iv), the “Restricted Terms”); provided that Parent may amend the Debt Commitment Letter to add initial lenders, lead arrangers, bookrunners, syndication agents or other similar roles that had not executed the Debt Commitment Letter as of the date of this Agreement. The syndication of the Debt Financing (and the implementation of “market flex” provisions) in accordance with the Debt Commitment Letter shall not, and shall not be deemed to, violate Parent’s obligations under this Agreement. As promptly as practicable following execution thereof, Parent shall furnish to the Company a correct and executed copy of any such amendment, restatement, replacement, supplement, modification, waiver or consent of or relating to any Commitment Letter, any Fee Letter and any other fee letters entered into in connection with the Debt Financing (which may be Customarily Redacted as if such letters were Fee Letters).
(c)    In the event that any portion of the Debt Financing in an amount required to satisfy the Financing Amount (after taking into account the portion of the Debt Financing that remains available, the Cash Equity and all other sources of capital available to Parent) becomes unavailable on the terms and conditions (including any “market flex” provisions set forth in the Fee Letters) contemplated by the Debt Commitment Letter or any of the definitive agreements with respect to the Debt Financing required to satisfy the Financing Amount with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letter, or on other Acceptable Debt Financing Terms (the “Definitive Debt Financing Agreements”), shall be withdrawn, repudiated, terminated or rescinded, regardless of the reason therefor (other than the right of Parent to terminate this Agreement pursuant to Sections 8.1(c) and 8.1(f) hereof), unless Parent has available to it other sources of capital to replace such unavailable Debt Financing, Parent will use reasonable best efforts to (x) obtain alternative debt financing (in an amount, when taken together with the portion of the Debt Financing that remains available, the Cash Equity and all other sources of capital available to Parent, at least equal to the Financing Amount) from the same or other sources on terms and conditions that are not materially less favorable, when taken as a whole, to Parent (as determined by Parent in good faith) than those contained in the Debt Commitment Letter and the Fee Letters (including any “market flex” provisions set forth in the Fee Letters) (the “Alternative Debt Financing”) and (y) promptly notify the Company of such unavailability and the reason therefor. For the purposes of this Agreement (other than as expressly provided otherwise and with respect the representations in this Agreement made by Parent that speak to the date of this Agreement), the term “Debt Financing” shall be deemed to include any Alternative Debt Financing arranged in compliance herewith, and the terms “Debt Commitment Letter,” “Fee Letters” and “Definitive Debt Financing Agreements” shall be deemed to include any commitment letter (or similar agreement), fee letters or definitive agreement with respect to any such Alternative Debt Financing; provided that, notwithstanding anything to the contrary herein, in no event shall any Alternative Debt Financing or amendment with respect to the Debt Commitment Letter be deemed to materially and adversely expand the obligations set forth in this Section 6.5 of the Company and its Subsidiaries.
(d)    Upon reasonable request of the Company, Parent shall keep the Company reasonably informed of the status of its efforts to consummate the Financing, except to the extent such information would jeopardize any attorney-client privilege, attorney work-product protections or similar protections. Subject to the exception in the preceding sentence, Parent shall give the Company prompt written notice (i) of any material breach or material default by Parent, or to the knowledge of Parent, any party to either Commitment Letter, (ii) if and when Parent believes that any portion of the Financing contemplated by any Commitment Letter necessary to fund the Financing Amount (taking into account the Cash Equity) is not reasonably expected to be available on the terms (or on such terms not materially less favorable to Parent), in the manner or from the sources contemplated by such Commitment Letter at or prior to the time that the Closing is required to occur pursuant to the terms hereof, (iii) of the receipt by Parent or Merger Sub of any written notice or other written communication from any party to any Commitment Letter with respect to any actual or threatened material breach, material default, termination or repudiation by any party to such Commitment Letter (but excluding in each case, any ordinary course negotiations with respect to the terms of the Financing or any definitive agreement with respect thereto (including any Definitive Debt Financing Agreement)) and (iv) of any expiration or termination of any Commitment Letter.
(e)    Notwithstanding anything to the contrary, nothing in this Section 6.5 shall require, and in no event will the commercially reasonable efforts of Parent be deemed or construed to require, (i) funding of any equity financing other than the Cash Equity portion of the Financing, (ii) the incurrence of any debt financing other than the Debt Financing or any

Alternative Debt Financing, or (iii) the payment of fees in connection with the Debt Financing or the Cash Equity portion of the Financing in excess of the amounts contemplated by the Debt Commitment Letter and Equity Commitment Letters.
(f)    From the date of this Agreement until the earlier of the Closing Date and the valid termination of this Agreement in accordance with Section 8, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide, and shall cause its Representatives to use their reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the obtaining, arrangement and consummation of the Debt Financing, such reasonable best efforts to include, but not be limited to:
(i)    causing appropriate members of the Company’s senior management team to participate in a reasonable number of meetings (which may be virtual), conference calls, presentations and due diligence sessions with arrangers, accountants, potential lenders and/or rating agencies, at reasonable times and locations mutually agreed, and upon reasonable notice;
(ii)    assisting Parent with the preparation of customary rating agency presentations, bank information memoranda, investor, lender presentations and similar customary documents for use in connection with the Debt Financing, including reviewing and commenting on Parent’s draft of a business description to be included in marketing materials;
(iii)    assisting Parent in obtaining ratings in connection with the Debt Financing;
(iv)    solely with respect to financial information and data derived from historical books and records, assisting Parent with the preparation of pro forma financial information and pro forma financial statements reflecting the Transactions and the Debt Financing to the extent required by the Debt Commitment Letter, it being agreed that Parent shall be responsible for the preparation of any pro forma financial statements, pro forma financial information and marketing materials for the Debt Financing;
(v)    assisting Parent in connection with the preparation of (and executing and delivering as of the Closing Date) any closing documents and other definitive financing documents with respect to the Debt Financing (including any credit agreements, amendments, joinders, currency or interest rate hedging arrangements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents and other certificates, documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Debt Financing as may be required in connection with the Debt Financing or the Debt Commitment Letter or as may be requested by Parent);
(vi)    assisting in facilitating the pledging, granting and perfection of collateral and the granting of security interests and guarantees in respect of the Debt Financing (including to deliver any original stock certificates and related powers and any original promissory notes and related powers), in each case to the extent permitted under the Company’s Existing Indebtedness;

(vii)    cooperating in connection with obtaining customary payoff letters and related release documentation in respect of the Existing Indebtedness;
(viii)    providing customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a customary representation to the Debt Financing Sources, including that the public side versions of such documents do not include material non-public information about the Company or its Subsidiaries or their securities and as to the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing;
(ix)    as promptly as reasonably practicable, furnishing Parent with the Required Information and other information regarding the Company and its Subsidiaries that is reasonably requested by Parent and customarily included in marketing materials for financings similar to the financings contemplated by the Debt Commitment Letter;
(x)    at least three (3) Business Days prior to the Closing Date, providing all documentation and other information about the Company and each of its Subsidiaries that (A) is required by the Debt Financing Sources in connection with the Debt Financing and that has been requested of the Company in writing by Parent at least ten (10) Business Days prior to the Closing Date and (B) relates to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and customary beneficial ownership certifications and the requirements of 31 C.F.R. §1010.230 and that has been requested of the Company by or on behalf of Parent at least ten (10) Business Days prior to the Closing Date; and
(xi)    taking all corporate and other customary actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing.
(g)    The foregoing notwithstanding, nothing in Section 6.5(f) shall require:
(i)    cooperation that unreasonably interferes with the business or the operations of the Company or its Subsidiaries;
(ii)    the Company or any of its Subsidiaries or any of their respective Representatives to execute, deliver or enter into any agreement with respect to the Debt Financing that is not contingent upon the occurrence of the Closing or that would be effective prior to the Closing Date (other than customary authorization letters and KYC/beneficial ownership certification documentation) or none of the directors and managers of the Company or the Company’s subsidiaries shall be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained prior to the Closing Date unless Parent shall have determined that such directors and managers are to remain as directors and managers of Parent or Parent’s Subsidiaries on and after the Closing Date and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing Date;
(iii)    the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other cost or expense, in each case prior to the Closing in connection with the Debt Financing that is not contingent on the occurrence of the Closing or that has not been or will not be reimbursed by or indemnified by Parent;
(iv)    the Company or any of its Subsidiaries to take any action to the extent it would (A) reasonably be expected to conflict with, or result in any violation or breach of, or default under, such entity’s organizational documents, any applicable Legal Requirements, or any material contract to which it is a party; (B) result in the waiver of any attorney-client privilege; (C) cause any of the Company’s representations, warranties, covenants or other obligations herein to be breached or any condition to the Closing set forth in Section 7 to not be satisfied; (D) subject any director, manager, officer or employee of the Company or any of its Affiliates to any actual or potential personal liability that is not indemnified hereunder; or (E) require any such entity to change any fiscal period;
(v)    to pledge any assets or consent to the grant of liens on Company’s or its Subsidiaries’ assets prior to the Closing; provided that this shall not preclude the pre-filing of UCC-1s (or other similar lien instruments);
(vi)    waive or amend any terms of this Agreement;
(vii)    deliver any legal opinion or negative assurance letter; or
(viii)    provide or prepare (A) pro forma financial statements, pro forma adjustments, projections, an as-adjusted capitalization table, information related to synergies, cost savings, ownership or other post-Closing adjustments, or other prospective information, (B) any description of all or any component of any financing undertaken by Parent in connection with the Transactions, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, (C) risk factors relating to all or any component of the any Financing undertaken by Parent in connection with the Transactions, (D) “segment reporting”, subsidiary financial statements or any information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, (E) any information required by Regulation S-K Item 402 or by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A, (F) financial statements in a form or subject to standard different than those provided to Parent on the date of this Agreement or (G) any information that is not readily available from the Company’s financial records.
(h)    The Company agrees to (i) file all reports on Form 10-K and Form 10-Q and, to the extent required to include financial information pursuant to Item 9.01 thereof, Form 8-K in accordance with the time periods required by the Exchange Act and (ii) file all other Forms 8-K, in each case, required to be filed with the SEC pursuant to the Exchange Act prior to the Closing Date.
(i)    Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and reasonably documented out-of-pocket costs and expenses (including reasonable and reasonably documented out-of-pocket attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation contemplated by this

Section 6.5 (other than the preparation of its normal financial statements). Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs, charges or expenses (including reasonable attorneys’ fees), suffered or incurred by them in connection with their cooperation with (i) the Debt Financing (including the arrangement or obtaining thereof), (ii) any action taken by them pursuant to this Section 6.5, or (iii) the provision of any information utilized in connection with the Debt Financing (other than information provided by the Company or any of its Subsidiaries), in each case, except to the extent resulting from the bad faith, gross negligence, fraud or willful misconduct of this Agreement by, the Company or any of its Subsidiaries or any of its or their respective Representatives, arising from incorrect or misleading information provided by the Company or any of its Subsidiaries or any of its or their respective Representatives, or to the extent that the indemnity relates to matters with respect to which Parent is entitled to indemnity hereunder.
(j)    The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing or purposes of inclusion in customary marketing materials in connection with the syndication of such Debt Financing and inclusion in any customary “tombstones” describing the Debt Financing; provided that such logos are used solely in a manner that is not intended to harm or disparage the Company or any of the Subsidiaries in any respect.
(k)    The Company shall deliver to Parent at least three (3) Business Days prior to the Closing Date (with drafts delivered at least five (5) Business Days prior to the Closing Date) copies of customary payoff letters with respect to the Existing Indebtedness (the “Payoff Letters”), which shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the Existing Indebtedness as of the anticipated Closing Date (and, if applicable, the daily accrual thereafter) (the “Payoff Amount”), together with wire transfer and payment instructions, (ii) state that upon receipt of the Payoff Amount in accordance with such Payoff Letters, the Existing Indebtedness and all related loan documents shall be discharged and terminated (subject to such provisions which by their terms expressly survive the termination of such documents), (iii) provide that all Encumbrances and guarantees in connection with the Existing Indebtedness relating to the assets and properties of the Company or any of its Subsidiaries securing the obligations under the Existing Indebtedness shall be released and terminated upon payment of the Payoff Amount on the Closing Date, (iv) authorize the Company and/or Parent to file UCC-3 termination statements and (v) provide for the prompt return of all possessory collateral (if any) in connection with the Existing Indebtedness; provided that it is understood that at the Company’s election and to the extent permitted by the holders of such Existing Indebtedness, any such payoff letter in respect of Existing Indebtedness (if applicable) shall require Parent to provide back-stop letters of credit and/or cash collateral (it being understood that Parent shall be entitled to choose between providing cash collateral or a back-stop for any particular letter of credit) in the amount required by such payoff letter, or at the option of the issuer of any such letter of credit, permit the letters of credit of such issuer thereunder to be “grand-fathered” into the Debt Financing and become outstanding obligations thereunder. The Company shall, and shall cause its applicable Subsidiaries to, unwind or novate or assist Parent in connection with the unwinding or novation of any outstanding interest rate or other swaps or hedges on the Closing Date that are designated by Parent in writing to the Company at least eight (8) Business Days prior to the Closing Date (notice of which may be delivered by the Company to the applicable interest rate, swap or hedge counterparty at Parent’s request in advance of the Closing Date so long as the underlying swap or hedge documentation permits any such notice to be contingent upon the consummation of the Closing). The Company shall, shall cause its Subsidiaries and shall use reasonable best efforts to cause their respective representatives to, provide all customary cooperation reasonably requested by Parent in connection with this Section. The Company shall use reasonable best efforts to deliver to Parent the executed Payoff Letter at or prior to the Closing.
(l)    Notwithstanding anything to the contrary herein, the failure of the Company or any of its Subsidiaries or Representatives to comply with this Section 6.5 shall not give rise to the failure of a condition precedent set forth in Section 7 or termination right pursuant to Section 8.1 unless Parent failed to obtain the Debt Financing primarily as a result of the willful and material breach of the obligations of the Company to comply with its obligations under this Section 6.5 (after notice and opportunity to cure). Parent and the Company each acknowledge and agree that Parent’s obligation to consummate the transactions contemplated by this Agreement is not subject to any financing condition.
(m)    All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries or Affiliates obtained by Parent pursuant to this Section 6.5 shall be kept confidential in accordance with the terms of the Confidentiality Agreement; provided that Parent shall be permitted to disclose such information to the Debt Financing Sources, rating agencies and prospective lenders during syndication of the Debt Financing or any permitted replacement, amended, modified or alternative financing subject to such Debt Financing Sources, rating agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information consistent with the confidentiality provisions of the Debt Commitment Letter (including through a notice and undertaking in a form customarily used in confidential information memoranda for the Debt Financing).
6.6    Indemnification of Officers and Directors.
(a)    From and after the Effective Time, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of the current or former directors or officers of any Acquired Corporation pursuant to the organizational documents thereof and any indemnification or other similar agreements of any Acquired Corporation set forth in Section 6.6(a) of the Company Disclosure Schedule, in each case, as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Person (as defined below), and Parent shall cause the Acquired Corporations to perform their obligations thereunder. Without limiting the foregoing, from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of any Acquired Corporation or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of any Acquired Corporation as a director or officer of another Person (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including this Agreement and the Transactions and actions contemplated hereby), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of any Acquired Corporation or is or was serving at the request of any Acquired Corporation as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Legal Requirements. In the event of any such claim, action, suit or proceeding, (x) each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Corporation or its Subsidiaries, as applicable, in accordance with the organizational documents and any indemnification or other similar agreements of the Surviving Corporation or its Subsidiaries, as applicable, as in effect on the date of this Agreement; provided that any Indemnified Person to whom expenses are advanced provides an undertaking, if required by the DGCL or the Surviving Corporation’s or its Subsidiaries respective certificate of incorporation or bylaws (or comparable organizational documents) or any such indemnification or other similar agreements, as applicable, to repay such advances if it is ultimately determined by final adjudication that such Indemnified Person is not entitled to indemnification and (y) the Surviving Corporation and its Subsidiaries, as applicable, shall reasonably cooperate in the defense of any such matter.
(b)    Prior to the Closing Date, in consultation with Parent, the Company shall use reasonable best efforts to purchase (and if the Company does not purchase prior to the Closing Date, the Surviving Corporation may purchase on or after the Closing Date, in lieu of complying with the final sentence of this Section 6.6(b)) “tail” directors’ and officers’ liability insurance for the Acquired Corporations and their current and former directors and officers who are covered by the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of the Acquired Corporations as of the date of this Agreement (the “Current D&O Insurance”), such “tail” insurance to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insureds thereunder with respect to claims arising from facts or events that occurred at or before the Effective Time (a “D&O Tail Policy”); provided that in no event shall the total cost of any such “tail” insurance exceed 300% of the aggregate annual premium most recently paid by the Acquired Corporations for the Current D&O Insurance (the “Maximum Amount”); provided, further, that if such “tail” insurance is not reasonably available or the aggregate premium exceeds the Maximum Amount, then the Company shall be required to obtain the most coverage available on terms and conditions at least as favorable as the directors’ and officers’ liability insurance in effect on the date hereof and for a cost not exceeding the Maximum Amount (the “Comparable Coverage”). Parent and the Surviving Corporation shall maintain such “tail” insurance in full force and effect for a period of six (6) years following the Closing Date, and continue to honor the obligations thereunder. In the event that as of the Closing Date the “tail” directors’ and officers’ liability insurance under the first sentence of this Section 6.6(b) has not been purchased, for a period of six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) cause to be maintained in effect the Current D&O Insurance, (ii) purchase a D&O Tail Policy or (iii) provide substitute insurance for the Acquired Corporations and their current and former directors and officers who are covered by the Current D&O Insurance, in such case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the Current D&O Insurance with respect to claims arising from facts or events that occurred at or before the Effective Time, except that in no event shall the Surviving Corporation be required to pay with respect to any annual period for such insurance more than the Maximum Amount, and if the Surviving Corporation is unable to obtain the insurance required by this sentence, it shall obtain Comparable Coverage.
(c)    In the event that the Surviving Corporation or its Subsidiaries or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then in each such case, the Surviving Corporation or its Subsidiary, as applicable, shall cause proper provision to be made so that the successors and assigns of such Acquired Corporation assume the obligations set forth in this Section 6.6.
(d)    The provisions of this Section 6.6 (i) shall survive the consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Persons), his or her heirs, successors, assigns and representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise. Unless required by applicable Legal Requirement, this Section 6.6 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.
6.7    Stockholder Litigation. The Company shall give Parent the opportunity to participate in (but not control) the Company’s defense, prosecution, compromise or settlement of any litigation against the Company or its directors or officers relating to the Transactions brought by a stockholder of the Company (“Stockholder Litigation”) and shall give due consideration to Parent’s advice with respect to such litigation; provided, however, that the Company shall not settle any such Stockholder Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any Stockholder Litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof. Notwithstanding the foregoing, this Section 6.7 shall not apply to any Legal Proceeding which arises from, or relates to, the matters set forth in Section 6.2 (which in each case shall be governed by Section 6.2)
6.8    Additional Agreements. Subject to the terms and conditions of this Agreement, including Section 6.2(a) and Section 6.5, Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party to this Agreement shall use commercially reasonable efforts to (i) make all filings (if any) and give all notices (if any) required to be made and given by such Party pursuant to any Material Contract or any Company Warrant in connection with the Merger and the other Transactions to the extent requested in writing by Parent, (ii) seek each Consent (if any) required to be obtained pursuant to any Material Contract by such Party in connection with the Transactions to the extent requested in writing by Parent; provided, however, that in connection with obtaining any such Consent, the Parties shall have no obligation to pay any consent fee or to agree to any changes to any of the terms of such Material Contract, and, without the prior written consent of Parent, the Company shall not, and shall cause each of the other Acquired Corporations not to, pay or commit to pay to such Person that is not a Governmental Body, whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (iii) subject to the same limitations as included in the proviso to Section 6.2(a), seek to lift any restraint, injunction or other legal bar to the Merger brought by any third Person against such Party.
6.9    Disclosure. The initial press releases relating to this Agreement shall be mutually agreed between the Company and Parent. Thereafter, the Company shall consult with Parent before issuing any further press release(s) or otherwise making any public statement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or any of the other Transactions and shall not issue any such press release or public statement without Parent’s written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company may, without the prior consent of Parent but subject to giving advance notice to Parent, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement; and the Company need not consult with Parent in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.4(e) or with respect to any Acquisition Proposal or Company Adverse Recommendation Change.
6.10    Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective boards of directors shall use their respective commercially reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.
6.11    Section 16 Matters. The Company, and the Board of Directors, shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares, Company RSUs and Company Options in the Transactions by applicable individuals and to cause such dispositions or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.12    Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements and the rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting.
6.13    Notification of Certain Events. Subject to applicable Legal Requirements, each of the Company and Parent shall promptly notify the other of (i) any notice or other communication received by such Party from any Governmental Body in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions; or (ii) any Legal Proceeding commenced or, to the knowledge of any Party, threatened in writing against, such Party or any of its Subsidiaries or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction.
6.14    CVR Agreement. At or prior to the Effective Time, Parent shall authorize and duly adopt, execute and deliver, and shall ensure that a duly qualified Rights Agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent (provided that such revisions are not, individually or in the aggregate, detrimental or adverse to any holder of a CVR). Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.
6.15    Notice of Certain Regulatory Events. Prior to the Closing, the Company shall promptly notify Parent if the Company has provided any written correspondence to, or received any written correspondence from, the FDA or any other Governmental Body with respect to: (a) the recall, correction, removal, market withdrawal or replacement of any product; (b) a change in the marketing classification or a change in the labelling of any product; or (c) the mandatory or voluntary termination, enjoinment or suspension of the testing, manufacturing, marketing or distribution of any product.
6.16    Employment and Employee Benefits Matters.
(a)    From the Effective Time until the earlier of the first anniversary of the Effective Time and the date on which a Continuing Employee (as defined below) ceases to be employed by Parent, the Surviving Corporation or any of their respective Subsidiaries, Parent shall, and shall cause the Surviving Corporation and each of its other Subsidiaries to, maintain for each individual employed by the Company or any of the Acquired Corporations immediately prior to the Effective Time (each, a “Continuing Employee”) (i) each of an annual rate of base salary or wages, as applicable, and a target annual cash incentive compensation opportunity, that is not less favorable than that provided to such Continuing Employee as of immediately prior to the Effective Time, (ii) severance payments and benefits no less favorable than the severance payments or benefits provided pursuant to the Employee Plans set forth on Section 3.16(b) of the Company Disclosure Schedules, (iii) retirement and health and welfare benefits that are substantially comparable in the aggregate to the retirement and health and welfare benefits provided to such Continuing Employee as of immediately prior to the Effective Time, and (iv) other employee benefits that are substantially comparable in the aggregate to the other employee benefits provided to similarly-situated employees of Parent and its Affiliates.
(b)    Parent shall, and shall cause the Surviving Corporation to, cause service rendered by Continuing Employees to the Company and any of the Acquired Corporations prior to the Effective Time to be taken into account for purposes of eligibility, vesting and determination of level of benefits under employee benefit plans of Parent and the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding Employee Plans immediately prior to the Effective Time for those purposes; provided that, the foregoing will not apply (i) to the extent that its application would result in a duplication of benefits with respect to the same period of service, or (ii) to any defined benefit pension, vesting of equity or equity-based compensation, vesting of long-term incentives, or retiree or post-employment health and welfare benefit plans. Without limiting the generality of the foregoing, Parent shall, and shall cause the Surviving Corporation to use commercially reasonable efforts to not subject Continuing Employees to any eligibility requirements, waiting periods, actively-at-work requirements or pre-existing condition limitations under any employee benefit plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Employee Plan in which they participated prior to the Effective Time. Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to give such Continuing Employees credit under such employee benefit plans for any eligible expenses incurred by such Continuing Employees and their covered dependents under an Employee Plan during the portion of the plan year prior to the Effective Time for purposes of satisfying all co-payment, co-insurance, deductibles, and maximum out-of-pocket requirements applicable to such Continuing Employees and their covered dependents in respect of the plan year in which the Effective Time occurs.
(c)    No provision of this Agreement (i) shall be construed to prohibit Parent or the Surviving Corporation or any of its Subsidiaries from amending or terminating any Employee Plan or any other employee benefit plan, (ii) requires Parent or the Surviving Corporation or any of its Subsidiaries to keep any Person employed or in service for any period of time, (iii) constitutes the establishment or adoption of, or amendment to, any Employee Plan or other employee benefit plan or (iv) confers upon any Continuing Employee or any other Person any third-party beneficiary or similar rights or remedies.
SECTION 7

CONDITIONS PRECEDENT TO THE MERGER
7.1    Condition to the Obligations of Each Party. The obligations of each Party to effect the Merger are subject to the satisfaction (or, if permitted by applicable Legal

Requirements, waiver by mutual consent of Parent, Merger Sub and the Company) as of the Closing of each of the following conditions:
(a)    the Company Stockholder Approval shall have been obtained;
(b)    (i) there shall be no temporary restraining order, preliminary or permanent injunction or final judgment issued by, any Governmental Body of competent jurisdiction preventing the consummation of the Merger, nor shall any Legal Requirement have been promulgated, enacted, issued or deemed applicable to the Merger by any Governmental Body which may prohibit or make illegal the consummation of the Merger and (ii) no Governmental Body in any jurisdiction in which any of the Parties or any of their Subsidiaries has business activities shall have instituted any Legal Proceeding (which remains pending at what would otherwise be the Closing Date) before any court or other Governmental Body of competent jurisdiction seeking to temporarily or permanently prevent, prohibit or make illegal the consummation of the Merger; and
(c)    any waiting period (or any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated, without the imposition of any Burdensome Condition (subject to the qualifications to such term in Section 6.2(a)).
7.2    Conditions to the Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or, if permitted by applicable Legal Requirements, waiver by mutual consent of Parent and Merger Sub) as of the Closing of each of the following conditions:
(a)
(i)    the representations and warranties of the Company set forth in Sections 3.3(a) – 3.3(f) (Capitalization, Etc.) of the Agreement shall be accurate except for any de minimis inaccuracies as of the date of the Agreement and at and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);
(ii)    the representations and warranties of the Company set forth in Section 3.1 (Due Organization; Subsidiaries, Etc.), Section 3.2 (Certificate of Incorporation and Bylaws), Section 3.3(g) (Capitalization, Etc.), Section 3.20 (Authority; Binding Nature of Agreement), Section 3.22 (Takeover Laws), Section 3.23 (Opinion of Financial Advisors) and Section 3.24 (Brokers and Other Advisors) of the Agreement shall be accurate in all material respects, as of the date of the Agreement and at and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);
(iii)    the representations and warranties of the Company set forth in the Agreement (other than those referred to in Section 7.2(a)(i) and Section 7.2(a)(ii) above) shall be accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Agreement and at and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(b)    the Company shall have complied with or performed in all material respects the covenants and agreements it is required to comply with or perform at or prior to the Effective Time;
(c)    since the date of the Agreement, there shall not have occurred a Material Adverse Effect; and
(d)    Parent and Merger Sub shall have received a certificate executed on behalf of the Company by an executive officer of the Company certifying that the conditions set forth in Sections 7.2(a), (b) and (c) have been satisfied.
7.3    Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction (or, if permitted by applicable Legal Requirements, waiver by the Company) as of the Closing of each of the following conditions:
(a)    The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Agreement and at and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;
(b)    Parent and Merger Sub shall have complied with or performed in all material respects the covenants and agreements it is required to comply with or perform at or prior to the Effective Time;
(c)    the Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied; and
(d)    the CVR Agreement shall be in full force and effect.
7.4    Waiver of Conditions. The conditions set forth in Section 7.1 may only be waived by written notice from each of Parent, Merger Sub and the Company. The conditions set forth in Section 7.2 may only be waived by written notice from Parent and Merger Sub. The conditions set forth in Section 7.3 may only be waived by written notice from the Company.

SECTION 8

TERMINATION
8.1    Termination. This Agreement may be terminated prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):
(a)    by mutual written agreement of Parent and the Company;
(b)    by either Parent or the Company if the Closing shall not have occurred on or prior to 11:59 p.m. Eastern Time, on August, 19, 2025 (the “End Date”); provided, however, that in the case of this Section 8.1(b), (x) if on the End Date all of the conditions set forth in Section 7, other than Section 7.1(b) or (c) thereof (solely in respect of the HSR Act), shall have been satisfied (other than conditions that by their nature are to be satisfied at the Effective Time, each of which is then capable of being satisfied) or waived (to the extent waivable under applicable Legal Requirements), then the End Date shall automatically be extended by a period of 30 days (and all references to the End Date herein shall be as so extended); and (y) the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose material breach of this Agreement has caused or resulted in the Merger not being consummated by such date; provided, further, that if the Condition Satisfaction Date occurs before the End Date, then the End Date will be extended to the date that is one (1) Business Day after the date on which the Closing is required to occur in accordance with Section 1.1;
(c)    by either Parent or the Company if a Governmental Body of competent jurisdiction shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the consummation of the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose material breach of this Agreement has caused or resulted in the issuance of such final and nonappealable order, decree, ruling or other action or to any Party that has failed to use its reasonable best efforts as required by Section 6.2 to remove such order, decree, ruling or other action;
(d)    by Parent, if (i) the Board of Directors shall have failed to include the Company Board Recommendation in the Proxy Statement when mailed, or shall have effected a Company Adverse Recommendation Change; (ii) the Company shall have entered into a Company Acquisition Agreement; or (iii) the Board of Directors or the Company shall have willfully and materially breached its obligations under Section 5.4 or Section 6.1;
(e)    by the Company, prior to obtaining the Company Stockholder Approval, in order to accept a Superior Offer and substantially concurrently enter into a binding written definitive acquisition agreement providing for the consummation of a transaction which the Board of Directors shall have determined, in good faith, constitutes a Superior Offer (a “Specified Agreement”); provided that (A) no Acquired Corporation shall be in willful and material breach of Section 6.1(b)(i) in relation to such Superior Offer and (B) that such termination shall be effective only if the Company shall have paid the Termination Fee immediately prior to or substantially concurrently with such termination;
(f)    by Parent, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that a condition set forth in Section 7.2(a) or (b) would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured in such time period, shall not have been cured within thirty (30) days of the date Parent gives the Company written notice of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if either Parent or Merger Sub is then in material breach of any representation, warranty, covenant or obligation hereunder;
(g)    by the Company, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Merger Sub shall have occurred, in each case, if such breach or failure would reasonably be expected to prevent Parent or Merger Sub from consummating the Transactions and such breach or failure cannot be cured by Parent or Merger Sub, as applicable, by the End Date, or, if capable of being cured in such time period, shall not have been cured within thirty (30) days of the date the Company gives Parent written notice of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder;
(h)    by the Company, if (i) all conditions to Closing set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than conditions that by their terms are to be satisfied by the delivery of documents or the taking of actions at the Closing, as applicable, each of which would be satisfied if the Closing were to occur at such time), (ii) Parent and Merger Sub have failed to consummate the Merger at the Closing at the time required pursuant to Section 1.1, (iii) following such failure, the Company has confirmed to Parent and Merger Sub by irrevocable written notice that the Company is ready, willing and able to effect the Closing on such date of notice and at all times during the three (3) Business Day period immediately thereafter, and (iv) Parent and Merger Sub fail to effect the Closing prior to 5:00 p.m. Eastern Time on the third (3rd) Business Day following the date of receipt of such written notification by Parent and Merger Sub; or
(i)    by either Parent or the Company, if the Company Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting (or any adjournment or postponement thereof).
8.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Merger Sub or the Company or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates following any such termination;

provided, however, that (i) the final sentence of Section 5.1, this Section 8.2, Section 8.3, Section 6.5(i) and Section 9 (other than Section 9.5(b)) shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (iii) subject to the terms herein, the termination of this Agreement shall not relieve any Party from any liability for Fraud or willful breach of this Agreement prior to termination. For purposes of this Agreement, “willful breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement, and “Fraud” means common law fraud under Delaware Legal Requirements with respect to the making of a representation or warranty contained in this Agreement with the actual knowledge that such representation or warranty was false when made or with reckless indifference to the truth of such representation or warranty.
8.3    Expenses; Termination Fees.
(a)    Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated, except that each of Parent and the Company shall pay one-half of the filing fees for any notification and report forms filed pursuant to the HSR Act and Parent shall pay all reasonable and reasonably documented out-of-pocket costs and expenses (including reasonable and reasonably documented out-of-pocket attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation contemplated by Section 6.5 (other than the preparation of its normal financial statements), in accordance with and subject to the limitations set forth in Section 6.5(i).
(b)    In the event that: (i) this Agreement is terminated by the Company pursuant to Section 8.1(e); (ii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(i) or (ii); or (iii) (x) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso to Section 8.1(b)) or by Parent pursuant to Section 8.1(f) as a result of a willful breach, or by either the Company or Parent pursuant to Section 8.1(i), (y) any Person shall have publicly disclosed a bona fide Acquisition Proposal after the execution and delivery of this Agreement and prior to such termination and such Acquisition Proposal has not been publicly withdrawn prior to such termination and (z) within 12 months of such termination the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal (which Acquisition Proposal is subsequently consummated, whether during or following such 12-month period) or consummated an Acquisition Proposal; provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”; then, in any such event under clause (i), (ii) or (iii) of this Section 8.3(b), the Company shall pay or cause to be paid to Parent or its designee the Termination Fee by wire transfer of same day funds (A) in the case of Section 8.3(b)(i), prior to or substantially concurrently with the execution of the Specified Agreement, (B) in the case of Section 8.3(b)(ii), within two (2) Business Days after such termination or (C) in the case of this Section 8.3(b)(iii), prior to the consummation of the Acquisition Proposal referred to in this Section 8.3(b)(iii); it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $4,500,000.00.
(c)    In the event of any termination described in Section 8.3(b), (i) payment from the Company to Parent of the Termination Fee pursuant to Section 8.3(b), shall be the sole and exclusive remedy of Parent, Merger Sub or any of their respective Affiliates against the Acquired Corporations and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Representatives or Affiliates (collectively, “Company Related Parties”) and shall constitute liquidated damages for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and (ii) upon payment of such amount(s) and the Enforcement Expenses, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions and none of Parent, Merger Sub or any of their respective Affiliates shall be entitled to bring or maintain any claim, action or proceeding against any Company Related Party or any of its Affiliates relating to or arising out of this Agreement or the Transactions; provided that the foregoing shall not relieve the Company from any liability for Fraud or willful breach of this Agreement prior to such termination (in which case only the Company shall be liable for damages for such Fraud or willful breach); provided, further, that Parent may pursue both specific performance to cause the Company to consummate the Transactions in accordance with Section 9.5(b) and the payment of the Termination Fee, but in no event shall Parent be entitled to receive both a grant of specific performance and the payment of the Termination Fee. Nothing in this Section 8.3(c) shall in any way expand or be deemed or construed to expand the circumstances in which the Company or any other Company Related Party may be liable under this Agreement or the Transactions.
(d)    In the event this Agreement is terminated by the Company pursuant to Section 8.1(g) or Section 8.1(h) (or Parent pursuant to Section 8.1(b) at a time when the Company is otherwise entitled to terminate pursuant to Section 8.1(h)), Parent shall pay to the Company an amount equal to $4,500,000.00 (the “Parent Termination Fee”) by wire transfer of immediately available funds within seven (7) Business Days following such termination; provided that, in the event of any willful breach of this Agreement or Fraud by Parent or Merger Sub prior to such termination, the Parent Termination Fee shall be an amount equal to $7,750,000.00. Parent and the Company acknowledge that (A) the Parent Termination Fee is not a penalty but is liquidated damages in a reasonable amount that will compensate the Company in circumstances in which the Parent Termination Fee is payable, which amount would otherwise be impossible to calculate with precision and (B) in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.
(e)    Notwithstanding anything to the contrary in this Agreement, other than the Company’s injunctive, specific performance, and equitable relief rights, as and only to the extent expressly permitted by Section 9.5 and the Company’s rights set forth in Section 6.5(i), (i) the Company’s right to receive payment of the Parent Termination Fee in the circumstances in which it is payable by Parent pursuant to Section 8.3(d), shall be the sole and exclusive remedy

(whether at law, in equity, in contract, in tort, or otherwise) of the Company and any of its Affiliates against Parent and any of its Affiliates or any of its or their respective former, current, or future shareholders, partners, members, or Representatives, any Debt Financing Sources and the Equity Investors (each, a “Parent Party”) for any and all losses, liabilities and damages that may be suffered based upon, resulting from, arising out of, or relating to this Agreement and the Financing, including the breach of any representation, warranty, covenant, or agreement in this Agreement, the termination of this Agreement, or the failure to consummate the Transactions and (ii) upon payment of the Parent Termination Fee to the Company in the circumstances in which it is payable by Parent pursuant to Section 8.3(d), together with the payment of the Enforcement Expenses, no Parent Party shall have any further liability or obligation relating to or arising out of this Agreement or the Financing, including the breach of any representation, warranty, covenant, or agreement in this Agreement (whether a willful breach or otherwise), the termination of this Agreement, or failure to consummate the Transactions; provided that the Company may pursue both specific performance to cause Parent to consummate the Transactions in accordance with Section 9.5(b) and the payment of the Parent Termination Fee, but in no event shall the Company be entitled to receive both a grant of specific performance and the payment of the Parent Termination Fee. Nothing in this Section 8.3(e) shall in any way expand or be deemed or construed to expand the circumstances in which Parent or any other Parent Party may be liable under this Agreement or the Transactions.
(f)    Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that if the Closing does not occur, except with respect to the Company’s rights set forth in Section 6.5(i), the maximum aggregate liability of Parent and the Parent Parties for monetary damages relating to or arising out of this Agreement, the Debt Financing, or the Cash Equity, including the breach of any representation, warranty, covenant, or agreement in this Agreement (whether a willful breach or otherwise), the termination of this Agreement, or failure to consummate the Transactions, shall be limited to an amount equal to the sum of the Parent Termination Fee and the Enforcement Expenses, and in no event shall the Company or any of its Affiliates seek to recover any money damages in excess of such amount. In no event will the Company or any of the Company’s former, current and future Affiliates, assignees, stockholders, controlling persons, directors, officers, employees, agents, attorneys and other Representatives seek or obtain, nor will they permit any of their Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Parent Party with respect to this Agreement, the CVR Agreement, the Commitment Letters, the Guaranty, the Confidentiality Agreement or the Transactions (including any breach by any Parent Party), the termination of this Agreement, the failure to consummate the Transactions thereby or any claims, proceedings or actions under any applicable Legal Requirements arising out of any such breach, termination or failure (including in the event of a fraud or willful breach), other than from Parent or Merger Sub to the extent expressly provided for in this Agreement.
(g)    While the Company may pursue a grant of specific performance under Section 9.5 prior to termination of this Agreement and/or the payment of the Parent Termination Fee under this Section 8.3 following the termination of this Agreement, under no circumstances shall the Company be entitled to receive from Parent both a grant of specific performance in accordance with Section 9.5 on the one hand, and payment of all or a portion of the Parent Termination Fee (or any other monetary damages), on the other hand.
(h)    If the Company or Parent, as applicable, fails to pay when due any amount payable under this Section 8.3, and in order to collect such amount, Parent or the Company, as applicable, commences a suit that results in a judgment against the Company for the Termination Fee or Parent for the Parent Termination Fee, as applicable, then such Party shall reimburse the other for all reasonable, documented out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred in connection with such suit (such fees, costs and expenses, collectively, the “Enforcement Expenses”).
SECTION 9

MISCELLANEOUS PROVISIONS
9.1    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Prior to the Effective Time, this Agreement may be amended with the approval of the respective boards of directors of the Company, Parent and Merger Sub at any time, whether before or after the Company Stockholder Approval has been obtained; provided that after the Company Stockholder Approval has been obtained, no amendment shall be made that by any Legal Requirement requires further approval by the Company’s stockholders without the further approval of such stockholders.
9.2    Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (iii) waive compliance by the other with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if is expressly set forth in a written instrument duly executed and delivered on behalf of the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.3    Survival of Representations, Warranties and Covenants. None of the representations, warranties and covenants contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered by any Person pursuant to or in connection with this Agreement shall survive the Closing, except that any covenants that by their terms survive the Closing will do so in accordance with their terms.

9.4    Entire Agreement; Counterparts. This Agreement (including its Exhibits, Annex and the Company Disclosure Schedule), the CVR Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties and their respective Affiliates, with respect to the subject matter hereof and thereof. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
9.5    Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.
(a)    This Agreement, including all matters of construction, validity and performance and any action or proceeding (whether in contract, tort or otherwise) arising out of this Agreement or any of the Transactions or any other agreements contemplated hereby shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware, regardless of the Legal Requirements that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.8. Each of the Parties irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in the Delaware Courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (D) waives, to the fullest extent permitted by Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.
(b)    The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions (including failing to take such actions as are required of it hereunder to consummate the Transactions). The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity (including monetary damages), and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction. The Parties further agree that (i) by seeking the remedies provided for in this Section 9.5, a Party shall not in any respect waive its right to seek any other form of remedy or relief that may be available to a Party or any third party beneficiary under this Agreement (including monetary damages) or at law and (ii) nothing set forth in this Section 9.5 shall require any party to institute any Legal Proceeding for (or limit any Party’s right to institute any Legal Proceeding for) specific performance under this Section 9.5 prior or as a condition to exercising any termination right under Section 8 (and receiving the Parent Termination Fee or Termination Fee, as applicable, or pursuing damages after such termination to the extent available to such Party or any third party beneficiary under this Agreement), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.5 or anything set forth in this Section 9.5 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 8 or pursue any other remedies under this Agreement that may be available at or following such termination.
(c)    Notwithstanding anything in this Agreement to the contrary, the Parties hereto hereby acknowledge and agree that the Company shall be entitled to specific performance to cause Parent to draw down the full proceeds of the Cash Equity pursuant to the terms and conditions of the Equity Commitment Letters and to cause Parent to effect the Closing in accordance with Section 1.1, in each case, if, but only if (i) all conditions to Closing set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than conditions that either (x) by their terms are to be satisfied by the delivery of documents or the taking of actions at the Closing, as applicable, each of which would be satisfied if the Closing were to occur at such time, or (y) the failure of which to be satisfied is attributable, in whole or in part, to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement), (ii) the Debt Financing (or Alternative Debt Financing in accordance with Section 6.5) has been funded or will be funded at the Closing upon the request of Parent if the Cash Equity is funded at the Closing, (iii) Parent and Merger Sub have failed to consummate the Merger at the Closing at the time required pursuant to Section 1.1, (iv) following such failure, the Company has confirmed to Parent and Merger Sub by irrevocable written notice that the Company is ready, willing and able to effect the Closing on such date of notice and at all times during the three (3) Business Day period immediately thereafter, and (v) Parent and Merger Sub fail to effect the Closing prior to 5:00 p.m. Eastern Time on the third (3rd) Business Day following the date of receipt of such written notification by Parent and Merger Sub.

(d)    In each case of Section 9.5(b) and Section 9.5(c), in no event shall the Company be entitled to receive both (x) a grant of specific performance that results in the occurrence of the Closing, on the one hand, and (y) payment of all or any portion of the Parent Termination Fee, on the other hand, nor shall Parent be entitled to receive both (x) a grant of specific performance that results in the occurrence of the Closing, on the one hand, and (y) payment of all or any portion of the Termination Fee, on the other hand. Subject to the immediately preceding sentence, a Party may concurrently seek specific performance or other equitable relief and any monetary damages, remedies or awards that may be available to such Party or any third party beneficiary under this Agreement or at law.
(e)    EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.5(d).
9.6    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a Party without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect, except that Parent may assign this Agreement to any of its Affiliates without the prior consent of the Company; provided that Parent (or one or more of its Affiliates) shall have the right, without the prior written consent of the Company or any of its Affiliates, to assign all or any portion of its rights, interests and obligations under this Agreement, from and after the date of this Agreement, to any Debt Financing Source pursuant to terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning collateral in respect of the Debt Financing, and any such Debt Financing Source may exercise all of the rights and remedies of Parent (or its Affiliate, as applicable) hereunder in connection with the enforcement of any security or exercise of any remedies to the extent permitted under the Definitive Debt Financing Agreements.
9.7    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (i) if the Effective Time occurs, (A) the right of the Company’s stockholders to receive the Merger Consideration in accordance with the terms of this Agreement and (B) the right of the holders of Company Options and Company RSUs to receive the Merger Consideration pursuant to Section 1.7 following the Effective Time in accordance with the terms of this Agreement; (ii) the provisions set forth in Section 6.6 of this Agreement (which are intended for the benefit of each Indemnified Person, each of whom will be third-party beneficiaries of these provisions); (iii) the limitations on liability of the Company Related Parties set forth in Section 8.3(c); and (iv) the limitations on liability of the Parent Parties set forth in Section 8.3(e).
9.8    Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) two (2) Business Days after being sent by registered mail or by courier or express delivery service, or (iii) if emailed, upon confirmation of transmission (provided no bounce-back or similar message of non-delivery is received with respect thereto); provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):
if to Parent or Merger Sub (or following the Effective Time, the Surviving Corporation):
Paratek Pharmaceuticals, Inc.
1000 First Avenue, Suite 200
King of Prussia, PA 19406
Attention:     Jonathan Light
Email:        [**]
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:    Dohyun Kim
Email:     [**]
if to the Company (prior to the Effective Time):
OptiNose, Inc.
777 Township Line Road, Suite 300
Yardley, PA 19067
Attention:    Michael Marino
Email:         [**]
with a copy (which shall not constitute notice) to:
Hogan Lovells US LLP
555 Thirteenth Street, NW
Washington, DC 20004
Attention:     Joseph E. Gilligan
Leslie B. Reese
Email:     [**]

9.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
9.10    Obligation of Parent. Parent shall ensure that Merger Sub duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Merger Sub under this Agreement, and Parent shall be jointly and severally liable with Merger Sub for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.
9.11    Debt Financing Source Matters. Notwithstanding anything herein to the contrary (but in all cases subject to and without in any way limiting the liability or obligations of the Debt Financing Sources, and the rights, remedies and claims of Parent or any of its Affiliates, under or pursuant to the Debt Commitment Letter or any other agreement entered into with respect to the Debt Financing), Company, on behalf of itself and its Affiliates, hereby (a) agrees that the Debt Financing Sources will not have any liability (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) for any claims, causes of action, obligations or any related losses, costs or expenses arising under, out of, in connection with or related in any manner to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach, (b) agrees that the Debt Commitment Letter, the Fee Letters, the Definitive Debt Financing Agreements and/or the Debt Financing and any dispute directly involving the Debt Financing Sources (other than Parent, Merger Sub or any Affiliate thereof) arising under, out of, in connection with or related in any manner to this Agreement, the Debt Commitment Letter, the Fee Letters, the Definitive Debt Financing Agreements, the Debt Financing or any transactions contemplated hereby or thereby or the performance of any services thereunder will be governed by and construed in accordance with the Legal Requirements of the State of New York, regardless of the Legal Requirements that might otherwise govern under applicable principles of conflicts of laws thereof (except as otherwise provided in the applicable document relating to the Debt Financing), (c) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LEGAL REQUIREMENT, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF THE DEBT COMMITMENT LETTER, THE FEE LETTER, THE DEFINITIVE DEBT FINANCING

AGREEMENTS AND/OR THE DEBT FINANCING OR THE PERFORMANCE OF SERVICES IN RESPECT THEREOF OR THEREUNDER, IN EACH CASE, DIRECTLY INVOLVING THE DEBT FINANCING SOURCES (OTHER THAN PARENT, MERGER SUB OR ANY AFFILIATE THEREOF), (d) agrees (without limiting the foregoing clause (a)) not to bring any suit, action or proceeding against the Debt Financing Sources or which may arise out of or relate to this Agreement, the Debt Commitment Letter, the Fee Letter, the Definitive Debt Financing Agreements and/or the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of services in respect thereof or thereunder in any forum other than a New York State court or federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and the Company on behalf of itself and its Subsidiaries irrevocably consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Legal Requirements, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and agrees that it will not, and will not support any of its Affiliates in bringing, any suit, action or proceeding in any other court, in each case, to the extent involving the Debt Financing Sources (other than Parent, Merger Sub or any Affiliate thereof), (e) agrees that only Parent, Merger Sub, Surviving Corporation or their respective Subsidiaries shall be permitted to bring any claim (including any claim for specific performance) against a Debt Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of any of the agreements entered into in connection with the Debt Financing (including the Debt Commitment Letter), (f) agrees in no event will any Debt Financing Source be liable to the Company or its Subsidiaries for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business, or anticipated savings), or damages of a tortious nature in connection with the Debt Financing and (g) agrees that the Debt Financing Sources are express third-party beneficiaries of this Section 9.11, and the Debt Financing Sources may enforce such rights under such provisions and such provisions (and any definitions used in such provisions, including the definition of “Debt Financing Source,” or any other provision of this Agreement) shall not be amended, supplemented, waived or otherwise modified in any way adverse to any Debt Financing Source without the prior written consent of each related Debt Financing Source. This Section 9.11 shall not limit the rights of the parties to the Debt Financing under the Debt Commitment Letter or other Definitive Debt Financing Agreement. This Section 9.11 shall, with respect to matters referenced herein, supersede any provision of this Agreement to the contrary.
9.12    Construction.
(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; words denoting any gender shall include all genders.
(b)    The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)    All references to days or months shall be deemed references to calendar days or months unless otherwise specified herein, and if the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a day that is not a Business Day, the time period for giving such notice or taking such action shall be extended through the next Business Day following the original expiration date of such.
(d)    When calculating the period of time before which, within which or following which any action is to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and the ending date shall be included.
(e)    All references to “$” or dollar shall be deemed references to United States dollars and all calculations of a number of dollars shall be rounded to the nearest whole number of cents, as applicable, with 0.5 rounded up to the next whole cent, as applicable (aggregating all payments to be made to any Person prior to such rounding).
(f)    “U.S.” or “United States” means the United States of America.
(g)    As used in this Agreement, the words (i) “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (ii) “either,” “or,” “neither,” “nor” and “any” shall not be exclusive and (iii) “any” means “any and all.”
(h)    The words “hereof,” “herein,” “herewith” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole (including the Company Disclosure Schedule, Exhibits and Annexes hereto and thereto) and not to any particular provision of this Agreement.
(i)    The words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(j)    As used in this Agreement, “ordinary course of business” means the ordinary course of business consistent with past practices in all material respects.
(k)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” or “Annexes” are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement and references to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears.
(l)    Except as otherwise explicitly specified to the contrary, references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case, as amended or otherwise modified from time to time.

(m)    Except as otherwise explicitly specified to the contrary, references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.
(n)    Except as otherwise explicitly specified to the contrary, “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”
(o)    Capitalized terms used in the Company Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement.
(p)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
(q)    The phrases “made available” and “delivered,” when used in reference to any documents or information made available to Parent, Merger Sub or any of their respective Representatives prior to the execution of this Agreement, shall be deemed to mean (i) uploaded to, and accessible to Parent, Merger Sub or any of their respective Representatives in, the online data rooms hosted on behalf of the Company at www.datasite.com under the name “Meridian VDR” in complete and unredacted form at least 24 hours prior to the execution and delivery of this Agreement or (ii) provided via email by the Company or its Representatives to Parent, Merger Sub or their respective Representatives in complete and unredacted form at least 24 hours prior to the execution and delivery of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.
PARATEK PHARMACEUTICALS, INC.
By:    /s/ Evan Loh
    Name:    Evan Loh, MD
    Title:    Chief Executive Officer
ORCA MERGER SUB, INC.
By:    /s/ Evan Loh
    Name:    Evan Loh, MD
    Title:    Chief Executive Officer
OPTINOSE, INC.
By:    /s/ Ramy Mahmoud                                         Name:    Ramy Mahmoud
Title:    Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

A
EXHIBIT A

CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
2022 Warrants. “2022 Warrants” shall mean the warrants to purchase Company Common Stock issued by the Company on November 23, 2022.
Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” is defined in Section 5.4(a) of the Agreement.
Acceptable Debt Financing Terms. “Acceptable Debt Financing Terms” is defined in Section 6.5(a) of the Agreement.
Acquired Corporation. “Acquired Corporation” is defined in Section 3.1(a) of the Agreement.
Acquisition Proposal. “Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition or exclusive license of assets of the Company equal to more than 20% of the Company’s consolidated assets or to which more than 20% of the Company’s revenues or earnings on a consolidated basis are attributable, (b) issuance or acquisition of more than 20% of the outstanding Company Common Stock, (c) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning more than 20% of the outstanding Company Common Stock or (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning more than 20% of the outstanding Company Common Stock or 20% or more of the aggregate voting power or equity interests of the Company, the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, in each case other than the Transactions.
Affiliate. “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.
Agreement. “Agreement” is defined in the preamble to the Agreement.
Alternative Debt Financing. “Alternative Debt Financing” is defined in Section 6.5(c) of the Agreement.
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Anti-Corruption Laws. “Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the UK Bribery Act of 2012, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Legal Requirements of similar effect, and the related regulations and published interpretations thereunder.
Antitrust Laws. “Antitrust Laws” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust laws and all other applicable Legal Requirements issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
Board of Directors. “Board of Directors” shall mean the board of directors of the Company.
Book-Entry Shares. “Book-Entry Shares” shall mean non-certificated Shares represented by book entry.
Borrower. “Borrower” is defined in Section 4.7(b) of the Agreement.
Burdensome Condition. “Burdensome Condition” shall mean each of (i) divesting or agreeing to divest any of its assets or businesses, (ii) holding separate or agree to hold separate any of its assets or businesses pending such divestiture, (iii) agreeing to any limitations with respect to how it owns, retains, conducts or operates all or any portion of its assets or businesses, or that would impair or restrict its ability to acquire any assets or businesses, (iv) granting or agreeing to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any third party or (v) agreeing or consenting to any other remedy, in each case, to obtain any required approval or to forestall or prevent any action by any Governmental Body.
Business Day. “Business Day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Legal Requirements to be closed.
Capitalization Date. “Capitalization Date” is defined in Section 3.3(a) of the Agreement.
Certificates. “Certificates” is defined in Section 1.4(a) of the Agreement.
Cash Consideration. “Cash Consideration” is defined in Section 1.3(a)(iii) of the Agreement.
Cash Equity. “Cash Equity” is defined in Section 4.7(a) of the Agreement.
Change of Control Payment. “Change of Control Payment” is defined in Section 3.9(a)(vii) of the Agreement.
Clinical Study. “Clinical Study” is defined in Section 3.12(e) of the Agreement.
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Closing. “Closing” is defined in Section 1.1 of the Agreement.
Closing Date. “Closing Date” is defined in Section 1.1 of the Agreement.
Code. “Code” shall mean the Internal Revenue Code of 1986.
Collaboration Partners. “Collaboration Partners” is defined in Section 3.12(a) of the Agreement.
Collective Bargaining Agreement. “Collective Bargaining Agreement” shall mean any written agreement, memorandum of understanding or other contractual obligation between an Acquired Corporation and any labor organization or other authorized employee representative representing Company employees.
Commitment Letters. “Commitment Letters” is defined in Section 4.7(b) of the Agreement.
Company. “Company” is defined in the preamble to the Agreement.
Company 401(k) Plan. “Company 401(k) Plan” is defined in Section 6.3 of the Agreement.
Company Adverse Recommendation Change. “Company Adverse Recommendation Change” is defined in Section 6.1(a) of the Agreement.
Company Acquisition Agreement. “Company Acquisition Agreement” is defined in Section 6.1(a) of the Agreement.
Company Board Recommendation. “Company Board Recommendation” is defined in Section 3.20 of the Agreement
Company Common Stock. “Company Common Stock” shall mean the common stock, $0.001 par value per share, of the Company.
Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.
Company Equity Plans. “Company Equity Plans” shall mean the Company’s 2010 Stock Incentive Plan and the Company’s inducement grants under Nasdaq Listing Rule 5635(c).
Company ESPP. “Company ESPP” shall mean the Company’s 2017 Employee Stock Purchase Plan, as amended.
Company IT Systems. “Company IT Systems” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, databases, data
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communications lines, network and telecommunications equipment and all other information technology equipment, infrastructure, systems and networks, and all associated documentation owned or used by, or licensed or leased to, any Acquired Corporation (excluding any public networks).
Company Licensed IP. “Company Licensed IP” means all third-party Intellectual Property Rights licensed, or with respect to which similar rights are granted, to any of the Acquired Corporations.
Company Option Consideration. “Company Option Consideration” is defined in Section 1.7(a).
Company Options. “Company Options” shall mean all compensatory options to purchase Shares issued pursuant to a Company Equity Plan, other than options pursuant to the Company ESPP.
Company Owned IP. “Company Owned IP” means all Intellectual Property Rights that are owned or purported to be owned by any of the Acquired Corporations.
Company Participating Out-of-the-Money Options. “Company Participating Out-of-the-Money Options” is defined in Section 1.7(a) of the Agreement.
Company Related Parties. “Company Related Parties” is defined in Section 8.3(c) of the Agreement.
Company RSU. “Company RSU” shall mean each restricted stock unit issued under any Company Equity Plan granted with respect to Shares, including restricted stock units subject to performance vesting conditions.
Company SEC Documents. “Company SEC Documents” is defined in Section 3.4(a) of the Agreement.
Company Stockholder Approval. “Company Stockholder Approval” is defined in Section 3.20 of the Agreement.
Company Warrants. “Company Warrants” shall mean, collectively, the 2022 Warrants, the Pharmakon Warrants and the Pre-Funded Warrants.
Comparable Coverage. “Comparable Coverage” is defined in Section 6.6(b) of the Agreement.
Condition Satisfaction Date. “Condition Satisfaction Date” shall mean the date on which the conditions set forth in Section 7, other than those conditions which, by their terms or nature, are to be satisfied at the Closing, are satisfied or, to the extent permitted by applicable Legal Requirements, so waived in writing.
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Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 5.1 of the Agreement.
Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization.
Continuing Employee. “Continuing Employee” is defined in Section 6.16(a) of the Agreement.
Contract. “Contract” shall mean any binding agreement, contract, subcontract, lease, sublease, understanding, instrument, bond, debenture, note, option, warrant, license, sublicense, obligation, arrangement, commitment or undertaking of any nature.
Controlled Group Liability. “Controlled Group Liability” shall mean any and all liabilities, with respect to the Company or any of its ERISA Affiliates, (a) under any multiemployer plan (as defined in Section 3(37) of ERISA), (b) under Title IV of ERISA, (c) under Section 302 of ERISA or Sections 412 and 4971 of the Code, and (d) as a result of the failure to comply with the continuation of coverage requirements of ERISA Section 601 et seq., and Section 4980B of the Code.
Copyrights. “Copyrights” is defined in the definition of Intellectual Property Rights.
cGMP. “cGMP” shall mean all current good manufacturing practices as may be applicable, including: (a) as required by 21 U.S.C. § 351, (b) the provisions of 21 C.F.R., parts 210 and 211 and all applicable rules, regulations, orders and guidance of the FDA and other applicable Governmental Bodies, and (c) ICH, Guidance for Industry Q7a Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients.
COVID-19 Relief Legislation. “COVID-19 Relief Legislation” shall mean the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136, the Consolidated Appropriations Act, 2021, Pub. L. 116-260, the American Rescue Plan Act of 2021, Pub. L. 117-2, and any similar U.S., non-U.S., state or local grant, subsidy, allowance, relief scheme, stimulus fund, program or measure enacted by a Governmental Body in connection with or in response to COVID-19.
Current D&O Insurance. “Current D&O Insurance” is defined in Section 6.6(b) of the Agreement.
Customarily Redacted. “Customarily Redacted” is defined in Section 4.7(b) of the Agreement.
CVR. “CVR” is defined in Section 1.3(a)(iii) of the Agreement.
CVR Agreement. “CVR Agreement” is defined in Recital (E) of the Agreement.
CVR Payment Amount. “CVR Payment Amount” shall mean the sum of (a) the Milestone 1 Payment and (b) the Milestone 2 Payment, each as defined in the CVR Agreement.
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Data Privacy Laws. “Data Privacy Laws” shall mean all applicable privacy, security, and data protection Legal Requirements of any applicable jurisdiction (including, by way of example only, HIPAA, the European Union’s General Data Protection Regulation and the California Consumer Privacy Act).
Debt Commitment Letter. “Debt Commitment Letter” is defined in Section 4.7(b) of the Agreement.
Debt Financing. “Debt Financing” is defined in Section 4.7(b) of the Agreement.
Debt Financing Sources. “Debt Financing Sources” shall mean, collectively, the financial institutions and other entities party to the Debt Commitment Letter and any other Persons that provides, or has entered into, or in the future enters into, any binding agreement with Parent or its Affiliates in connection with, or that is otherwise acting as a lender, arranger, bookrunner, manager, agent, or any other entity acting in a similar representative capacity in respect of all or any part of the Debt Financing in connection with the Transactions and any other financial institutions, lenders or investors with respect to the Debt Financing, together with their respective Affiliates, and such Person’s or any of its Affiliates’ respective direct or indirect, former, current or future managers, officers, directors, employees, general or limited partners, trustees, equityholders, controlling persons, agents, advisors and representatives of the foregoing, and their respective successors and assigns.
Definitive Debt Financing Agreements. “Definitive Debt Financing Agreements” is defined in Section 6.5(c) of the Agreement.
Delaware Courts. “Delaware Courts” is defined in Section 9.5(a) of the Agreement.
Determination Notice. “Determination Notice” is defined in Section 6.1(b)(i) of the Agreement.
DGCL. “DGCL” shall mean the Delaware General Corporation Law.
Dissenting Shares. “Dissenting Shares” is defined in Section 1.5 of the Agreement.
DOJ. “DOJ” shall mean the U.S. Department of Justice.
D&O Tail Policy. “D&O Tail Policy” is defined in Section 6.6(b) of the Agreement.
Effective Time. “Effective Time” is defined in Section 1.2(b) of the Agreement.
Employee Plan. “Employee Plan” shall mean any (a) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, other equity-based plan, severance pay, termination pay, death and disability benefits, hospitalization, life or other insurance benefits (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement, and (c) employment, individual
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consulting, severance, change in control, retention, transaction or similar agreement, and each other employee benefit plan, or arrangement, in each case, whether or not in writing and that is (i) sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations for the current or future benefit of any current or former employee, officer, director or individual independent contractor of any of the Acquired Corporations, (ii) with respect to which any Acquired Corporation has any direct or indirect liability or (iii) to which any Acquired Corporation is a party.
Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, mortgage, deed of trust, security interest, encumbrance, encroachment, claim, lease, sublease, license, option, right of first refusal or first offer, preemptive right or other similar restriction of any nature.
End Date. “End Date” is defined in Section 8.1(b) of the Agreement.
Enforceability Exceptions. “Enforceability Exceptions” is defined in Section 3.7(c) of the Agreement.
Enforcement Expenses. “Enforcement Expenses” is defined in Section 8.3(h) of the Agreement.
Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution, contamination, protection of the environment and protection of human health, worker health (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirements or regulation relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
Equity Commitment Letter. “Equity Commitment Letter” is defined in Section 4.7(a) of the Agreement.
Equity Investor. “Equity Investor” is defined in Section 4.7(a) of the Agreement.
ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974.
ERISA Affiliate. “ERISA Affiliate” is defined in Section 3.16(f).
Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934.
Exchange Agent. “Exchange Agent” is defined in Section 1.4(a) of the Agreement.
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Existing Indebtedness. “Existing Indebtedness” shall mean the Amended and Restated Note Purchase Agreement, dated as of November 21, 2022 (as amended by the First Amendment and Waiver to Note Purchase Agreement, dated as of March 5, 2024, the Second Amendment to Note Purchase Agreement, dated as of March 8, 2024, and the Third Amendment to Note Purchase Agreement, dated as of May 8, 2024), by and among OptiNose US, Inc., a Delaware corporation, OptiNose AS, a Norwegian private limited liability company with Norwegian business registration number 982 483 131, the Company, BioPharma Credit PLC, BPCR Limited Partnership and BioPharma Credit Investments V (Master) LP.
Ex-Im Laws. “Ex-Im Laws” shall mean all U.S. and non-U.S. Legal Requirements relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Legal Requirements administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
Export Control Laws. “Export Control Laws” shall mean all applicable U.S. Legal Requirements relating to (a) economic and trade sanctions and embargoes imposed by OFAC or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the International Traffic in Arms Regulations, 22 C.F.R. parts 120-130, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986.
FDA. “FDA” shall mean the United States Food and Drug Administration.
FDCA. “FDCA” shall mean the Federal Food, Drug and Cosmetic Act.
Fee Letters. “Fee Letters” is defined in Section 4.7(b) of the Agreement.
Financing. “Financing” is defined in Section 4.7(b) of the Agreement.
Financing Amount. “Financing Amount” is defined in Section 4.7(f) of the Agreement.
Fraud. “Fraud” is defined in Section 8.2 of the Agreement.
FTC. “FTC” shall mean the U.S. Federal Trade Commission.
GAAP. “GAAP” is defined in Section 3.4(b) of the Agreement.
Good Clinical Practices. “Good Clinical Practices” shall mean FDA’s regulations for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56 and 312, and all other Legal Requirements or regulations that may be applicable to clinical trials and human subject protection, including 45 C.F.R. Part 46.
Government Funded IP. “Government Funded IP” is defined in Section 3.8(g).
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Government Official. “Government Official” refers to (i) any public or elected official, officer, employee (regardless of rank), or person acting on behalf of a national, provincial, or local government, department, agency, instrumentality, state-owned or state-controlled company, public international organization, political party or entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions, or has its key officers and directors appointed by a government and (ii) any party official or candidate for political office or any person acting on behalf of such party official or candidate for political office.
Governmental Authorization. “Governmental Authorization” shall mean any: permit, license, certificate, waivers, franchise, permission, clearance, consent, approval, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
Governmental Body. “Governmental Body” shall mean any: (a) transnational, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental, regulatory or administrative authority of any nature including any governmental division, department, agency, commission, board, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit or body and any court, arbitrator or other tribunal (public or private), any political, legislative or executive subdivision thereof and any staff member of the foregoing.
Guaranty. “Guaranty” is defined in Recital (G) of the Agreement.
Hazardous Materials. “Hazardous Materials” shall mean: (a) any material, substance, chemical, or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Environmental Law or (ii) can form the basis of any liability under any Environmental Law; and (b) any petroleum, petroleum products, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, radon, mold, fungi and other substances, including related precursors and breakdown products.
Health Care Data Requirements. “Health Care Data Requirements” is defined in Section 3.12(h) of the Agreement.
HIPAA. “HIPAA” is defined in Section 3.12(h) of the Agreement.
HITECH. “HITECH” is defined in Section 3.12(h) of the Agreement.
HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
HSR Filing. “HSR Filing” is defined in Section 6.2(b) of the Agreement.
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Indebtedness. “Indebtedness” shall mean (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, (ii) obligations relating to leases classified as capital or financial leases in the Financial Statements in accordance with GAAP, (iii) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than the Company, (iv) any obligations in respect of letters of credit and bankers’ acceptances (to the extent drawn down), (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (vi) all liabilities for deferred and unpaid purchase price of assets, property, securities or services, including all earn-out payments, seller notes, and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation, (vii) interest rate swap, forward contract, currency or other hedging arrangements, to the extent payable if terminated, or (viii) any guaranty of any such obligations described in clauses (i) through (vii) of any Person other than the Company (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business).
Indemnified Persons. “Indemnified Persons” is defined in Section 6.6(a) of the Agreement.
Intellectual Property Rights. “Intellectual Property Rights” shall mean any and all intellectual property and industrial property rights of every kind and description throughout the world, including all U.S. and foreign (i) patents and patent applications, including all provisionals, nonprovisionals, continuations, continuations-in-part, divisionals, reissues, extensions, re-examinations, substitutions, and extensions thereof and the equivalents of any of the foregoing in any jurisdiction (“Patents”), (ii) trademarks, service marks, trade names, logos, slogans, trade dress, design rights, domain names and other similar designations of source or origin, whether or not registered and applications and registrations for, and all goodwill associated with, the foregoing (“Trademarks”), (iii) copyrights and applications and registrations for the foregoing (“Copyrights”) and (iv) trade secrets and confidential and proprietary know-how, inventions, processes, formulae, models, methodologies, specifications, including manufacturing information and processes, assays, engineering and other manuals and drawings, standard operating procedures, regulatory, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data and similar data and information, and (v) rights in software, database rights and industrial property rights.
Intervening Event. “Intervening Event” shall mean any event, occurrence, circumstance, change or effect that materially affects the business, assets or operations of the Company (other than any event, occurrence, circumstance, change or effect primarily resulting from a breach of this Agreement by the Company) occurring or arising after the date of this Agreement that was not known to the Board of Directors as of the date of this Agreement, which event, occurrence, circumstance, change or effect becomes known to the Board of Directors prior to the Effective Time, other than (a) changes in the Company Common Stock price, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event), (b) any Acquisition Proposal or (c) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings
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or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute an Intervening Event).
IRS. “IRS” shall mean the U.S. Internal Revenue Service.
knowledge. “knowledge” with respect to an Entity shall mean, with respect to any matter in question, the actual knowledge of such Entity’s executive officers (and where such Entity is the Company, including the executive officers set forth on Section A of the Company Disclosure Schedule) after reasonable inquiry by such executive officer.
    Key Employee. “Key Employee” shall mean an employee within the commercial department of any Acquired Corporation at a level of Director (including Regional Business Director) or above.

    Leases. “Leases” is defined in Section 3.7(b) of the Agreement.
Leased Real Property. “Leased Real Property” is defined in Section 3.7(b) of the Agreement.
Legal Proceeding. “Legal Proceeding” shall mean any judicial, administrative or arbitral action, suit, claim, charge, audit, complaint, claim, charge, examination, litigation, arbitration, proceeding (public or private, including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, review, inquiry or investigation commenced, brought, conducted or heard by or before any Governmental Body.
Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, common law, code, edict, decree, order, rule, regulation, ruling, guidance or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq or another stock exchange), including specifically all approval, reporting, and cGMP standards (or similar standards or guidelines) of the FDCA, the Public Health Service Act and other applicable Governmental Bodies and compendial guidelines (e.g., United States Pharmacopeia or European Pharmacopeia), the Drug Supply Chain Security Act, Antitrust Laws, as well as Export Control Laws, the Foreign Corrupt Practices Act and other Anti-Corruption Laws, in each case to the extent applicable to the products and performance obligations under this Agreement.
Material Adverse Effect. “Material Adverse Effect” shall mean any event, occurrence, circumstance, change or effect which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the ability of the Company to consummate the Transactions on or before the End Date or (b) the business, assets, condition (financial or otherwise) or results of operations of the Acquired Corporations, taken as a whole; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect: (i) any change in the market price or trading volume of the Company’s stock or change in the Company’s credit ratings; provided that the underlying causes of any such change
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may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (ii) any event, occurrence, circumstance, change or effect resulting from the announcement, pendency or performance of the Transactions (other than for purposes of any representation or warranty contained in Section 3.21); (iii) any event, occurrence, circumstance, change or effect generally affecting the industries in which the Acquired Corporations operate or in the economy generally or other general business, financial or market conditions; (iv) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to general changes in the financial, credit, banking, securities or capital markets in the United States or any other country or region in the world in which the Acquired Corporations operate (including any disruption thereof and any decline in the price of any market index) and including general changes or developments in or relating to currency exchange or interest rates; (v) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any political or social conditions (or changes in such conditions) in the United States or any other country or region in the world in which the Acquired Corporations operate, act of terrorism, war, national or international calamity, natural disaster, acts of god, pandemic (including COVID-19) or any other similar event, or any escalation or worsening of any of the foregoing, or any action taken by any Governmental Body in response to any of the foregoing; (vi) the failure of the Company to meet internal or analysts’ expectations or projections; provided that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (vii) any adverse effect arising from any action taken by the Company at the written direction or written request of Parent or any action required to be taken by the Company pursuant to this Agreement; (viii) any event, occurrence, circumstance, change or effect resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates; (ix) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change or proposed change in, or any compliance with or action taken for the purpose of complying with any change or proposed change in, any Legal Requirement or GAAP (or interpretations of any Legal Requirement or GAAP); or (x) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Body affecting a national or federal government as a whole; provided that any event, occurrence, circumstance, change or effect referred to in the foregoing clauses (iii), (iv), (v), (ix) and (x) may be taken into account in determining whether there is, or would be reasonably expected to be, a Material Adverse Effect to the extent such event, occurrence, circumstance, change or effect disproportionately affects the Acquired Corporations relative to other participants in the industries in which the Acquired Corporations operate, but only to the extent of any such incremental disproportionate effect of such event, occurrence, circumstance, change or effect on the Acquired Corporations.
Material Contract. “Material Contract” is defined in Section 3.9(a) of the Agreement.
Maximum Amount. “Maximum Amount” is defined in Section 6.6(b) of the Agreement.
Merger. “Merger” is defined in Recital (A) to the Agreement.
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Merger Consideration. “Merger Consideration” is defined in Section 1.3(a)(iii) of the Agreement.
Merger Sub. “Merger Sub” is defined in the preamble to the Agreement.
Merger Sub Sole Stockholder Approval. “Merger Sub Sole Stockholder Approval” is defined in Recital (C) to the Agreement.
Nasdaq. “Nasdaq” shall mean The Nasdaq Global Market.
NLRB. “NLRB” is defined in Section 3.16(a) of the Agreement.
OFAC. “OFAC” shall mean the Office of Foreign Assets Control within the U.S. Department of the Treasury.
Parent. “Parent” is defined in the preamble to the Agreement.
Parent 401(k) Plan. “Parent 401(k) Plan” is defined in Section 6.3 of the Agreement.
Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any event, occurrence, circumstance, change or effect which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to timely perform its obligations under this Agreement or to timely consummate the Transactions.
Parent Party. “Parent Party” is defined in Section 8.3(e) of the Agreement.
Parent Termination Fee. “Parent Termination Fee” is defined in Section 8.3(d) of the Agreement.
Parties. “Parties” shall mean Parent, Merger Sub, and the Company.
Patents. “Patents” is defined in the definition of Intellectual Property Rights.
Payment Fund. “Payment Fund” is defined in Section 1.4(a) of the Agreement.
Payoff Amount. “Payoff Amount” is defined in Section 6.5(k) of the Agreement.
Payoff Letters. “Payoff Letters” is defined in Section 6.5(k) of the Agreement.
Permit. “Permit” shall mean any permit, license, authority, registration, concession, grant, franchise, certificate, accreditation, clearance, consent, approval, identification numbers exemption, waiver, filing or other authorization issued or required by any Governmental Body under any applicable Legal Requirement.
Permitted Encumbrance. “Permitted Encumbrance” shall mean (a) any Encumbrance for Taxes that are not due and payable or the validity of which is being contested in good faith by appropriate proceedings and, in each case, for which a reserve has been established in
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accordance with GAAP, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business under any Contract to which the relevant Party is a party pursuant to the terms of such Contract (or under general principles of commercial or government contract law) for amounts not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and, in each case, for which a reserve has been established in accordance with GAAP (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business), (c) any interest or title of a lessor under any Lease (other than capital leases) incurred or suffered in the ordinary course of business which, as to the relevant Acquired Corporation, does not, individually or in the aggregate, materially impair the value or use of the real property subject to such Lease, (d) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, (e) licenses of or other grants of rights to use or obligations with respect to Intellectual Property Rights in the ordinary course of business and (f) in the case of real property, (1) Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location or (2) zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property which are not violated by the current use or occupancy of such real property in any material respect.
Person. “Person” shall mean any individual, Entity or Governmental Body.
Personal Information. “Personal Information” shall mean any information or data that constitutes “personal data,” “personal information,” or any comparable term otherwise regulated with respect to the Processing thereof, under any Data Privacy Laws.
Pharmakon Warrants. “Pharmakon Warrants” shall mean the warrants to purchase Company Common Stock issued by the Company on November 18, 2021.
Pre-Closing Period. “Pre-Closing Period” is defined in Section 5.1 of the Agreement.
Pre-Funded Warrants. “Pre-Funded Warrants” shall mean the warrants to purchase Company Common Stock issued by the Company on May 10, 2024.
Privacy Requirements. “Privacy Requirements” shall mean all (i) Data Privacy Laws, (ii) internal and external privacy policies, programs and procedures, (iii) contractual obligations and (iv) applicable industry or nongovernmental regulatory body rules, regulations and standards, in each case of the foregoing (i)-(iv), to the extent relating to (x) data privacy, cybersecurity or the privacy of individuals or (y) the Processing of any Personal Information or other sensitive, regulated or confidential data by or on behalf of any Person.
Process. “Process” shall mean, as to any data or information, to collect, use, disclose, transfer, transmit, disseminate, store, retain, manage, control, host, dispose of, process, analyze, or otherwise handle. “Processing” shall have a correlative meaning.
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Processing Entities. “Processing Entities” is defined in Section 3.8(i) of the Agreement.
Proxy Statement. “Proxy Statement” is defined in Section 3.4(g) of the Agreement.
Registered IP. “Registered IP” shall mean all Patents, Trademarks and Copyrights that are registered or issued under the authority of any Governmental Body, and all applications for any of the foregoing.
Regulatory Permit. “Regulatory Permit” shall mean any and all licenses, permits, certifications, authorizations, approvals, registrations and enrollments required for the operation of the business of the Acquired Corporations that are issued or enforced by a Governmental Body with applicable jurisdiction, including investigational new drug applications (as defined in 21 C.F.R. § 312.20 et seq.), new drug applications (as defined in 21 C.F.R. § 314.50), supplemental new drug applications (as defined in 21 C.F.R. § 314.70), establishment registrations (as defined in 21 C.F.R. § 207), and product listings (as defined in 21 C.F.R. § 207), all supplements or amendments thereto, and all comparable Governmental Authorizations.
Release. “Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment.
Representatives. “Representatives” shall mean officers, directors, employees, attorneys, accountants, auditors, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.
Required Information. “Required Information” shall mean all financial statements of the Company and its subsidiaries that are necessary to satisfy the condition set forth in paragraph 2 of Exhibit C to the Debt Commitment Letter.
Restricted Terms. “Restricted Terms” is defined in Section 6.5(b) of the Agreement.
Rights Agent. “Rights Agent” is defined in Recital (E) to the Agreement.
Sanctioned Country. “Sanctioned Country” shall mean any country or region that is (or the government of which is) or has been since April 24, 2019, the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Syria, Venezuela and the Crimea, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic” regions of Ukraine).
Sanctioned Person. “Sanctioned Person” shall mean any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons, the UK Sanctions List, and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.
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Sanctions Laws. “Sanctions Laws” shall mean all U.S. and non-U.S. Legal Requirements relating to economic or financial sanctions, restrictions, requirements, or trade embargoes, or restrictive measures enacted, imposed, administered, or enforced including the Legal Requirements administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union and any member state thereof, His Majesty’s Treasury of the UK, or other relevant sanctions authority.
Sarbanes-Oxley Act. “Sarbanes-Oxley Act” is defined in Section 3.4(a) of the Agreement.
SEC. “SEC” shall mean the United States Securities and Exchange Commission.
Securities Act. “Securities Act” shall mean the Securities Act of 1933.
Shares. “Shares” is defined in Section 1.3(a)(i) of the Agreement.
Solvent. “Solvent” is defined in Section 4.8 of the Agreement.
Specified Agreement. “Specified Agreement” is defined in Section 8.1(e) of the Agreement.
Stockholder Litigation. “Stockholder Litigation” is defined in Section 6.7 of the Agreement.
Stockholder Meeting. “Stockholder Meeting” is defined in Section 5.3(a) of the Agreement.
Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.
Superior Offer. “Superior Offer” shall mean a bona fide, written Acquisition Proposal that the Board of Directors determines, in its good faith judgment, after consultation with outside legal counsel and its financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Board of Directors deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to proposals, if any, made by Parent pursuant to Section 6.1(b)(i)); provided that for purposes of the definition of “Superior Offer,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.
Surviving Corporation. “Surviving Corporation” is defined in Recital (A) to the Agreement.
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Takeover Laws. “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.
Tax. “Tax” shall mean any federal, state, local, or foreign or other tax (including any net income tax, gross income tax, franchise tax, capital gains tax, gross receipts tax, gross profits tax, branch profits tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, excise tax, estimated tax, alternative or minimum tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, service tax, property tax, business tax, withholding tax or payroll tax), impost, tariff, duty, levy, assessment, or other tax or charge in the nature of a tax, imposed, assessed or collected by or under the authority of any Governmental Body, together with any interest, penalties, or additions to tax with respect thereto.
Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, form, election, certificate or other document or information filed or required to be filed with any Governmental Body in connection with the determination, assessment, collection or payment of any Tax and any attachments or supplements thereto or amendments thereof.
Termination Fee. “Termination Fee” is defined in Section 8.3(b) of the Agreement.
Trade Control Laws. “Trade Control Laws” is defined in Section 3.13(a) of the Agreement.
Trademarks. “Trademarks” is defined in the definition of Intellectual Property Rights.
Transactions. “Transactions” shall mean (a) the execution and delivery of the Agreement and (b) all of the transactions contemplated by the Agreement and the CVR Agreement, including the Merger.
Treasury Regulations. “Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.
Unvested Company RSU. “Unvested Company RSU” is defined in Section 1.7(c).
Unvested Company RSU Consideration. “Unvested Company RSU Consideration” is defined in Section 1.7(c).
Voting Agreements. “Voting Agreements” is defined in Recital (D) to the Agreement.
Vested Company RSU. “Vested Company RSU” is defined in Section 1.7(b) of the Agreement.
Vested Company RSU Consideration. “Vested Company RSU Consideration” is defined in Section 1.7(b) of the Agreement.
WARN. “WARN” is defined in Section 3.16(p) of the Agreement.
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XHANCE. “XHANCE” is defined in Section 3.12(i) of the Agreement.
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ANNEX I

FORM OF CVR AGREEMENT
FORM OF CONTINGENT VALUE RIGHTS AGREEMENT
This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2025 (this "Agreement"), is entered into by and between Paratek Pharmaceuticals, Inc., a Delaware corporation ("Parent") and [●], a [●], as Rights Agent (as defined herein). Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Merger Agreement (as defined herein).

RECITALS
WHEREAS, Parent, Orca Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent ("Merger Sub"), and OptiNose, Inc., a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger, dated as of March 19, 2025 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the "Merger Agreement"), pursuant to which, among other things, Merger Sub shall merge with and into the Company (the "Merger"), with the Company continuing as the surviving corporation in the Merger, whereby (i) each issued and outstanding share of common stock of the Company, par value $0.001 per share ("Company Common Stock"), as of the Effective Time (other than Excluded Shares and Dissenting Shares) will be converted into the right to receive (A) $9.00 per share, in cash, without interest and (B) one contingent value right (a "CVR"), which shall represent, subject to the terms set forth in this Agreement, the right to receive the Milestone Payments (as defined below) (clauses (A) and (B), collectively, the "Merger Consideration"), and (ii) the Company shall continue as a wholly-owned subsidiary of Parent; and

WHEREAS, as an integral part of the consideration of the Merger, pursuant to and subject to the terms and conditions of the Merger Agreement, (i) holders of Company Common Stock (other than Excluded Shares and Dissenting Shares), including holders of Company Warrants, if exercised, (ii) holders of Company Options and (iii) holders of Company RSUs (any such holders described in (i)-(iii), the "Initial Holders") will become entitled to receive up to two contingent cash payments per CVR, such payments being contingent upon, and subject to, the achievement of the Milestones (as defined below) prior to the earlier of the Milestone 1 Deadline Date or the Milestone 2 Deadline Date, as applicable, and the Termination (as defined below), subject to and in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties agree, for the equal and proportionate benefit of all Holders (as defined herein), as follows:

Article I DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions

As used in this Agreement, the following terms will have the following meanings:
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"Accounting Firm" means an independent public accounting firm of nationally recognized standing selected by the Rights Agent and reasonably acceptable to Parent.
"Accounting Standard" means, with respect to a Person, U.S. GAAP or IFRS, as such Person uses from time to time, as consistently applied.

"Acting Holders" means, at the time of determination, Holders of not less than forty percent (40%) of the then outstanding CVRs as set forth in the CVR Register.

"Agreement" has the meaning set forth in the preamble hereto.

"Assignee" has the meaning set forth in Section 7.3.

"Audit Report" has the meaning set forth in Section 4.6(a).

"Calendar Year" means each respective period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

"Carve-Out Transaction" means any transaction (including a sale or other disposition of assets, merger or consolidation, sale of equity interests or exclusive licensing transaction) pursuant to which all or substantially all of the rights to the CVR Product in the United States are sold, exclusively licensed or otherwise transferred, directly or indirectly, to, or acquired by, directly or indirectly, a Person other than Parent or any of its Subsidiaries. For clarification, any (a) Change of Control or (b) transactions with any third party service provider (e.g., contract manufacturers), in each case, shall not constitute a Carve-Out Transaction.

"Change of Control" means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving Parent in which Parent is not the surviving entity, or (c) any other transaction involving Parent in which Parent is the surviving or continuing entity but in which the stockholders of Parent immediately prior to such transaction (as stockholders of Parent) own less than fifty percent (50%) of Parent's voting power immediately after the transaction.

"Commercially Reasonable Efforts" means, with respect to the achievement of the Milestones, a level of effort and expenditure of resources, in good faith, to achieve such Milestones that is consistent with practices of a medical device or pharmaceutical company similar in size to, and with similar resources as, Parent for similar products with similar economic potential, taking into account, with respect to the CVR Product, all relevant factors including as applicable, actual and potential issues of safety, tolerability, efficacy, life cycle status, actual and projected costs related to the CVR Product, including costs related to intellectual property, manufacture, logistics, marketing, promotion, distribution and other commercialization activities with respect to the CVR Product, product profile, the competitive environment, including the competitiveness of other products in research, development or on the market, methods of distribution, proprietary position, strength, scope and duration of patent and other intellectual property protection and exclusivity (including regulatory exclusivity), the applicable regulatory environment, currently approved labeling or future updated labeling, present and future market and commercial potential, current and anticipated future pricing and reimbursement rates, current and expected profitability (including all related costs), any third
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party intellectual property and amounts paid or payable to licensors of patents or other intellectual property rights, and scientific, technical, legal and commercial factors.

"Company" has the meaning set forth in the Recitals hereto.

"Company Common Stock" has the meaning set forth in the Recitals hereto.

"Company Warrants" means, collectively, the 2022 Warrants and the Pre-Funded Warrants.

"CVR Product" means that certain drug-device combination product marketed by or on behalf of the Company as of the Effective Date under the name XHANCE (fluticasone propionate) for intranasal use, as such product may be modified from time to time. Notwithstanding anything to the contrary in this Agreement, in no event shall this Agreement, or any terms or conditions set forth herein, be construed to require any of the Selling Entities to research, develop or implement any such modifications to, or otherwise conduct research or development with respect to, the CVR Product.

"CVR Register" has the meaning set forth in Section 2.3(a)(A).

"CVR Shortfall" means, with respect to a Milestone Payment that is not paid on the due date therefor, the amount of such Milestone Payment, plus interest, at the "prime rate" as published in the Wall Street Journal (or any successor publication) or the maximum rate permitted by Law, whichever is lower, calculated from when the date when such Milestone Payment should have been paid (if Parent had given notice of achievement of the corresponding Milestone pursuant to the terms of this Agreement) to the date of actual payment.

"CVRs" means the contractual rights of Holders hereunder (granted to Initial Holders as part of the consideration of the Merger pursuant to the terms of the Merger Agreement, including Equity Award CVRs) to receive contingent cash payments on the terms and subject to the conditions of this Agreement and the Merger Agreement.

"Delaware Courts" has the meaning set forth in Section 7.6(a).

"Depositary" means [Computershare Trust Company, N.A].

"DTC" means The Depository Trust Company or any successor thereto.

"Equity Award CVR" means a CVR received by an Initial Holder in respect of a Company Option or Company RSU, in either case, in accordance with the terms of the Merger Agreement.

"Event of Default" has the meaning in Section 6.1.

"Excluded Shares" means any Shares held immediately prior to the Effective Time by the Company (or held in the Company's treasury) or by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent or the Company.

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"Funds" has the meaning set forth in Section 2.6.

"Holder" means a Person in whose name a CVR is registered in the CVR Register as of the applicable date and time of determination.

"IFRS" means the International Financial Reporting Standards.

"Initial Holders" has the meaning set forth in the Recitals hereto.

"Merger" has the meaning set forth in the Recitals hereto.
"Merger Agreement" has the meaning set forth in the Recitals hereto.

"Merger Consideration" has the meaning set forth in the Recitals hereto.

"Merger Sub" has the meaning set forth in the Recitals hereto.

"Milestone" means Milestone 1 or Milestone 2, as applicable.

"Milestone 1" means the first time during the Milestone 1 Period that Net Sales in the United States in any Calendar Year equals or exceeds $150,000,000.

"Milestone 1 Deadline Date" means December 31, 2028.

"Milestone 1 Payment" means an amount equal to $1.00 per CVR, payable in cash, without interest thereon and subject to reduction for any applicable withholding taxes in respect thereof; provided, with respect to a Company Participating Out-of-the-Money Option, such Milestone 1 Payment shall be reduced (including to $0) by the amount, if any, by which the exercise price per share of such Company Participating Out-of-the-Money Option exceeded the Cash Consideration.

"Milestone 2" means the first time during the Milestone 2 Period that Net Sales in the United States in any Calendar Year equals or exceeds $225,000,000.

"Milestone 2 Deadline Date" means December 31, 2029.

"Milestone 2 Payment" means an amount equal to $4.00 per CVR, payable in cash, without interest thereon and subject to reduction for any applicable withholding taxes in respect thereof; provided, with respect to a Company Participating Out-of-the-Money Option, such Milestone 2 Payment shall be reduced by the amount, if any, by which the exercise price per share of such Company Participating Out-of-the-Money Option exceeded the sum of the Cash Consideration and to the extent paid pursuant to the terms of this Agreement, the Milestone 1 Payment.

"Milestone Deadline Date" means (a) in the case of Milestone 1, the Milestone 1 Deadline Date and (b) in the case of Milestone 2, the Milestone 2 Deadline Date.

"Milestone Notice" has the meaning set forth in Section 2.4(a).

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"Milestone Payment" means (a) with respect to Milestone 1, the Milestone 1 Payment and (b) with respect to Milestone 2, the Milestone 2 Payment.

"Milestone Payment Amount" means, for a given Holder, with respect to any achievement of any Milestone during the applicable Milestone Period for such Milestone, the product of (a) the applicable Milestone Payment for such Milestone and (b) the number of CVRs with respect to such Milestone held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Notice for such Milestone.

"Milestone Payment Date" has the meaning set forth in Section 2.4(a).

"Milestone Period" means (a) with respect to Milestone 1, the period commencing on the date hereof and ending on the Milestone 1 Deadline Date (the "Milestone 1 Period") and (b) with respect to Milestone 2, the period commencing on the date hereof and ending on the Milestone 2 Deadline Date (the "Milestone 2 Period").

"Net Sales" means the gross amount invoiced by or on behalf of any Selling Entity for the CVR Product that such Persons sell to third parties, which third parties shall include distributors and end-users, less the following deductions to the extent included in the gross invoiced sales price of the CVR Product, or otherwise directly paid or incurred by a Selling Entity with respect to sale of a CVR Product, in each case, as determined in accordance with the applicable Selling Entity's usual and customary accounting methods consistent with the treatment of other branded prescription products sold or licensed by such Selling Entity (if any), which shall be in accordance with the Accounting Standard:

1. Customary trade and quantity discounts, including prompt payment discounts, actually allowed and properly taken with respect to sales of the CVR Product;

2. credits, allowances, discounts, rebates and chargebacks taken by reason of defects, recalls, returns, rebates or allowances of goods, or because of retroactive price reductions, adjustments or billing errors with respect to the CVR Product;

3. chargebacks or rebates (or the equivalent thereof) paid on sale of the CVR Product, including such payments mandated by programs of Governmental Bodies or paid to medical healthcare organizations, to group purchasing organizations or trade customers;

4. tariffs, duties, excise, sales, use, value-added and other taxes (other than taxes based on net income) and charges of Governmental Bodies;

5. invoiced amounts previously included in Net Sales that are written off as uncollectible; provided that if such amounts are thereafter paid, the corresponding amount shall be added to the Net Sales for the period during which it is paid;

6. discounts provided pursuant to patient financial assistance or discount programs, and coupon discounts (excluding free product pursuant to indigent patient or similar programs);

7. transportation, freight, postage, importation, shipping insurance and other handling expenses;
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8. that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 or similar sales-based taxes or fees adopted in the future, in each case, to the extent reasonably allocable to sales of the CVR Product;

9. the portion of administrative and other similar fees paid during the relevant time period to group purchasing organizations, managed care entities, pharmaceutical benefit managers, Medicare Prescription Drug Plans and other similar types of organizations and networks participating in the distribution and/or sale of the CVR Product;

10. rebates and similar payments made with respect to sales paid for by any Governmental Body or managed care organizations such as, by way of illustration and not in limitation of the parties' rights or obligations hereunder, Federal or state Medicaid, Medicare, Coverage Gap, Inflation Reduction Act (IRA) penalties or similar state or federal program in the United States or equivalent governmental program in any other country;

11. amounts paid or credited to wholesalers for services related to the sales of the CVR Product; and

12. required distribution commissions and fees (including fees related to services provided pursuant to distribution service agreements with wholesalers, fee-for-service wholesaler fees and inventory management fees) payable to any third party providing distribution services to the Company.

If a single item falls into more than one of the categories set forth above, such item may not be deducted more than once.

Notwithstanding the foregoing, in the case of (i) the sale of any CVR Product between or among Selling Entities for subsequent resale to a third party on an arm's length basis, Net Sales will be calculated as above using only the gross amount invoiced by or on behalf of the applicable Selling Entity to such third party for such arm's length sale (and not the sale between or among such Selling Entities), and (ii) any sale or other disposal of the CVR Product for non-cash consideration (other than with respect to CVR Product supplied expressly for sampling purposes, which shall not be included in Net Sales, and other than with respect to a sale or disposal of the CVR Product between or among the Selling Entities for subsequent resale which shall be governed by clause (i)), then the gross amount to be included in the calculation of Net Sales shall be the fair market value of any non-cash consideration received.

"Net Sales Statement" means a written statement of Parent, certified by the Chief Financial Officer of Parent, setting forth with reasonable detail for each applicable Calendar Year: (a) a calculation of cumulative Net Sales of the CVR Product in the United States for such Calendar Year and (b) a calculation of the Permitted Deductions for such Net Sales recorded during such Calendar Year; provided that (x) the first Net Sales Statement shall only reflect the foregoing (a) and (b) for the period beginning on January 1 of the first full Calendar Year following Closing and ending on December 31 of such Calendar Year (y) the last Net Sales Statement shall only reflect the foregoing (a) and (b) for the period beginning on January 1 of the
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year in which the earlier of the following occurs: (i) the Milestone 2 Deadline Date and (ii) the date on which the Milestone 2 is achieved.

"Officer's Certificate" means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

"Parent" has the meaning set forth in the preamble hereto.

"Permitted CVR Transfer" means: a transfer of CVRs (a) by will or intestacy upon death of a Holder; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the settlor; (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger of the Holder) or if effectuated without consideration in connection with the dissolution, liquidation or termination of any Holder that is a corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner, and if applicable, through an intermediary; (f) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended); or (g) as provided in Section 2.7.

"Review Request Period" has the meaning set forth in Section 4.6(a).

"Rights Agent" means the Rights Agent named in the preamble of this Agreement, until a successor Rights Agent is appointed pursuant to the applicable provisions of this Agreement, and thereafter "Rights Agent" will mean such successor Rights Agent.

"Selling Entity" means (a) Parent, the Company, and their respective Subsidiaries (provided that such Subsidiary is participating in invoicing and selling of CVR Product); (b) any Person to which any license or other similar rights in or to the CVR Product are licensed, sublicensed, assigned or transferred by Parent, the Company, or their respective Subsidiaries (but for clarity, not distributors acting in the capacity of a distributor); and (c) any successor or assign of any Person described in clauses (a) or (b).

"Termination" has the meaning set forth in Section 7.9.

"U.S. GAAP" means United States generally accepted accounting principles.

Section 1.2 Rules of Construction
For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; words denoting any gender shall include all genders. Except as otherwise indicated, all references in this Agreement to "Sections" or "Exhibits" are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement and references to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if." All references to "$" or dollar shall be deemed references to United States dollars and all calculations of a number of
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dollars shall be rounded to the nearest whole number of cents, as applicable, with 0.5 rounded up to the next whole cent, as applicable (aggregating all payments to be made to any Person prior to such rounding). "U.S." or "United States" means the United States of America. The words "hereof," "herein," "herewith" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation." As used in this Agreement, (i) "either," "or," "neither," "nor" and "any" shall not be exclusive and (ii) "any" means "any and all." The word "will" shall be construed to have the same meaning and effect as the word "shall." The words "writing," "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Any reference to any Person shall be construed to include such Person's successors and assigns. The words "ordinary course of business" and "ordinary course" shall mean the ordinary course of business consistent with past practice. All references to days or months shall be deemed references to calendar days or months unless otherwise specified herein, and if the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a day that is not a Business Day, the time period for giving such notice or taking such action shall be extended through the next Business Day following the original expiration date of such. Any reference to (i) any Governmental Body includes any successor to that Governmental Body; and (ii) any applicable Legal Requirement refers to such applicable Legal Requirement as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, include any rule and regulation promulgated under such statute) and references to any section of any applicable Legal Requirement includes any successor to such section (provided that, for purposes of any representation and warranty in this Agreement that is made as of a specific date, references to any Legal Requirement shall be deemed to refer to such Legal Requirement, as amended, and to any rule or regulation promulgated thereunder, in each case, as of such date). The underlined headings (which, for clarity, do not include the underlined definitions in Section 1.1) contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. When calculating the period of time before which, within which or following which any action is to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and the ending date shall be included. The phrases "made available" and "delivered," when used in reference to any documents or information made available to Parent or any of their respective Representatives prior to the execution of this Agreement, shall be deemed to mean (i) uploaded to, and accessible to Parent or any of their respective Representatives in, the online data rooms hosted on behalf of the Company at www.datasite.com under the name "Meridian VDR " in complete and unredacted form at least 24 hours prior to the execution and delivery of this Agreement or (ii) provided via email by the Company or its Representatives to Parent or their respective Representatives in complete and unredacted form at least 24 hours prior to the execution and delivery of this Agreement. The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

Article II CONTINGENT VALUE RIGHTS

Section 2.1 CVRs

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Each CVR represents the contractual right of a Holder (granted to each Initial Holder as part of the consideration of the Merger pursuant to the terms of the Merger Agreement) to receive the Milestone Payments pursuant to, and subject to the terms and conditions of, this Agreement.

Section 2.2 Non-transferable

The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted CVR Transfer; the foregoing restrictions shall apply notwithstanding that certain of the CVRs will be held through DTC. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address

(a) The CVRs will not be evidenced by a certificate or other instrument.

(A) The Rights Agent will create and maintain a register (the "CVR Register") for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs in book-entry position and Permitted CVR Transfers thereof. The CVR Register shall set forth (x) with respect to holders of Company Common Stock that hold such shares in book-entry form through DTC immediately prior to the Effective Time, one position for Cede & Co. (as nominee of DTC) representing all such shares of Company Common Stock that were converted into the right to receive the Merger Consideration as a consequence of the Merger in accordance with the terms of the Merger Agreement, and (y) with respect to (A) holders of shares of Company Common Stock that hold such shares in certificated form immediately prior to the Effective Time that were converted into the right to receive the Merger Consideration as a consequence of the Merger in accordance with the terms of the Merger Agreement, upon delivery to the Depositary by each such holder of the applicable stock certificates, together with a validly executed letter of transmittal and such other customary documents as may be reasonably requested by the Depositary, in accordance with the Merger Agreement, (B) holders of shares of Company Common Stock who hold such shares in book-entry form through the Company's transfer agent immediately prior to the Effective Time, and (C) holders of Company Warrants, holders of Company Options and holders of Company RSUs, in each case of clauses (A), (B) and (C), the applicable number of CVRs to which each such holder is entitled pursuant to the Merger Agreement (other than, in the case of the foregoing clauses (x), (y)(A) and (y)(B), those who have perfected their appraisal rights in accordance with Section 262 of the DGCL). The CVR Register will be updated as necessary by the Rights Agent to reflect the addition or removal of Holders (pursuant to any Permitted CVR Transfers), upon the written receipt of such information by the Rights Agent.

(b) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer, in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder's attorney duly authorized in writing, the Holder's personal representative duly authorized in writing, or the Holder's survivor (with written
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documentation evidencing such Person's status as the Holder's survivor), and setting forth in reasonable detail the circumstances relating to the requested transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. As a condition of such transfer, Parent and the Rights Agent may require a transferring Holder or its transferee to pay to the applicable Governmental Body any transfer, stamp or other similar Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of such applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All CVRs duly transferred in accordance with Section 2.2 that are registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

(c) A Holder may make a written request to the Rights Agent to change such Holder's address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures; Notices

(a) If any Milestone is achieved during the Milestone Period for such Milestone and before the Termination, then (i) on or prior to the date that is sixty (60) days following the last day of such Calendar Year in which such Milestone is achieved (such date, the "Milestone Payment Date"), Parent shall deliver to the Rights Agent (x) a written notice indicating that such Milestone has been achieved (the "Milestone Notice") and an Officer's Certificate certifying that the Holders are entitled to receive the applicable Milestone Payment and (y) any letter of instruction reasonably requested by the Rights Agent and (ii) Parent shall deliver to the Rights Agent the payment required by Section 4.2. If both Milestones are achieved in the same Calendar Year, then the Milestone Payment Amounts for both Milestones shall be paid simultaneously.

(b) The Rights Agent will promptly, and in any event within ten (10) Business Days after receipt of a Milestone Notice as well as any letter of instruction reasonably requested by the Rights Agent, send each Holder at its registered address a copy of such Milestone Notice and pay the applicable Milestone Payment Amount to each Holder (other than a Holder of an Equity Award CVR) (i) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the date of such Milestone Notice or (ii) with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of such Milestone Notice, by wire transfer of immediately available funds to the account specified on such instruction. Parent, the Surviving Corporation or their Affiliate will pay, to the extent necessary, through an applicable payroll system, the applicable Milestone Payment Amount to each Holder of an Equity Award CVR within ten (10) Business Days after receipt of such Milestone Notice, subject to Section 2.4(c) of this Agreement.
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(c) Parent and its Affiliates and the Rights Agent shall be entitled to deduct and withhold from any Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under applicable Legal Requirement; provided that with respect to Initial Holders who received Equity Award CVRs, any such withholding may be made, or caused to be made, by Parent through the Surviving Corporation's or its Affiliates' payroll system or any successor payroll system. To the extent any amounts are so deducted and withheld and properly remitted to the appropriate Governmental Body in accordance with applicable Legal Requirement, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Other than with respect to any amounts treated as compensatory payments, the Parent and Rights Agent shall use commercially reasonable efforts to cooperate to reduce or eliminate any amounts that would otherwise be deducted or withheld, including by using commercially reasonable efforts to provide each Holder the opportunity to provide IRS Form W-9 or W-8, as applicable, or any other reasonable appropriate forms or information prior to the payment of the Milestone Payment to such Holders. The Rights Agent shall promptly and timely remit, or cause to be remitted, any amounts it withholds in respect of Taxes to the appropriate Governmental Body.

(d) Each Milestone Payment Amount payable to a Holder of an Equity Award CVR is intended to constitute payments within the "short-term deferral" period following the lapse of a "substantial risk of forfeiture" (as such terms are defined for purposes of Section 409A of the Code) or shall otherwise be paid in compliance with or under an alternative exemption from Section 409A of the Code. Without limiting the foregoing, the parties intend that each Equity Award CVR is exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance therewith. None of the parties to this Agreement nor any of their employees, directors or representatives shall have any liability to a Holder or transferee or other Person in respect of Section 409A of the Code.

(e) Any portion of any Milestone Payment Amount that remains undistributed six (6) months after the date of the delivery of the applicable Milestone Notice will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of such Milestone Payment Amount, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Legal Requirement.

(f) None of Parent, any of its Affiliates or the Rights Agent will be liable to any Person in respect of any Milestone Payment Amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement. If, despite efforts by the Rights Agent to deliver a Milestone Payment Amount to the applicable Holder pursuant to the Rights Agent's customary unclaimed funds procedures, such Milestone Payment Amount has not been paid prior to the six (6) year anniversary of such Milestone Payment Date (or immediately prior to such earlier date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Body), such Milestone Payment Amount will, to the extent permitted by applicable Legal Requirement, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty,
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cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent's willful or intentional misconduct, bad faith or gross negligence.

(g) The Rights Agent shall be responsible for information reporting required under applicable Legal Requirement with respect to the CVRs, including reporting any Milestone Payments (other than Milestone Payments with respect to Equity Award CVRs) hereunder on Internal Revenue Service Form 1099-B or other applicable form. Parent shall use commercially reasonable efforts to cooperate with the Rights Agent to provide any information reasonably necessary for the Rights Agent to carry out its obligations in this Section 2.4(g).

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or any of its Affiliates
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(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs will not represent any equity or ownership interest in Parent, any constituent corporation party to the Merger Agreement or any of their respective Affiliates or Subsidiaries.

(c) Neither Parent nor its directors and officers will be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement or the CVRs.

Section 2.6 Holding of Funds

All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of its services hereunder (the "Funds") shall be held by the Rights Agent as agent for Parent and deposited in one or more segregated bank accounts to be maintained by the Rights Agent in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody's (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall keep funds received by it under this Agreement separate on its books and records so that such deposits can be subsequently identified on an individual basis and any such funds shall not be invested by the Rights Agent and shall not be used for any purpose not expressly provided for this Agreement or the Merger Agreement. The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this Section 2.6, including any losses resulting from a default by any bank or financial institution; provided that in the event the Funds are diminished below the level required for the Rights Agent to make any Milestone Payment Amount (to the extent remaining due) to Holders that are not Holders of Equity Award CVRs, as required under this Agreement, including any such diminishment as a result of investment losses, Parent shall promptly pay additional cash to the Rights Agent in an amount equal to the deficiency in the amount required to make such payments.

Section 2.7 Ability to Abandon CVR
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A Holder may at any time, at such Holder's option, abandon all of such Holder's remaining rights in a CVR by transferring such CVR to Parent without consideration therefor, which a Holder may effect via delivery of a written abandonment notice to Parent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article V and Section 7.3 hereunder or entitled to further Milestone Payments for purposes of this Agreement.

Section 2.8 Tax Treatment

For all U.S. federal and applicable state and local Tax purposes, except as otherwise required by Legal Requirement after the date hereof, including to the extent any Milestone Payment Amount is required to be treated as imputed interest pursuant to Section 483 of the Code, the parties hereto agree to treat (a) any Milestone Payment Amounts (other than such amounts paid with respect to an Equity Award CVR) received with respect to Company Common Stock pursuant to the Merger Agreement as additional consideration for or in respect of such Company Common Stock and (b) any Milestone Payment Amount paid in respect of each Equity Award CVRs that was received in respect of Company Options or Company RSUs, and not the receipt of such Equity Award CVR, as wages in the year in which the applicable Milestone Payment Amount is paid. To the extent required by applicable Legal Requirements, Parent and/or the Rights Agent, as applicable, shall report imputed interest pursuant to Section 483 of the Code on the Milestone Payment Amounts received with respect to Company Common Stock.
Article III THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities
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(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful or intentional misconduct, bad faith or gross negligence.

(b) The Acting Holders may direct the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder. The Rights Agent shall be under no obligation to institute any action, suit or proceeding, or to take any other action likely to result in the incurrence of material expenses by the Rights Agent unless the Acting Holders (on behalf of the Holders) shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred, but this provision shall not affect the power of the Rights Agent to take such action as the Rights Agent may consider proper, whether with or without any such security or indemnity. All rights of action of any or all Holders under this Agreement may be enforced by the Rights Agent, and any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as the Rights Agent and any recovery in connection therewith shall be for the proportionate benefit of all the Holders, as their respective rights or interests may appear.
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(c) Prior to the occurrence of an Event of Default, and after the curing or waiving of all such Events of Default which may have occurred, the Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its fraud, gross negligence, bad faith or willful or intentional misconduct (including willful breach). If an Event of Default has occurred (which has not been cured or waived), the Rights Agent shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a reasonably prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

Section 3.2 Certain Rights of the Rights Agent

The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer's Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful or intentional misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

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(g) the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h) Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent's duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent's willful or intentional misconduct, bad faith or gross negligence;

(i) Parent agrees (i) to pay the reasonable and documented out-of-pocket fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof and (ii) to reimburse the Rights Agent for all Taxes and governmental charges (other than Taxes imposed on or measured by the Rights Agent's income and franchise or similar Taxes imposed on it (in lieu of income Taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable, documented and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; notwithstanding the foregoing, Parent shall have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel, in each case in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders except in the case of any suit enforcing the provisions of Section 2.4(a) or Section 3.2(h); and

(j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

Section 3.3 Resignation and Removal; Appointment of Successor
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(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed.

(i) Parent has the right to remove the Rights Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.
(ii) The Acting Holders shall have the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect. Notice of such
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removal will be given by the Acting Holders to the Rights Agent and Parent, which notice will be sent at least sixty (60) days prior to the date so specified.
(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a)(i) or becomes incapable of acting, Parent will as soon as is reasonably possible, appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. If the Rights Agent is removed pursuant to Section 3.3(a)(ii), the Acting Holders, will as soon as is reasonably possible appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank subject to Parent's approval (whose approval shall not be unreasonably withheld, conditioned or delayed). The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent; provided that failure to give any notice provided for in this Section 3.3(c), shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be, in each case, in accordance with this Section 3.3.

(d) The Rights Agent will cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

Section 3.4 Acceptance of Appointment by Successor

Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.
Article IV COVENANTS

Section 4.1 List of Holders

(a) Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company's transfer agent (or other agent performing similar services for the Company with respect to the shares of Company Common Stock, or, in the case of holders of Company Warrants, Company Options or Company RSUs, from the Company, the
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names and addresses of the Initial Holders of CVRs within thirty (30) Business Days after the Effective Time and such other information as the Rights Agent may reasonably determine to be necessary to carry out its obligations under this Agreement. Upon written request from the Rights Agent, Parent will furnish or cause to be furnished to the Rights Agent, within ten (10) Business Days after receipt by Parent of any such written request, a list of the names and the addresses of the Holders as of a date not more than ten (10) Business Days prior to the time such list is furnished.

(b) Within five (5) Business Days after receipt by the Rights Agent of a written request by any three (3) or more Holders stating such Holders' desire to communicate with other Holders with respect to their rights under this Agreement, and accompanied by a form of proxy or other communication which the requesting Holders propose to transmit, the Rights Agent shall elect to either (i) deliver to such requesting Holders all information in the possession or control of the Rights Agent as to the names and addresses of all Holders, or (ii) inform such requesting Holders of the approximate number of Holders and the approximate cost of mailing to all Holders the form of proxy or other communication, if any, specified in such written request. In the event the Rights Agent elects to provide the information specified in Section 4.1(b)(ii), the Rights Agent shall, upon the written request of the requesting Holders, mail or otherwise transmit to all Holders copies of the applicable form of proxy or other communication within ten (10) Business Days after the requesting Holders have provided to the Rights Agent the material to be mailed and payment, or provision for the payment, of the reasonable expenses of such mailing.

Section 4.2 Payment of Milestone Payment Amounts

If a Milestone has been achieved during the Milestone Period for such Milestone prior to the Termination, Parent shall, on or prior to the Milestone Payment Date, (i) deposit with the Rights Agent, for payment to the Holders who are not Holders of Equity Award CVRs, in accordance with Section 2.4, the aggregate amount necessary to pay the applicable Milestone Payment Amount to each Holder who is not a Holder of an Equity Award CVR and (ii) deposit with Parent, the Surviving Corporation, or their Affiliates, for payment to the Holders of Equity Award CVRs, in accordance with Section 2.4, the aggregate amount necessary to pay the applicable Milestone Payment Amount to each Holder of an Equity Award CVR. Each of Milestone Payment 1 and Milestone Payment 2 shall only be paid one time, if at all, subject to the achievement of the applicable Milestone during the applicable Milestone Period for such Milestone prior to the Termination, and the maximum aggregate potential amount payable under this Agreement shall be $5.00 per CVR, payable in cash, without interest thereon and subject to reduction for any applicable withholding taxes in respect thereof as further described herein. For clarity, if a Milestone has not been achieved during the applicable Milestone Period, then Parent will not be required to make any payment to the Rights Agent or the Holders pursuant to this Agreement in respect of such Milestone.

Section 4.3 Efforts
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(a) Parent shall use Commercially Reasonable Efforts to achieve Milestone 1 and Milestone 2, with such efforts to be measured based on the facts and circumstances at the time such efforts are expended. Notwithstanding anything to the contrary herein, (i) except as expressly set forth in this Section 4.3, the Selling Entities shall have no obligations under this
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Agreement to research, develop, manufacture or commercialize the CVR Product, (ii) the use of Commercially Reasonable Efforts does not guarantee that the Selling Entities will achieve either Milestone by a specific date or at all and (iii) failure to achieve the Milestone Payments may be consistent with the use of Commercially Reasonable Efforts.

(b) For purposes of determining whether or not Parent is complying with its obligations under Section 4.3(a), Parent may meet its obligations to use its Commercially Reasonable Efforts to achieve Milestone 1 and Milestone 2, in whole or in part, through the efforts of its Affiliates (including the Company) or one or more other Selling Entities or any of its or their authorized or permitted licensees, sublicensees, assignees (including Assignees) or transferees (whether by a Change of Control, Carve-Out Transaction or otherwise).

Section 4.4 Books and Records

Parent shall, and shall cause its Subsidiaries (including the Surviving Corporation) to, keep true, complete and accurate records in sufficient detail to enable the Holders (through their professional advisors in accordance with, and subject to, Section 4.6) to determine the amounts payable for the two (2) most recently completed Calendar Years (including books and record in sufficient detail to enable the calculation of Net Sales for the two (2) most recently completed Calendar Years).

Section 4.5 Net Sales Statements

Within sixty (60) days after the end of each Calendar Year during the Milestone Periods, Parent shall deliver to the Rights Agent a Net Sales Statement for such Calendar Year. Within ten (10) days of receiving a request from a Holder for a copy of a Net Sales Statement, the Rights Agent shall provide a copy of any Net Sales Statement(s) it has received from Parent pursuant to the preceding sentence in this Section 4.5 to such requesting Holder, at no cost to the Holder.

Section 4.6 Audits

(a) In the event that the Rights Agent or the Acting Holders reasonably believe that a Milestone Payment should have been paid with respect to a particular Calendar Year, upon the written request of the Rights Agent or the Acting Holders within sixty (60) days of the delivery of any Net Sales Statement (each period, a "Review Request Period"), Parent shall permit, and shall cause its Affiliates to permit, the Accounting Firm to have access at reasonable times during normal business hours, to Parent's and its Subsidiaries' (including the Surviving Corporation's) books and records solely to the extent necessary to verify the accuracy of the applicable Net Sales Statements for the two (2) most recently completed Calendar Years to determine whether the applicable Milestone Payment should have been made in respect of such Calendar Years and the figures underlying the calculations set forth therein. Parent shall, and shall cause its Subsidiaries (including the Surviving Corporation), to reasonably cooperate with each such audit. The Accounting Firm shall prepare a report based on each such audit (any such report, an "Audit Report"), a copy of which shall be sent or otherwise provided to the Rights Agent, the Acting Holders and Parent at the same time and such report shall state only its findings during such inspection as whether the applicable Milestone Payment should have been made in accordance with Section 4.2. The opinion of the Accounting Firm provided in an Audit Report shall be final, conclusive and binding on Parent, the Holders and the Rights Agent, shall
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be nonappealable and shall not be subject to further review, other than in the case of fraud or manifest error. Parent and its Affiliates shall have the right to require the Accounting Firm to enter into a confidentiality agreement reasonably acceptable to Parent and its Affiliates prior to any such audit and any such audit shall be conducted in a manner that does not interfere unreasonably with the operations of Parent's and its applicable Affiliates' businesses and shall be completed as soon as reasonably practicable. For clarity, the Rights Agent and the Acting Holders shall only have access to (i) Audit Reports and (ii) Net Sales Statements provided by Parent in accordance with Section 4.5 and no other information, books or records of Parent, any of its Affiliates or any Selling Entities, unless otherwise expressly set forth herein or in the Merger Agreement.

(b) The fees charged by the Accounting Firm shall be borne by the Rights Agent unless the Accounting Firm determines that a Milestone Payment should have been, and was not, made in accordance with Section 4.2 in which case such fees shall be borne by Parent. The Accounting Firm shall act only as an expert and not as an arbitrator and shall be charged to come to a final determination solely with respect to those specific items in such Net Sales Statement that the parties disagree on and submit to it for resolution. All other items in the Net Sales Statement that the parties do not submit, prior to the end of the Review Request Period, to the Accounting Firm for resolution shall be deemed to be agreed by the parties and the Accounting Firm shall not be charged with calculating or validating those agreed upon items.

(c) If an Audit Report concludes that either the Milestone 1 Payment or the Milestone 2 Payment was properly due in accordance with Section 4.2 and was not paid to the Holders, Parent shall pay to the Rights Agent (for further distribution to the Holders) or to each Holder the CVR Shortfall within sixty (60) days of the date the Accounting Firm delivers to Parent and the Rights Agent the Audit Report. Notwithstanding anything to the contrary herein, payment of the CVR Shortall by Parent to Rights Agent or Holders shall be Rights Agent's and Holders' sole and exclusive remedy in the event of any failure by Parent to make a Milestone Payment when properly due in accordance with Section 4.2. In the event Holders are entitled to any amount pursuant to this Section 4.6(c) and such payments are made after March 15 of the calendar year immediately following the last day of the applicable Net Sales Statement, the parties intend that such payments remain exempt from Section 409A of the Code as "short-term deferrals" pursuant to Treasury Regulation Section 1.409A-1(b)(4) because payment before such March 15 was administratively impracticable and such administrative impracticability was unforeseeable as of the date hereof, as contemplated by Treasury Regulatory Section 1.409A-1(b)(4)(ii).

Section 4.7 Non-Use of Name

Neither the Rights Agent nor the Holders shall use the name, trademark, trade name, corporate name, logo or other similar designation of source or origin of Parent, its Affiliates, or their respective employees or representatives, in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of Parent, except if and to the extent that the Rights Agent or any Holder is required to make any public disclosure or filing regarding the subject matter of this Agreement by applicable Legal Requirement.
Section 4.8 Change of Control; Carve-Out Transactions

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In the event that Parent or any of its Subsidiaries (including the Surviving Corporation) desires to consummate a Carve-Out Transaction prior to the payment of the Milestone Payment Amounts in accordance with this Agreement and before the Termination, Parent will cause the Person acquiring the rights to the CVR Product to either (a) assume Parent's obligations, duties and covenants under this Agreement pursuant to a written acknowledgement executed and delivered to the Rights Agent or (b) provide the information to Parent necessary for Parent to comply with its obligations under this Agreement. If a Carve-Out Transaction is consummated with a Person and such Person does not assume all of Parent's obligations, duties and covenants hereunder, Parent shall retain all such obligations, duties and covenants hereunder and shall remain liable for the performance by the Person acquiring the rights to the CVR Product of all obligations of Parent hereunder assumed by such Person; provided that any Net Sales of such Person who acquired the CVR Product during the applicable Milestone Period shall be included in the Net Sales calculation for such Milestone Period pursuant to this Agreement. Prior to or promptly following the consummation of any Carve-Out Transaction, as applicable, Parent will deliver to the Rights Agent an Officer's Certificate, stating that such Carve-Out Transaction complies with clause (a) of this Section 4.8 and that all conditions precedent herein relating to such transaction have been satisfied; provided, no Officer's Certificate shall be required if compliance with clause (a) occurs by operation of law. Subject to the two preceding sentences, upon the consummation of a Carve-Out Transaction in accordance with this Section 4.8, as applicable, neither Parent nor any of its Affiliates (including the Surviving Corporation), shall have any further liability or obligation with respect to any Milestone Payment, and Parent and its Affiliates (including the Surviving Corporation) shall be fully relieved from any such obligations. Except as expressly set forth in (i) this Section 4.8 with respect to a Carve-Out Transaction and (ii) Section 7.3 with respect to a Change of Control, this Agreement shall not restrict Parent's or its Affiliates' ability to merge or consolidate with, or sell, issue, license or dispose of its stock or other equity interests or assets to, any other Person, or spin-off or split-off.

Article V AMENDMENTS

Section 5.1 Amendments without Consent of Holders

(a) Without the consent of any Holders or the Rights Agent, Parent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 7.3;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders other than in de minimis respects;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders other than in de minimis respects;
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(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities laws outside of the United States; provided that, in each case, such provisions do not change Milestone 1 or Milestone 2, the Milestone 1 Deadline Date or the Milestone 2 Deadline Date or the Milestone Payment Amounts;

(v) to cancel CVRs in the event that any Holder has abandoned its rights to such CVRs in accordance with Section 2.7;

(vi) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Section 3.3 and Section 3.4;

(vii) as may be necessary to ensure that Parent complies with applicable Legal Requirement; provided that in each case, such amendments shall not adversely affect the interests of the Holders other than in de minimis respects; or

(viii) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders other than in de minimis respects.

(b) Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs in the event any Holder agrees to renounce such Holder's rights under this Agreement in accordance with Section 7.4.

(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth the terms of such amendment.

Section 5.2 Amendments with Consent of Holders

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders or the Rights Agent), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Holders of a majority of the then outstanding CVRs as set forth in the CVR Register:

(i) modify in a manner adverse to the Holders (A) any provision contained herein with respect to the termination of this Agreement or the CVRs, (B) the time for,
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and amount of, any payment to be made to the Holders pursuant to this Agreement, or (C) the definition of Milestone 1 or the definition of Milestone 2;

(ii) reduce the number of CVRs (other than any CVR abandoned pursuant to Section 2.7); or

(iii) modify any provision of this Section 5.2, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CVR affected thereby.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments

In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent's own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments
Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.
Article VI EVENT OF DEFAULT
Section 6.1 Event of Default
An "Event of Default" with respect to the CVRs, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Body):
(a) default in the payment by Parent pursuant to the terms of this Agreement of all or any part of the Milestone Payment Amount after a period of thirty (30) days after the Milestone Payment Amount shall become due and payable under this Agreement; provided that, to the extent Parent timely makes any required Milestone Payment following the provisions set forth in Section 4.6, Parent shall not be deemed in default of its payment obligations with respect to such Milestone Payment; or
(b) material default in the performance, or breach in any material respect, of any covenant or warranty of Parent hereunder (other than a default in whose performance or whose breach is elsewhere in this Section 6.1 specifically dealt with), and continuance of such default or breach for a period of sixty (60) days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a "Notice of
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Default" hereunder and is sent by registered or certified mail to Parent by the Rights Agent or to Parent and the Rights Agent by the Acting Holders.

If an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, (i) the Rights Agent, by notice in writing to Parent or (ii) the Rights Agent upon the written request of the Acting Holders, by notice in writing to Parent (and to the Rights Agent if given by the Acting Holders), may, in their discretion and at their own expense, commence a legal proceeding to protect the rights of the Holders, including to obtain damages or payment for any amounts then due and payable. Notwithstanding anything herein to the contrary, damages directly resulting from, and in the event of, an Event of Default shall be the sole and exclusive remedy of any and all Holders for any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement or the CVRs, or the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby.

Section 6.2 Enforcement
If an Event of Default has occurred, has not been waived and is continuing, the Rights Agent may in its discretion proceed to protect and enforce the rights vested in it by this Agreement by commencing a legal proceeding in accordance with Section 7.6.

Section 6.3 Limitation on Suits by Holders

Subject to the last sentence of this Section 6.3, no Holder of any CVR shall have any right under this Agreement to commence proceedings under or with respect to this Agreement, including in the case of an Event of Default, and no individual Holder or other group of Holders, nor the Rights Agent on behalf thereof, will be entitled to exercise such rights, and such rights may only be exercised by the Acting Holders subject to Section 6.4 and satisfaction of the following conditions: (i) the Acting Holders previously shall have given to the Rights Agent written notice of default, (ii) the Acting Holders shall have made written request upon the Rights Agent to commence such proceeding in its own name as Rights Agent hereunder and shall have offered to the Rights Agent such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and (iii) the Rights Agent for fifteen (15) days after its receipt of such notice, request and offer of indemnity shall have failed to commence any such proceeding and no direction inconsistent with such written request shall have been given to the Rights Agent pursuant to Section 6.4. Notwithstanding any other provision in this Agreement, the right of any Holder of any CVR to receive payment of the amounts that a Milestone Notice indicates are payable in respect of such CVR on or after the applicable due date, or to commence legal proceedings for the enforcement of any such payment on or after such due date, shall not be impaired or affected without the consent of such Holder.

Section 6.4 Control by Acting Holders

Subject to the last sentence of this Section 6.4, the Acting Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Rights Agent, or exercising any power conferred on the Rights Agent by this Agreement; provided that such direction shall be in accordance with Legal Requirements and the provisions of this Agreement; provided, further, that (subject to the provisions of Section 3.1) the Rights
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Agent shall have the right to decline to follow any such direction if the Rights Agent, being advised by its own counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Rights Agent (acting in good faith through its board of directors, the executive committee, or a committee of directors of the Rights Agent) shall determine that the action or proceedings so directed would involve the Rights Agent in personal liability or if the Rights Agent in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders not joining in the giving of said direction. Nothing in this Agreement shall impair the right of the Rights Agent in its discretion to take any action deemed proper by the Rights Agent and which is not inconsistent with such direction or directions by the Acting Holders.

Article VII OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1 Notices

Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), by courier or express delivery service or (c) if emailed, upon confirmation of transmission (provided no bounce-back or similar message of non-delivery is received by such sender with respect thereto); provided that in each case the notice or other communication is sent to the physical address or email address, as applicable, set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other party):

If to the Rights Agent, to it at: [●]

With a copy (which shall not constitute notice) to: [●] Attention: [●] Telephone: [●] Email: [●]

If to Parent, to it at: Paratek Pharmaceuticals, Inc. 1000 First Avenue, Suite 200 King of Prussia, PA 19406 Attention: Jonathan Light
Email: [**]

With a copy (which shall not constitute notice) to: Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 Attention: Dohyun Kim
Email: [**]

The Rights Agent or Parent may specify a different address or email address by giving notice in accordance with this Section 7.1.

Section 7.2 Notice to Holders

Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder's address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure
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to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to the other Holders.

Section 7.3 Parent Successors and Assigns

Parent may assign any or all of its rights, interests and obligations hereunder: (a) in its sole discretion and without the consent of any other party in connection with (i) a Change of Control or (ii) a Carve-Out Transaction in accordance with Section 4.8; (b) in its sole discretion and without the consent of any other party, to any Affiliate of Parent or (c) otherwise with the prior written consent of the Acting Holders, any other Person (any permitted assignee under clause (a), (b) or (c), an "Assignee"); provided that, in the case of clauses (a) or (b), Parent shall also transfer (whether by license, assignment or otherwise) the CVR Product in the United States to any such Assignee. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent, as applicable, pursuant to the prior sentence. In connection with any assignment to an Assignee pursuant to this Section 7.3 (other than in connection with a Carve-Out Transaction in accordance with Section 4.8), Parent shall remain liable for the performance by each Assignee of all obligations of Parent hereunder to the extent such Assignee does not perform under this Agreement, with such Assignee substituted for Parent under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of Parent's successors and each Assignee. Each of Parent's successors and Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent. The Rights Agent may not assign this Agreement without Parent's prior written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 7.3 shall be void and of no effect.

Section 7.4 Benefits of Agreement

Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent's successors and Assignees, the Holders and the Holders' successors and assigns pursuant to a Permitted CVR Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted CVR Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder's successor or assign pursuant to a Permitted CVR Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights (provided that the foregoing shall not limit the ability of an individual Holder to seek a payment due from the applicable party pursuant to Section 4.2 solely to the extent such payment amount has been finally determined in accordance with this Agreement and has not been paid within the period contemplated by this Agreement). Reasonable expenditures incurred by such Holders in connection with any enforcement action hereunder may be deducted from any damages or settlement obtained prior to the distribution of
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any remainder to Holders generally. Holders acting pursuant to this provision on behalf of all Holders shall have no liability to the other Holders for such actions.

Section 7.5 Enforcement of Rights of Holders

Any actions seeking enforcement of the rights of Holders hereunder may be brought either by the Rights Agent or the Acting Holders.

Section 7.6 Governing Law; Jurisdiction; Waiver of Jury Trial
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(a) This Agreement, including all matters of construction, validity and performance and any action or proceeding (whether in contract, tort or otherwise) arising out of this Agreement or any other agreements contemplated hereby shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware, regardless of the Legal Requirements that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement: (i) each of the Rights Agent, Parent and Parent's successors and Assignees irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the "Delaware Courts"); and (ii) each of the parties hereto irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 7.1. Each of the parties hereto irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in the Delaware Courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (D) waives, to the fullest extent permitted by Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party's rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 7.6(b).

Section 7.7 Severability

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Any term or provision of this Agreement that is held invalid or unenforceable by any court of competent jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 7.8 Counterparts and Signature.

This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, each of which shall be deemed and original but all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

Section 7.9 Termination

This Agreement will be terminated and of no force or effect, the parties hereto will have no liability or obligations hereunder (other than with respect to monies due and owing by Parent to the Rights Agent in respect of the Rights Agents' services hereunder and any services to be performed by the Rights Agent under Section 2.4(g) hereof), and no payments will be required to be made, upon the earliest to occur of (such time, the "Termination") (a) the failure to achieve Milestone 2 prior to the Milestone 2 Deadline Date, (b) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register the full amount of all potential Milestone Payment Amounts (if any) required to be paid under the terms of this Agreement and (c) the delivery of a written notice of termination duly executed by Parent and the Acting Holders. The right of any Holder to receive any Milestone Payment with respect to a Milestone, and any covenants and obligations of Parent (other than pursuant to Section 2.4(d)), shall be irrevocably terminated and extinguished if (x) Milestone 1 is not achieved before the Milestone 1 Deadline Date or the Termination, whichever is earlier, subject to the rights in Section 4.6 with respect to Milestone 1 and (y) Milestone 2 is not achieved before the Milestone 2 Deadline Date or the Termination, whichever is earlier, subject to the rights in Section 4.6 with respect to Milestone 2. Notwithstanding the foregoing, no termination shall affect any rights or obligations accrued prior to the effective date of such termination (including any liability in respect of any breach of this Agreement prior to such termination) or Sections 7.4, 7.6, 7.7, 7.8, 7.10, 7.12 or this Section 7.9, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

Section 7.10 Entire Agreement

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This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) constitute the entire agreement and understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties, with respect to the subject matter hereof and thereof.

Section 7.11 Legal Holiday

In the event that a Milestone Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any actions required to be taken (including any payment required to be made) in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Milestone Payment Date.

Section 7.12 Confidentiality

The Rights Agent and Parent agree that all books, records, information and data pertaining to the business of the other party, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other Person, except as may be required by a valid order of a Governmental Body of competent jurisdiction or as otherwise required by Legal Requirement.

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

PARATEK PHARMACEUTICALS, INC.
By: ________________________________ Name: Title:

[RIGHTS AGENT]
By: ________________________________ Name: Title:

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ANNEX II

FORM OF
CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION
FIFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
OPTINOSE, INC. [●], 2025
First: The name of the Corporation is OptiNose, Inc. (the “Corporation”).
Second: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington DE, 19808, New Castle County. The Corporation’s Registered Agent at such address is the Corporation Service Company.
Third: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).
Fourth: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, each having a par value of one penny ($0.01) per share.
Fifth: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation (the “Bylaws”).
(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws. Election of directors need not be by written ballot unless the Bylaws so provide.
(4) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended after the effective date of this Fifth Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended, without any further action by the Corporation. Any amendment, repeal or modification of this Article SIXTH by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a director or officer at the time of such amendment, repeal or modification.

(5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Fifth Amended and Restated Certificate of Incorporation, and any
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Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted, amended or repealed.
Sixth: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.
Seventh: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Fifth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[Remainder of Page Intentionally Blank]

31

ANNEX III

FORM OF BYLAWS OF THE SURVIVING CORPORATION
SECOND AMENDED AND RESTATED
BYLAWS
OF
OPTINOSE, INC.
a Delaware corporation
Effective [●], 2025

TABLE OF CONTENTS
Page
ARTICLE I OFFICES
Section 1. Registered Office. 1
Section 2. Other Offices. 1
ARTICLE II MEETINGS OF STOCKHOLDERS
Section 1. Place of Meetings. 1
Section 2. Annual Meetings. 2
Section 3. Special Meetings. 2
Section 4. Notice. 2
Section 5. Adjournments and Postponements. 3
Section 6. Quorum.. 4
Section 7. Voting. 4
Section 8. Proxies. 5
Section 9. Consent of Stockholders in Lieu of Meeting. 6
Section 10. List of Stockholders Entitled to Vote. 8
Section 11. Record Date. 8
Section 12. Stock Ledger 10
Section 13. Conduct of Meetings. 10
Section 14. Inspectors of Election. 11
ARTICLE III DIRECTORS
Section 1. Number and Election of Directors. 12
Section 2. Vacancies. 12
Section 3. Duties and Powers. 12
Section 4. Meetings. 13
Section 5. Organization. 13
Section 6. Resignations and Removals of Directors. 14
Section 7. Quorum.. 15
Section 8. Actions of the Board by Written Consent 15
Section 9. Meetings by Means of Conference Telephone. 16
Section 10. Committees. 16
Section 11. Subcommittees. 17
Section 12. Compensation. 18
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Section 13. Interested Directors. 18
ARTICLE IV OFFICERS
Section 1. General 19
Section 2. Election. 19
Section 3. Voting Securities Owned by the Corporation. 20
Section 4. Chairman of the Board of Directors. 20
Section 5. President 21
Section 6. Vice Presidents. 21
Section 7. Secretary. 22
Section 8. Treasurer 23
Section 9. Assistant Secretaries. 23
Section 10. Assistant Treasurers. 23
Section 11. Other Officers. 24
ARTICLE V STOCK
Section 1. Stock Certificates and Uncertificated Shares. 24
Section 2. Lost Certificates. 25
Section 3. Transfers. 25
Section 4. Dividend Record Date. 26
Section 5. Record Owners. 26
Section 6. Transfer and Registry Agents. 27
ARTICLE VI NOTICES
Section 1. Notices. 27
Section 2. Waivers of Notice. 28
ARTICLE VII GENERAL PROVISIONS
Section 1. Dividends. 29
Section 2. Disbursements. 29
Section 3. Fiscal Year 29
Section 4. Corporate Seal 30
ARTICLE VIII INDEMNIFICATION
Section 1. Authorization of Indemnification and Contractual Rights. 30
Section 2. Avista Directors. 32
Section 3. Right of Indemnitee to Bring Action Against the Corporation. 33
Section 4. Non-exclusivity. 34
Section 5. Survival of Indemnification. 34
Section 6. Insurance. 35
Section 7. Business Combinations. 36
Section 8. Savings Clause. 36
ARTICLE IX FORUM FOR ADJUDICATION OF CERTAIN DISPUTES
Section 1. Forum for Adjudication of Certain Disputes. 37
ARTICLE X AMENDMENTS
Section 1. Amendments. 38
Section 2. Entire Board of Directors. 39

SECOND AMENDED AND RESTATED
BYLAWS
OF
OPTINOSE, INC.
33

(hereinafter called the “Corporation”)

ARTICLE I OFFICES
Section 1. Registered Office
. The registered office of the Corporation shall be 251 Little Falls Drive, Wilmington DE, 19808, New Castle County. The Corporation’s Registered Agent at such address shall be Corporation Service Company.
Section 2. Other Offices
. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine.
ARTICLE II MEETINGS OF STOCKHOLDERS
Section 1. Place of Meetings
. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication in the manner authorized by Section 211 of the General Corporation Law of the State of Delaware (the “DGCL”).
Section 2. Annual Meetings
. The annual meeting of the Corporation’s stockholders for the election of directors shall be held on such date and at such time as shall be designated from time to time by the Board of Directors. Any other proper business may be transacted at the annual meeting of the Corporation’s stockholders.
Section 3. Special Meetings
. Unless otherwise required by law or by the certificate of incorporation of the Corporation, as amended and restated from time to time (the “Certificate of Incorporation”), special meetings of stockholders, for any purpose or purposes, may be called by either (a) the Chairman of the Board of Directors, if there be one, or (b) the President, (c) any Vice President, if there be one, (d) the
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Secretary or (e) any Assistant Secretary, if there be one, and shall be called by any such officer at the request in writing of (i) the Board of Directors, (ii) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings or (iii) stockholders owning a majority of the capital stock of the Corporation issued and outstanding and entitled to vote on the matter for which such special meeting of stockholders is called. Such request shall state the purpose or purposes of the proposed meeting. At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).
Section 4. Notice
. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting, in the form of a writing or electronic transmission, shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at such meeting, if such date is different from the record date for determining stockholders entitled to notice of such meeting and, in the case of a special meeting of stockholders, the purpose or purposes for which the meeting is called. Unless otherwise required by law, notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining stockholders entitled to notice of such meeting.
Section 5. Adjournments and Postponements
. Any meeting of the stockholders may be adjourned or postponed from time to time by the chairman of such meeting or by the Board of Directors, without the need for approval thereof by stockholders to reconvene or convene, respectively at the same or some other place. Notice need not be given of any such adjourned or postponed meeting (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) if the time and place, if any, thereof, and the means of remote communications, if any, by which
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stockholders and proxy holders may be deemed to be present in person and vote at such adjourned or postponed meeting are announced at the meeting at which the adjournment is taken or, with respect to a postponed meeting, are (i) with respect to an adjourned meeting, (a) announced at the meeting at which the adjournment is taken, (b) displayed during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication, or (c) set forth in the notice of meeting given in accordance with Section 4 of this Article II, or (ii) with respect to a postponed meeting, are publicly announced. At the adjourned or postponed meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment or postponement is for more than thirty (30) days, notice of the adjourned or postponed meeting in accordance with the requirements of Section 4 of this Article II shall be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment or postponement, a new record date for stockholders entitled to vote is fixed for the adjourned or postponed meeting, the Board of Directors shall fix a new record date for notice of such adjourned or postponed meeting in accordance with Section 11 of this Article II, and shall give notice of the adjourned or postponed meeting to each stockholder of record entitled to vote at such adjourned or postponed meeting as of the record date fixed for notice of such adjourned or postponed meeting.
Section 6. Quorum
. Unless otherwise required by the DGCL, other applicable law or the Certificate of Incorporation, the holders of a majority of the Corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the
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power to adjourn the meeting from time to time, in the manner provided in Section 5 of this Article II, until a quorum shall be present or represented.
Section 7. Voting
. Unless otherwise required by law, the Certificate of Incorporation or these Second Amended and Restated Bylaws (these “Bylaws”), or permitted by the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, any question brought before any meeting of the stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the total number of votes of the Corporation’s capital stock present at the meeting in person or represented by proxy and entitled to vote on such question, voting as a single class. Unless otherwise provided in the Certificate of Incorporation, and subject to Section 11(a) of this Article II, each stockholder represented at a meeting of the stockholders shall be entitled to cast one (1) vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy as provided in Section 8 of this Article II. The Board of Directors, in its discretion, or the chairman of a meeting of the stockholders, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.
Section 8. Proxies
. Each stockholder entitled to vote at a meeting of the stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder as proxy, but no such proxy shall be voted upon after three (3) years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, the following shall constitute a valid means by which a stockholder may grant such authority:
(i) A stockholder, or such stockholder’s authorized officer, director, employee or agent, may execute a document (as defined in the DGCL) authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished
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in the manner permitted by the DGCL (including by electronic signature (as defined in the DGCL)) by the stockholder or such stockholder’s authorized officer, director, employee or agent.
(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such transmission must either set forth or be submitted with information from which it can be determined that the transmission was authorized by the stockholder. If it is determined that such transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information on which they relied.
(iii) The authorization of a person to act as proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL, provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the stockholder granting such authorization.
(1)Any copy, facsimile telecommunication or other reliable reproduction of the document (including any electronic transmission) authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original document for any and all purposes for which the original document could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original document.
Section 9. Consent of Stockholders in Lieu of Meeting
. Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth
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the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228(d) of the DGCL. A consent must be set forth in writing or in an electronic transmission. No consent shall be effective to take the corporate action referred to therein unless consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner required by this Section 9 of this Article II within sixty (60) days of the first (1st) date on which a consent is so delivered to the Corporation. Any person signing a consent may provide, whether through instruction to an agent or otherwise, that such a consent will be effective at a future time (including a time determined upon the happening of an event), no later than sixty (60) days after such instruction is given or such provision is made, if evidence of such instruction or provision is provided to the Corporation. If the person is not a stockholder of record when the consent is signed, the consent shall not be valid unless the person is a stockholder of record as of the record date for determining stockholders entitled to consent to the action. Unless otherwise provided, any such consent shall be revocable prior to its becoming effective. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing. Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall be given to those stockholders who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided above in this Section 9 of this Article II.

Section 10. List of Stockholders Entitled to Vote
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. The Corporation shall prepare, not later than the tenth (10th) day before each meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date. Such list shall be arranged in alphabetical order, and show the address of each stockholder and the number of shares registered in the name of each stockholder; provided, that the Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting date (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.
Section 11. Record Date
.
(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of the stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of the stockholders shall
40

be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix, as the record date for stockholders entitled to notice of such adjourned meeting, the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting in accordance with the foregoing provisions of this Section 11 of Article II.
(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with Section 228(d) of the DGCL. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.
Section 12. Stock Ledger
. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by Section 10 of this Article II or the books and records of the Corporation, or to vote in person or by proxy at any meeting of stockholders.
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As used herein, the stock ledger of the Corporation shall refer to one (1) or more records administered by or on behalf of the Corporation in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfer of stock of the Corporation are recorded in accordance with Section 224 of the DGCL.

Section 13. Conduct of Meetings
. The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of any meeting of the stockholders as it shall deem appropriate. Meetings of stockholders shall be presided over by the Chairman of the Board of Directors, if there shall be one, or in his or her absence, or if there shall not be a Chairman of the Board of Directors or in his or her absence, the President. The Board of Directors shall have the authority to appoint a temporary chairman to serve at any meeting of the stockholders if the Chairman of the Board of Directors or the President is unable to do so for any reason. Except to the extent inconsistent with any rules and regulations adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by stockholders.
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Section 14. Inspectors of Election
. In advance of any meeting of the stockholders, the Board of Directors, by resolution, the Chairman of the Board of Directors or the President shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of the stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall execute and deliver to the Corporation a certificate of the result of the vote taken and of such other facts as may be required by applicable law.
ARTICLE III DIRECTORS
Section 1. Number and Election of Directors
. The Board of Directors shall consist of not less than one (1) nor more than fifteen (15) members, each of whom shall be a natural person, the exact number of which shall initially be fixed by the Incorporator and thereafter from time to time by the Board of Directors. Except as provided in Section 2 of this Article III, directors shall be elected by a plurality of the votes cast at each annual meeting of stockholders and each director so elected shall hold office until the next annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the Certificate of Incorporation.
Section 2. Vacancies
. Unless otherwise required by law or the Certificate of Incorporation, vacancies on the Board of Directors or any committee thereof resulting from the death, resignation or removal of a director, or from an increase in the number of directors constituting the Board of Directors or such
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committee or otherwise, may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. The directors so chosen shall, in the case of the Board of Directors, hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal and, in the case of any committee of the Board of Directors, shall hold office until their successors are duly appointed by the Board of Directors or until their earlier death, resignation or removal.
Section 3. Duties and Powers
. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation except as may be otherwise provided in the DGCL, the Certificate of Incorporation or by these Bylaws.
Section 4. Meetings
. The Board of Directors and any committee thereof may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors or any committee thereof may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors or such committee, respectively. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, if there be one, the President, or by any director. Special meetings of any committee of the Board of Directors may be called by the chairman of such committee, if there be one, the President, or any director serving on such committee. Notice of any special meeting stating the place, date and hour of the meeting shall be given to each director (or, in the case of a committee, to each member of such committee) not less than twenty-four (24) hours before the date of the meeting, by telephone, or in the form of a writing or electronic transmission, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.
Section 5. Organization
. At each meeting of the Board of Directors or any committee thereof, the Chairman of the Board of Directors or the chairman of such committee, as the case may be, or, in his or her
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absence or if there be none, a director chosen by a majority of the directors present, shall act as chairman of such meeting. Except as provided below, the Secretary of the Corporation shall act as secretary at each meeting of the Board of Directors and of each committee thereof. In case the Secretary shall be absent from any meeting of the Board of Directors or of any committee thereof, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting. Notwithstanding the foregoing, the members of each committee of the Board of Directors may appoint any person to act as secretary of any meeting of such committee and the Secretary or any Assistant Secretary of the Corporation may, but need not if such committee so elects, serve in such capacity.
Section 6. Resignations and Removals of Directors
. Any director of the Corporation may resign from the Board of Directors or any committee thereof at any time, by giving notice in writing or by electronic transmission to the Chairman of the Board of Directors, if there be one, the President or the Secretary of the Corporation and, in the case of a committee, to the chairman of such committee, if there be one. Such resignation shall take effect when delivered or, if such resignation specifies a later effective time or an effective time, determined upon the happening of an event or events, in which case, such resignation takes effect upon such effective time. Unless otherwise specified in such resignation, the acceptance of such resignation shall not be necessary to make it effective. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire Board of Directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors. Any director serving on a committee of the Board of Directors may be removed from such committee at any time by the Board of Directors.
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Section 7. Quorum
. Except as otherwise required by law, or the Certificate of Incorporation or the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or a majority of the directors constituting such committee, as the case may be, shall constitute a quorum for the transaction of business and the vote of a majority of the directors or committee members, as applicable, present at any meeting at which there is a quorum shall be the act of the Board of Directors or such committee, as applicable. If a quorum shall not be present at any meeting of the Board of Directors or any committee thereof, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.
Section 8. Actions of the Board by Written Consent
. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, (i) any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and (ii) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. Any person, whether or not then a director, may provide, through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event) no later than sixty (60) days after such instruction is given or such provision is made and such consent shall be deemed to have been given at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.
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Section 9. Meetings by Means of Conference Telephone
. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, members of the Board of Directors of the Corporation, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 9 of Article III shall constitute presence in person at such meeting.
Section 10. Committees
. The Board of Directors may designate one (1) or more committees, each committee to consist of one or more of the directors of the Corporation. Each member of a committee must meet the requirements for membership, if any, imposed by applicable law and the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading. The Board of Directors may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. Subject to the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, in the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another qualified member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any such committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that no such committee shall have the power or authority to (i) approve, adopt, or recommend to the stockholders any action or matter (other than the election or removal
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of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend, or repeal any of these Bylaws. Each committee shall keep regular minutes and report to the Board of Directors when required. Notwithstanding anything to the contrary contained in this Article III, the resolution of the Board of Directors establishing any committee of the Board of Directors and/or the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in these Bylaws and, to the extent that there is any inconsistency between these Bylaws and any such resolution or charter, the terms of such resolution or charter shall be controlling.
Section 11. Subcommittees
. Unless otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating a committee, such committee may create one or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. Except for references to committees and members of committees in Section 10 of this Article III, every reference in these Bylaws to a committee of the Board of Directors or a member of a committee shall be deemed to include a reference to a subcommittee or member of a subcommittee.
Section 12. Compensation
. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary for service as director, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for service as committee members.
Section 13. Interested Directors
. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other
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organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes such contract or transaction.
ARTICLE IV OFFICERS
Section 1. General
. The officers of the Corporation shall be chosen by the Board of Directors and shall be a Chief Executive Officer and/or President, a Secretary and a Treasurer. The Board of Directors, in its discretion, also may choose a Chairman of the Board of Directors (who must be a director) and one (1) or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.
Section 2. Election
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. The Board of Directors, at its first (1st) meeting held after each annual meeting of stockholders (or action by written consent of stockholders in lieu of the annual meeting of stockholders), shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and each officer of the Corporation shall hold office until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.
Section 3. Voting Securities Owned by the Corporation
. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation or other entity in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.
Section 4. Chairman of the Board of Directors
. The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board of Directors shall be the Chief Executive Officer of the Corporation, unless the Board of Directors designates the President as the Chief Executive Officer, and, except where by law the signature of the President is required, the Chairman of the Board of Directors shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation which may be
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authorized by the Board of Directors. During the absence or disability of the President, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the President. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as may from time to time be assigned by these Bylaws or by the Board of Directors.
Section 5. President
. The President shall, subject to the oversight and control of the Board of Directors and, if there be one, the Chairman of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these Bylaws, the Board of Directors or the President. In the absence or disability of the Chairman of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders and, if the President is also a director, the Board of Directors. If there be no Chairman of the Board of Directors, or if the Board of Directors shall otherwise designate, the President shall be the Chief Executive Officer of the Corporation. The President shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these Bylaws or by the Board of Directors.
Section 6. Vice Presidents
. At the request of the President or in the President’s absence or in the event of the President’s inability or refusal to act (and if there be no Chairman of the Board of Directors), the Vice President, or the Vice Presidents if there are more than one (1) (in the order designated by the Board of Directors), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to
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time may prescribe. If there be no Chairman of the Board of Directors and no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.
Section 7. Secretary
. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board of Directors or the President, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest to the affixing by such officer’s signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.
Section 8. Treasurer
. The Treasurer shall have the custody of the Corporation’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the
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Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors or the President taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of the Treasurer and for the restoration to the Corporation, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Corporation.
Section 9. Assistant Secretaries
. Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one (1), or the Secretary, and in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.
Section 10. Assistant Treasurers
. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Corporation, in case of the Assistant Treasurer’s death, resignation, retirement or removal
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from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer’s possession or under the Assistant Treasurer’s control belonging to the Corporation.
Section 11. Other Officers
. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.
ARTICLE V STOCK
Section 1. Stock Certificates and Uncertificated Shares
. The shares of the Corporation may be represented by certificates or may be uncertificated. Each stockholder shall be entitled to have, in such form as shall be approved by the Board, a certificate or certificates signed by the Chair of the Board or the Vice Chair of the Board or the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary representing the number of shares of capital stock of the Corporation owned by such stockholder. Any or all of the signatures on any such certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon any such certificate shall have ceased to be such before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such officer, transfer agent or registrar had been such at the date of its issue. Absent a specific request for such a certificate by the registered owner or transferee thereof, all shares may be uncertificated upon the original issuance thereof by the Corporation or upon surrender of the certificate representing such shares to the Corporation or its transfer agent.
Section 2. Lost Certificates
. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen
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or destroyed. When authorizing such issuance of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate.
Section 3. Transfers
. Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; provided, however, that such surrender and endorsement or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. Every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.
Section 4. Dividend Record Date
. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed,
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the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 5. Record Owners
. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.
Section 6. Transfer and Registry Agents
. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.
ARTICLE VI NOTICES
Section 1. Notices
. Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, such notice may be given in writing directed to such director’s, committee member’s or stockholder’s mailing address (or by electronic transmission directed to such director’s, committee member’s or stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given if: (i) mailed, when the notice is deposited in the United States mail, postage prepaid, (ii) delivered by courier service, the earlier of when the notice is received or left at such director’s, committee member’s or stockholder’s address or (iii) given by electronic mail, when directed to such director’s, committee member’s or stockholder’s electronic mail address unless such director, committee member or stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the under applicable law, the Certificate of Incorporation or these Bylaws.
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Without limiting the manner by which notice otherwise may be given effectively to stockholders, but subject to Section 232(e) of the DGCL, any notice to stockholders given by the Corporation under applicable law, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. The Corporation may give notice by electronic mail in accordance with the first (1st) sentence of this Section 1 of this Article V without obtaining the consent required by the second sentence of this Section 1 of this Article V. Notice given by electronic transmission, as described above, shall be deemed given if: (a) by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (b) by a posting on an electronic network, together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (c) by any other form of electronic transmission, when directed to the stockholder. Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.
Section 2. Waivers of Notice
. Whenever any notice is required, by applicable law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to notice, or a waiver by electronic transmission by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting
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to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of stockholders or any regular or special meeting of the directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by law, the Certificate of Incorporation or these Bylaws.
ARTICLE VII GENERAL PROVISIONS
Section 1. Dividends
. Dividends upon the capital stock of the Corporation, subject to the requirements of the DGCL and the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting of the Board of Directors (or any action by written consent in lieu thereof in accordance with Section 8 of Article III hereof), and may be paid in cash, in property, or in shares of the Corporation’s capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.
Section 2. Disbursements
. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.
Section 3. Fiscal Year
. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.
Section 4. Corporate Seal
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. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
ARTICLE VIII INDEMNIFICATION
Section 1. Authorization of Indemnification and Contractual Rights
. Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise and whether by or in the right of the Corporation or otherwise (each, a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, trustee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be (and shall be deemed, as further set forth in this Section 1 of Article VIII below, to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor to the Corporation by merger or otherwise) to the fullest extent permitted by law, and subject to the conditions and (except as provided herein) procedures set forth in the DGCL, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the Corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, taxes or penalties under the Employee Retirement Income Security Act of 1974, as may be amended from time to time (“ERISA”) and any other penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee or his or her heirs, executors or
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administrators in connection therewith; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person (except for a suit or action pursuant to Section 3 of Article VIII hereof) only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Persons who are not directors or officers of the Corporation and are not so serving at the request of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The indemnification conferred in this Section 1 of Article VIII also shall include the right to be paid by the Corporation (and such successor) the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of a Proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 1 of Article VIII or otherwise; and provided further, that, such expenses incurred by other employees and agents may be so paid in advance upon such terms and conditions, if any, as the Board of Directors deems appropriate. The rights to indemnification and advance payment of expenses conferred upon any current or former director or officer of the Corporation pursuant to this Section 1 of Article VIII (whether by reason of the fact that such person is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, trustee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan) shall be contractual rights and shall vest when any such person becomes a director or officer of the Corporation.
Section 2. Avista Directors
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. The Corporation hereby acknowledges that the previously elected or appointed directors that are or were partners or employees of Avista (“Avista Directors”) have certain rights to indemnification, advancement of expenses and/or insurance provided by Avista and certain affiliates that, directly or indirectly, (i) are controlled by, (ii) control or (iii) are under common control with, Avista (collectively, the “Fund Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Avista Directors are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Avista Directors are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Avista Directors and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Section 2 of Article VIII and these Bylaws of the Corporation from time to time (or any other agreement between the Corporation and the Avista Directors), without regard to any rights the Avista Directors may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of the Avista Directors with respect to any claim for which the Avista Directors have sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Avista Directors against the Corporation. The Corporation and the Avista Directors agree that the Fund Indemnitors are express third-party beneficiaries of the terms of this Section 2 of Article VIII.
Section 3. Right of Indemnitee to Bring Action Against the Corporation
. If a claim under Section 1 or 2 of Article VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, or if a claim for advancement of expenses is not paid in full within thirty (30) days after the Corporation has
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received a statement or statements requesting such amounts have been advanced, the Indemnitee may at any time thereafter bring an action against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the Indemnitee shall be entitled to be paid also the expense of prosecuting such action. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the Indemnitee has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the Indemnitee for the amount claimed or is otherwise not entitled to indemnification under Section 1 of Article VIII, but the burden of proving such defense shall be on the Corporation. The failure of the Corporation (in the manner provided under the DGCL) to have made a determination prior to or after the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in DGCL Law shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. Unless otherwise specified in an agreement with the Indemnitee, an actual determination by the Corporation (in the manner provided under the DGCL) after the commencement of such action that the Indemnitee has not met such applicable standard of conduct shall not be a defense to the action, but shall create a presumption that the Indemnitee has not met the applicable standard of conduct.
Section 4. Non-exclusivity
. The rights to indemnification and advance payment of expenses provided by Section 1 or 2 of Article VIII hereof shall not be deemed exclusive of any other rights to which those seeking indemnification and advance payment of expenses may be entitled under the Certificate of Incorporation, these Bylaws or under any statute, agreement, vote of stockholder(s) or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office and, for the avoidance of doubt, nothing herein shall prohibit the Corporation from entering into separate agreements with its directors or
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officers regarding indemnification and advance payment of expenses; and no provision of these Bylaws is intended to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the DGCL upon the Corporation to furnish, or upon any court to award, such indemnification, or indemnification as otherwise authorized pursuant to the Delaware General Corporation Law or any other law now or hereafter in effect.
Section 5. Survival of Indemnification
. The indemnification and advance payment of expenses and rights thereto provided by, or granted pursuant to, Section 1 or 2 of Article VIII hereof shall continue as vested contractual rights even if such person ceases to be a director, officer, employee, partner or agent and shall inure to the benefit of the personal representatives, heirs, executors and administrators of such person. Any amendment, repeal, or modification of, or adoption of any provision inconsistent with, this Article VIII shall not adversely affect any right to indemnification or advance payment of expenses granted to any person pursuant thereto with respect to any act or omission of such person occurring prior to the time of such amendment, repeal, modification, or adoption (regardless of whether the Proceeding relating to such acts or omissions, or any Proceeding relating to such person’s rights to indemnification or to advance payment of expenses, is commenced before or after the time of such amendment, repeal, modification, or adoption), and any such amendment, repeal, modification, or adoption that would adversely affect such person’s rights to indemnification or advance payment of expenses hereunder shall be ineffective as to such person, except with respect to any threatened, pending, or completed Proceeding that relates to or arises from (and only to the extent such Proceeding relates to or arises from) any act or omission of such person occurring after the effective time of such amendment, repeal, modification, or adoption.

Section 6. Insurance
. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, trustee or agent of the Corporation, or is or was
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serving at the request of the Corporation as a director, officer, employee, trustee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.
Section 7. Business Combinations
. Unless the Board of Directors shall determine otherwise with reference to a particular merger or consolidation or other business combination, for purposes of this Article VIII, references to “the Corporation” shall include, in addition to the existing corporation, any constituent corporation (including any constituent of a constituent) absorbed in a merger or consolidation or other business combination which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers so that any person who is or was a director, officer, employee, trustee, partner (limited or general) or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, trustee, partner (limited or general) or agent of another corporation, or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
Section 8. Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each person entitled to indemnification or advancement of expenses under Section 1 or 2 of Article VIII as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, and any other penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification or advancement of
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expenses is available to such person pursuant to this Article VIII to the fullest extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the fullest extent permitted by applicable law.
ARTICLE IX FORUM FOR ADJUDICATION OF CERTAIN DISPUTES

Section 1. Forum for Adjudication of Certain Disputes. Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of the Corporation, (ii) action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the DGCL, the Corporation’s Certificate of Incorporation or these Bylaws (each, as in effect from time to time), or (iv) action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Failure to enforce the foregoing
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provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing, otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 1 of Article IX. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Section 1 of Article IX with respect to any current or future actions or claims.
ARTICLE X AMENDMENTS

Section 1. Amendments. These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the stockholders or by the Board of Directors; provided, however, that notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of a meeting of the stockholders or Board of Directors, as the case may be, called for the purpose of acting upon any proposed alteration, amendment, repeal or adoption of new Bylaws. All such alterations, amendments, repeals or adoptions of new Bylaws must be approved by either the holders of a majority of the outstanding capital stock entitled to vote thereon or by a majority of the entire Board of Directors then in office. Any amendment to these Bylaws adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Directors.
Section 2. Entire Board of Directors. As used in this Article X and in these Bylaws generally, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.
* * *
Adopted as of: [●], 2025

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ANNEX IV

EQUITY COMMITMENT LETTER
[See Attached]

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ANNEX V

DEBT COMMITMENT LETTER
[See Attached]

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